Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No Fee Required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: N/A
(2)	Aggregate number of securities to which the transaction applies: N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
(4)	Proposed maximum aggregate value of transaction: N/A
(5)	Total fee paid:
☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid: N/A
(2)	Form, Schedule or Registration Statement No.: N/A
(3)	Filing Party: N/A
(4)	Date Filed: N/A

April 3, 2018

Dear Fellow Shareholder:

On behalf of the Board of Directors, we cordially invite you to attend the Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. (the "Annual Meeting"), which will be held at our registered office of the Company located at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg on Tuesday, May 15, 2018, at 9:00 a.m. Central European Time. The accompanying materials provide further details regarding admission to the Annual Meeting as well as the business to be conducted at the meeting.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend in person. If you are a shareholder of record (that is, you hold your shares in your name as a holder of record with our transfer agent), you may authorize your proxy by the Internet, by telephone or by mail as described in the accompanying materials. If you hold your shares through a bank or broker, please follow the voting instructions you receive from your bank or broker. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Thank you for your support of and interest in Altisource Portfolio Solutions S.A.

Sincerely,

Timo Vättö Chairman of the Board of Directors	William B. Shepro Chief Executive Officer and Director

40, avenue Monterey, L-2163 Luxembourg, +352 2469 7900

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

PROXY STATEMENT

PAGE
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2018	3
ANNUAL MEETING OF SHAREHOLDERS	6
PROPOSAL ONE: ELECTION OF DIRECTORS	9
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	13
BOARD OF DIRECTORS COMPENSATION	21
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26
COMPENSATION DISCUSSION AND ANALYSIS	30
COMPENSATION COMMITTEE REPORT	52
EXECUTIVE COMPENSATION	53
PROPOSAL TWO: APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM AND CERTIFIED AUDITOR	68
REPORT OF THE AUDIT COMMITTEE	70
EXTERNAL AUDITOR FEES	71
PROPOSAL THREE: APPROVAL OF THE COMPANY'S 2017 STATUTORY ACCOUNTS	73
PROPOSAL FOUR: RECEIPT AND APPROVAL OF THE DIRECTORS' REPORTS FOR THE LUXEMBOURG STATUTORY ACCOUNTS AND RECEIPT OF THE SUPERVISORY AUDITOR'S REPORT FOR THE LUXEMBOURG ANNUAL ACCOUNTS	74
PROPOSAL FIVE: ALLOCATION OF THE RESULTS IN THE LUXEMBOURG ANNUAL ACCOUNTS	75
PROPOSAL SIX: DISCHARGE OF THE DIRECTORS AND THE SUPERVISORY AUDITOR	76
PROPOSAL SEVEN: RENEWAL OF OUR SHARE REPURCHASE PROGRAM	77
PROPOSAL EIGHT: APPROVAL OF CHANGES TO NON-MANAGEMENT DIRECTORS' COMPENSATION	78
PROPOSAL NINE: ADVISORY VOTE ON EXECUTIVE COMPENSATION ("SAY-ON-PAY")	79
BUSINESS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	80
SHAREHOLDER PROPOSALS AND ANNUAL REPORTS	82
OTHER MATTERS	83

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
40, avenue Monterey
L-2163 Luxembourg City
Grand Duchy of Luxembourg
R.C.S. Luxembourg B 72 391

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2018

NOTICE

Our Annual Meeting of Shareholders ("Annual Meeting") will be held:

Date:	Tuesday, May 15, 2018
Time:	9:00 a.m. Central European Time
Location:	Altisource Portfolio Solutions S.A. 40, avenue Monterey L-2163 Luxembourg City Grand Duchy of Luxembourg

PURPOSE

  •
  To elect six (6) Directors until the next annual meeting of shareholders or until their respective successors have been elected and qualified;

  •
  To approve the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2018 and the appointment of Atwell S.à r.l. to be our certified auditor (Réviseur d'Entreprises) for the same period;

  •
  To approve Altisource Portfolio Solutions S.A.'s unconsolidated annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (the "Luxembourg Annual Accounts") for the year ended December 31, 2017 and Altisource Portfolio Solutions S.A.'s consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") including a footnote reconciliation of equity and net income to International Financial Reporting Standards ("IFRS") (the "Consolidated Accounts" and, together with the Luxembourg Annual Accounts, the "Luxembourg Statutory Accounts") as of and for the year ended December 31, 2017;

  •
  To receive and approve the Directors' reports for the Luxembourg Statutory Accounts for the year ended December 31, 2017 and to receive the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts for the same period;

  •
  To allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2017;

  •
  To discharge each of the Directors of Altisource Portfolio Solutions S.A. for the performance of their mandates for the year ended December 31, 2017 and the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period;

  •
  To renew our share repurchase program such that Altisource Portfolio Solutions S.A. is authorized, for a period of five years from the date of the Annual Meeting, to repurchase up to twenty-five percent (25%) of the outstanding shares of its common stock (as of the close of business on the date of the Annual Meeting) at a minimum price of one dollar ($1.00) per share and a maximum price of five hundred dollars ($500.00) per share, with the maximum price to be adjusted for any stock splits and reverse stock splits;

  •
  To approve changes to non-management Directors' compensation;

  •
  To approve, on an advisory (non-binding) basis, the compensation of Altisource's named executive officers as disclosed in the proxy statement ("Say-on-Pay"); and

  •
  To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

PROCEDURES

  •
  Our Board of Directors has fixed March 21, 2018 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

  •
  Only shareholders as of the close of business on the record date will be able to vote at the Annual Meeting. In order to be admitted to the meeting, each shareholder will be asked to present proof of share ownership as of the record date and valid government-issued photo identification. If your shares are held in "street name" by a bank or broker, you will also need to obtain a "legal proxy" from the holder of record to vote at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance of the meeting pursuant to the instructions listed in the accompanying materials so that your vote will be counted if you are unable to attend the Annual Meeting.

  •
  The proxy statement for our Annual Meeting and our annual report to shareholders on Form 10-K for the year ended December 31, 2017 are available on our website under Investor Relations-Financial Information at http://ir.altisource.com/financials.cfm. In accordance with Securities and Exchange Commission ("SEC") rules, you may also access our proxy statement and annual report at http://www.proxyvote.com, a website that does not identify or track visitors to the site, by entering the Control Number found on your Notice and Access Card, your proxy card or your email notification, as applicable, in the space provided.

  •
  Although Luxembourg law does not require a quorum for the conduct of business at the Annual Meeting, in accordance with the requirements of the NASDAQ listing standards, we have established that the presence at the Annual Meeting of holders of at least thirty-three and one-third percent (33 1/3%) of our issued and outstanding shares of common stock able to be voted, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

  •
  The Luxembourg Statutory Accounts, the Directors' reports for the Luxembourg Statutory Accounts, the report of the certified auditor (Réviseur d'Entreprises) on the Consolidated Accounts and the report of the supervisory auditor (Commissaire aux Comptes) on the Luxembourg Annual Accounts will be available for inspection at our registered office from May 5, 2018 until the conclusion of the Annual Meeting. Beginning May 5, 2018, copies will also be available to any shareholder who requests them by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

By Order of the Board of Directors,

Kevin J. Wilcox Corporate Secretary
April 3, 2018 Luxembourg City, Grand Duchy of Luxembourg

Altisource Portfolio Solutions S.A. Proxy Statement Annual Meeting of Shareholders

General Information

We have made this proxy statement available to you on or about April 3, 2018 as a holder of common stock of Altisource Portfolio Solutions S.A. ("Altisource" or the "Company") because our Board of Directors is soliciting your proxy to be used at our 2018 Annual Meeting, and any adjournment or postponement thereof. The Annual Meeting will be held at our registered office located at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg on Tuesday, May 15, 2018 at 9:00 a.m. Central European Time for the purposes listed in the Notice of Annual Meeting of Shareholders.

Internet Availability of Proxy Materials

As in prior years, we are using the "Notice and Access" method of furnishing proxy materials to our beneficial shareholders via the Internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we reduce the environmental impact of our Annual Meeting and save costs. On April 3, 2018, we commenced mailing Notices of Internet Availability of Proxy Materials (the "Notices") to participating shareholders. The Notice contains instructions about how to access our proxy materials. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will receive an email with links to the online proxy materials. If you previously requested to receive paper copies of the proxy materials by mail, you will receive the proxy materials by mail until you elect otherwise.

Shareholders of record will receive a paper copy of the proxy materials by mail unless they previously requested delivery of proxy materials electronically. The proxy card included with the proxy materials contains instructions on how to request electronic delivery of future proxy materials.

Who May Vote

You are entitled to vote at the Annual Meeting, and any adjournment or postponement thereof, if you are a holder of our common stock at the close of business on March 21, 2018. At the close of business on March 21, 2018, there were 17,399,792 shares of common stock issued, outstanding and able to be voted, and there was no other class of equity securities outstanding. Each share of our common stock is entitled to one (1) vote at the Annual Meeting on all matters properly presented for a vote.

Voting Procedures

If you are a shareholder of record, which means you hold your shares through an account with our transfer agent, American Stock Transfer & Trust Company, LLC, you may vote by one of the following three options for voting before the Annual Meeting:

  •
  Over the Internet, at www.proxyvote.com, by following the instructions on your proxy card or the instructions that you received by email;

  •
  By telephone; or

  •
  By completing, dating, signing and returning a proxy card by mail.

If you are a beneficial holder, meaning you hold your shares in "street name" through an account with a bank or broker, please follow the voting directions on the voting instruction form that your bank or broker provides to you. Your ability to vote over the Internet or by telephone depends on the voting procedures of your bank or broker.

If you plan to vote over the Internet or by telephone, your voting instructions must be received no later than 9:59 p.m. Central European Time (3:59 p.m. Eastern Time) on Monday, May 14, 2018 in order to allow sufficient time to tabulate the votes prior to the start of the meeting.

Shareholders may also vote in person at the Annual Meeting. All shareholders must present valid government-issued photo identification to vote at the meeting. If your shares are held by a bank or broker, you must also obtain and present a "legal proxy" from the holder of record to vote at the meeting. For specific instructions, please refer to the proxy card, Notice or email notification you receive.

Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance of the meeting in one of the manners available to you so that your vote will be counted if you later are unable to attend the Annual Meeting.

How a Proxy Works

If you properly submit your proxy to Altisource and do not revoke it prior to its use, it will be voted in accordance with your instructions. Other than as discussed below with respect to "broker non-votes," if no contrary instructions are given, each proxy received for the Annual Meeting will be voted "FOR" each of the nominees for Director named in this proxy statement and "FOR" each of the other proposals identified in the agenda for the Annual Meeting; and, with regard to any other business that properly comes before the meeting, each proxy will be voted in accordance with the discretion of the persons appointed as proxies.

If the shares you own are held by a bank or broker and you do not provide specific voting instructions to your bank or broker on a "non-routine" item as defined by the New York Stock Exchange, the bank or broker will be prohibited from voting your shares. This is commonly referred to as a "broker non-vote." All of our proposals other than the proposals related to the appointment of our independent registered certified public accounting firm and certified auditor, our annual accounts and our share repurchase program are expected to be "non-routine" proposals; therefore, if you do not instruct your bank or broker how to vote your shares with respect to these proposals, your shares will not be counted.

How to Revoke a Proxy

Your proxies may be used only at the Annual Meeting and any adjournment or postponement thereof, and will not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

  •
  delivering written notice to our Corporate Secretary at the following address prior to the Annual Meeting:

      Kevin J. Wilcox, Corporate Secretary
      Altisource Portfolio Solutions S.A.
      40, avenue Monterey
      L-2163 Luxembourg City
      Grand Duchy of Luxembourg;

  •
  submitting a properly executed proxy bearing a later date prior to the Annual Meeting; or

  •
  appearing at the Annual Meeting and giving the Corporate Secretary notice of your intention to vote in person.

Quorum and Voting Information

Although Luxembourg law does not require a quorum for the conduct of business at the Annual Meeting, in accordance with the requirements of the NASDAQ listing standards, the Company has established that the presence at the Annual Meeting of holders of at least thirty-three and one-third percent (33 1/3%) of our issued and outstanding shares of common stock able to be voted, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum, the six (6) nominees for Director will be elected as Directors of Altisource at the Annual Meeting so long as the votes cast in favor of each such person exceed the votes cast against such person. You may vote for, against or abstain from voting for one (1) or more nominees for Director.

The following Annual Meeting proposals will be approved if the votes cast in favor of the action exceed the votes cast against the action: the proposal to approve the appointment of Mayer Hoffman McCann P.C. ("Mayer Hoffman") to be our independent registered certified public accounting firm for the year ending December 31, 2018 and Atwell S.à r.l. ("Atwell") to be our certified auditor (Réviseur d'Entreprises) for all statutory accounts as required by Luxembourg law for the same period; the proposal to approve the Luxembourg Statutory Accounts as of and for the year ended December 31, 2017; the proposal to receive and approve the Directors' reports for the Luxembourg Statutory Accounts for the year ended December 31, 2017 and to receive the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts for the same period; the proposal to allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2017; the proposal to approve the discharge of each of the Directors of Altisource Portfolio Solutions S.A. for the performance of their mandate during the year ended December 31, 2017 and of the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period; the proposal to approve the renewal of our share repurchase program whereby Altisource Portfolio Solutions S.A. is authorized, for a period of five years, to repurchase up to twenty-five percent (25%) of the outstanding shares of its common stock (as of the close of business on the date of the Annual Meeting) at a minimum price of one dollar ($1) per share and a maximum price of five hundred dollars ($500) per share, with the maximum price to be adjusted for any stock splits and reverse stock splits; the proposal to approve changes to non-management Directors' compensation; the advisory vote to approve the compensation of Altisource's named executive officers as disclosed in the Proxy Statement ("Say-on-Pay"); and any other matter properly submitted for your consideration at the Annual Meeting. While our Board of Directors intends to carefully consider the shareholder votes resulting from the Say-on-Pay proposal, the final vote will not be binding on us and is advisory in nature.

Any other matter properly submitted for your consideration will be approved with such vote as required by Luxembourg law. Abstentions will not be counted in determining the votes cast in connection with the proposals in the agenda of the Annual Meeting.

Proposal One: Election of Directors

Our Articles of Incorporation provide that our Board of Directors shall consist of no less than three (3) and no more than seven (7) members, with the exact number to be decided by our shareholders.

We are proposing the six (6) nominees listed below for election as Directors at the Annual Meeting until the next annual meeting of shareholders or until their respective successors have been elected and qualified and subject to their earlier death, resignation or removal.

All nominees currently serve as our Directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting, the shares represented by a validly executed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place, unless the Board of Directors chooses to reduce the number of Directors serving on the Board. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as Director if elected.

The following table sets forth certain information concerning each of our nominees for Director:

Name	Age(1)	Director Since	Executive Committee	Audit Committee	Compensation Committee	Compliance Committee	Nomination/ Governance Committee
Timo Vättö(2)	53	2009	X(3)	X	X(3)		X
Orin S. Kramer	72	2016			X	X	X
W. Michael Linn	69	2011		X		X(3)	X(3)
Joseph L. Morettini	65	2017		X(4)		X(4)
Roland Müller-Ineichen	57	2009		X(3)	X	X
William B. Shepro	49	2009	X
(1)
As of March 21, 2018
(2)
Chairman of the Board of Directors
(3)
Committee Chairman for 2017
(4)
Committee member effective May 17, 2017, the date of his initial election of the Board of Directors

The principal occupation for the last five (5) years and additional biographical information of each nominee for Director are set forth below.

All nominees for Director bring a wealth of leadership experience derived from their service in executive and managerial roles as well as extensive board experience.

Timo Vättö.    Mr. Vättö was appointed to the Board of Directors of Altisource in August 2009, as Lead Independent Director in May 2014 and as Chairman of the Board of Directors in January 2015. He is the founder and owner of Cundo Management AG, a provider of independent corporate advisory services, which was founded in November 2008. Mr. Vättö serves as Chairman of the Board of Directors of Evalueserve Ltd, a privately held global professional services provider offering research, analytics and data management services. He also serves on the Board of Directors of IHAG Holding AG, a family-owned company that holds a diversified portfolio of majority and minority shareholdings in a variety of sectors, on the Board of Directors of Rettig Group, a privately held investment company, and as Chairman of the Board of Directors of KYC Exchange Net AG, a privately held company that provides a secure platform for Know Your Customer and Customer Due Diligence purposes. Previously, Mr. Vättö was employed by Citigroup in Switzerland and the U.S. for almost twenty years in senior client coverage and business head roles within Corporate and Investment Banking, most recently as Head of Swiss Investment Banking. In addition, from

2004 to 2009, Mr. Vättö served as a member of the Board of Directors, including as a member of the Audit Committee, of Citibank (Switzerland) AG, part of Citigroup's Wealth Management Business. Mr. Vättö holds a Master of Science in Economics and Business Administration from the University of Tampere in Finland.

Mr. Vättö's experience with Cundo Management AG and Citigroup makes him financially literate and qualifies him as a financial expert as defined by NASDAQ listing standards and SEC rules, and his knowledge of the financial services industry provides the Board of Directors with subject matter expertise. Through his eight plus years of service on our Board of Directors, Mr. Vättö has developed a thorough understanding of our business and industry.

Orin S. Kramer.    Mr. Kramer was appointed to the Board of Directors of Altisource in August 2016. Mr. Kramer manages Boston Provident, L.P., a private investment fund founded in 1992. He has served as Chairman of the New Jersey State Investment Council from 2002 to 2010, Chairman of the Robert F. Kennedy Center from 2009 to 2013, and in his region as Chairman of the Community Chest from 1998 to 2007. Mr. Kramer serves on the Board of the National Park Foundation and on the Board of the Climate Reality Project, chaired by former Vice President Gore, since 2004. Mr. Kramer has also served on the boards of a number of financial services firms, both public and private.

In 2011, Mr. Kramer was appointed to the New York State Council of Economic and Fiscal Advisors by Governor Cuomo. In 2007, he was appointed by the Pennsylvania State Treasurer as a member of the Financial Asset Management Commission, which reviewed the State's investment practices. In 1995, he was designated by the Secretary of Treasury to serve as a member of the Advisory Commission on Financial Services. He was named by President Clinton as a member of the Commission to Study Capital Budgeting. In 1992, he served as a coordinator of President-elect Clinton's transition team on financial services issues. In 1990, he was appointed by the Governor of California as Executive Director of the California Commission on Ratemaking for Workers Compensation Insurance. In 1986, he served as Vice-chairman and Executive Director of a special commission appointed by Governor Cuomo to study the liability insurance crisis and civil justice reform and he co-authored the New York DeWind Commission report on product deregulation for banks. Mr. Kramer has published two books and a number of studies on the financial services industry. He has taught financial institutions law at Columbia Law School.

From 1981 to 1983, Mr. Kramer was a member of the Financial Institutions group at the management-consulting firm of McKinsey & Co. From 1977 to 1981, he served as Associate Director of the White House Domestic Policy Staff. Previously, Mr. Kramer had been an associate with the law firm of Simpson Thacher & Bartlett and Executive Director of the New York State Commission on Living Costs and the Economy. He received a Bachelor of Arts from Yale College and a Juris Doctor from Columbia Law School.

Mr. Kramer has over thirty-five years of experience in various public sector roles in the financial services industry. With his extensive experience in business advisory services and investment activity and his deep knowledge of the financial services industry, Mr. Kramer offers both financial expertise and a valuable perspective on government, regulation and risk management.

W. Michael Linn.    Mr. Linn was appointed to the Board of Directors of Altisource in May 2011. Mr. Linn also serves as a Board member of Panua Partners in Hope, a charitable organization dedicated to demonstrating a cost effective methodology for eliminating multigenerational poverty. In addition, Mr. Linn is a private investor in energy-related industries. Mr. Linn previously served as President and Chief Executive Officer of Greensleeves, LLC from January 2010 to April 2014. He also served on the Board of Directors of National Lime and Stone from 1994 through 2012. Mr. Linn served on the Board of Directors of Ocwen Financial Corporation ("Ocwen") from August 2002 to May 2008 and as the Executive Vice President of Sales and Marketing of Ocwen from February 2004 to May 2007. Prior to joining Ocwen, Mr. Linn served on the Board of Directors and as the Executive Vice President of Sales and Marketing of Solomon

Software, Inc., a corporation now owned by Microsoft Corporation. He has also served on the Board of Directors and as President and Chief Executive Officer of Saunders, Inc., a venture backed, privately held financial services and technology solutions company. Mr. Linn holds a Bachelor of Arts from Harvard College and a Master of Business Administration from Harvard University.

Mr. Linn's extensive experience in rolling out emerging technologies and in the development of strategic relationships brings valuable operational, sales and strategic expertise to our Board of Directors. Furthermore, Mr. Linn is financially literate and qualifies as a financial expert as defined by NASDAQ listing standards and SEC rules. Through his six plus years of service on our Board of Directors, Mr. Linn has developed a thorough understanding of our business and industry.

Joseph L. Morettini.    Mr. Morettini was appointed to the Board of Directors of Altisource in May 2017. Mr. Morettini served as Partner of Deloitte & Touche LLP ("Deloitte") from 1989 until his retirement in 2015, and in various positions with Deloitte from 1984 to 1989. During his tenure at Deloitte, his client responsibilities included companies in the financial services and mortgage servicing industries in addition to various public companies from small market capitalization to large market capitalization. Mr. Morettini also served on the Board of Directors and as Audit Committee Chairman of TechBridge, an Atlanta, Georgia based nonprofit organization, from 2003 to 2005. Mr. Morettini holds a Bachelor of Arts in Liberal Arts and Sciences from the University of Illinois and a Master of Accountancy from Western Illinois University. Mr. Morettini is a Certified Public Accountant.

Mr. Morettini's extensive experience with large financial institutions and public corporations in the financial services and mortgage servicing industries and his over thirty years of experience with Deloitte provide the Board of Directors with valuable insight from an accounting and audit perspective. Mr. Morettini is financially literate and qualifies as a financial expert as defined by NASDAQ listing standards and SEC rules.

Roland Müller-Ineichen.    Mr. Müller-Ineichen was appointed to the Board of Directors of Altisource in July 2009. He also serves on the Board of Directors of Bank Arner SA, a provider of private banking services based in Lugano, Switzerland; of SWA Swiss Auditors AG, a private company based in Freienbach, Switzerland that provides auditing and consulting services for financial institutions in Switzerland; of Citibank (Switzerland) Ltd. based in Zurich and Geneva, Switzerland, a subsidiary of Citigroup that provides private banking services to High Net Worth individuals; and of Sberbank (Switzerland) Ltd, based in Zurich, Switzerland, a subsidiary of Sberbank Russia, offering trade finance, trading and corporate banking services. In addition, from May 2010 to September 2011, Mr. Müller-Ineichen served as a member of the Board of Directors of Absolute Private Equity AG, a Switzerland-based investment company. Mr. Müller-Ineichen served as a Partner with KPMG Switzerland and KPMG Europe LLP where he was the lead partner on audits of national and international Banks, Security Dealers and Fund Management Companies. Mr. Müller-Ineichen began working in the Zurich office of KPMG in June 1995 as a Senior Manager in the audit department focused on the banking and financial services industries and served as a Partner from January 1999 until his retirement in December 2008. Prior to joining KPMG, Mr. Müller-Ineichen progressed through various audit and managerial roles with Switzerland-based financial institutions. Mr. Müller-Ineichen is a Swiss Certified Public Accountant. He completed a commercial and banking business apprenticeship with UBS in 1980. Mr. Müller-Ineichen holds a Business Commerce degree.

Mr. Müller-Ineichen's past employment experience provides the Board of Directors with accounting expertise, and his experience in the financial services industry provides the Board of Directors with valuable strategic and financial insights. Furthermore, Mr. Müller-Ineichen is financially literate and qualifies as a financial expert as defined by NASDAQ listing standards and SEC rules. Through his eight plus years of service on our Board of Directors, Mr. Müller-Ineichen has developed a thorough understanding of our business and industry.

William B. Shepro.    Mr. Shepro was appointed Chief Executive Officer and to the Board of Directors of Altisource in July 2009. Mr. Shepro previously served as the President and Chief Operating Officer of Ocwen Solutions, a business unit of Ocwen. From 2003 to 2009, he served as President of Global Servicing Solutions, LLC, a joint venture between Ocwen and Merrill Lynch. Mr. Shepro also held the positions of Senior Vice President of Ocwen Recovery Group and Senior Vice President, Director and Senior Manager of Commercial Servicing at Ocwen. He joined Ocwen in 1997. Mr. Shepro also serves on the Boards of certain of Altisource's subsidiaries. He holds a Bachelor of Science in Business from Skidmore College and a Juris Doctor from the Florida State University College of Law.

Mr. Shepro's day-to-day leadership and intimate knowledge of our business and operations provide the Board of Directors with Company-specific experience and expertise. Furthermore, Mr. Shepro's legal background and operational experience in the residential and commercial mortgage servicing industries provide the Board of Directors with valuable strategic, industry and operational insights.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR

Board of Directors and Corporate Governance

Meetings of the Board of Directors

The Board of Directors plays an active role in overseeing the Company's business and representing the interests of the Company and its shareholders. Directors generally attend all meetings of the Board of Directors and all meetings of Committees on which they serve. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors met thirteen (13) times in 2017. The average attendance of all incumbent Directors at Board and Committee meetings in 2017 was ninety-eight percent (98%), and each Director attended at least seventy-five percent (75%) of the total number of meetings of the Board and the Committees on which they served.

Although we do not have a formal policy regarding Director attendance at our annual meetings of shareholders, our Directors generally attend. All of our director nominees for 2017 attended our 2017 annual meeting of shareholders, except Mr. Kramer who was unable to attend due to a personal matter.

Independence of Directors

Our Corporate Governance Guidelines provide that a majority of our Directors must qualify as independent Directors under NASDAQ listing standards and applicable law.

Our Board of Directors annually reviews the direct and indirect relationships that the Company has with each Director. The purpose of this review is to determine whether any transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with Altisource are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by NASDAQ and applicable law. The Board of Directors also considers beneficial ownership of our common stock by each of the Directors, as set forth under "Security Ownership of Certain Beneficial Owners and Management," although our Board of Directors generally believes that stock ownership tends to further align a Director's interests with those of our other shareholders. Please see "Minimum Stock Ownership Requirements" under the Board of Directors Compensation section for additional information.

The Board of Directors has determined that all of our current Directors other than Mr. Shepro are independent under NASDAQ listing standards. Mr. Shepro is deemed not to be independent because he serves as the Chief Executive Officer of Altisource.

Our Corporate Governance Guidelines also provide that the Board may appoint a lead independent director unless the Chairman of the Board is an independent director. Mr. Vättö, an independent Director, is the Chairman and, as a result, we do not currently have a lead independent director.

Executive Sessions of Independent Directors

Our Independent Directors met in executive session of the Board of Directors without management five (5) times in 2017.

Board Leadership Structure

The Board of Directors currently believes that separating the positions of Chief Executive Officer and Chairman is the appropriate structure for the Company's needs. The Board periodically reviews the leadership structure and may make changes in the future as it deems to be in the best interests of the Company and our shareholders at such time.

The Chief Executive Officer is responsible for our day-to-day operations and for formulating and executing our long-term strategy in collaboration with the Board of Directors. The Chairman of the Board leads the Board and oversees meetings of the Board of Directors, ensures the delivery of information necessary for the Board's informed decision-making and, together with the Board, approves the strategy for Altisource. We currently believe that the leadership structure now in place appropriately serves the Board's ability to carry out its roles and responsibilities on behalf of the shareholders and allows the Chief Executive Officer to focus his time and energy on operating and managing the Company.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Compliance Committee, a Nomination/Governance Committee and an Executive Committee. Except as otherwise required by applicable laws or rules, the Committees' responsibilities and procedures are designed to remain flexible, so that they may be in a position to best react or respond to changing circumstances or conditions. A brief description of each committee is provided below.

Audit Committee.    The Audit Committee of our Board of Directors oversees the relationship with our independent registered certified public accounting firm and certified auditor; provides assistance to our Board of Directors with respect to matters involving the accounting, auditing, financial reporting and internal control functions; establishes procedures for the receipt, retention and treatment of complaints received by the Company relating to the financial reporting process and our system of accounting, internal controls, auditing and federal securities law matters; reviews and approves transactions in which a "Related Person" (as defined by SEC Regulation S-K in accordance with the Company's Related Person Transactions Policy) has a material interest; reviews the scope and results of the annual audit conducted by the independent registered certified public accounting firm, including any significant matters regarding internal controls over financial reporting; and reviews the Company's internal audit plan, internal audit budget and enterprise risk assessment. The Audit Committee is also empowered to retain, at the Company's expense, such independent counsel or other advisors as it deems necessary in connection with its responsibilities.

The members of the Audit Committee for 2017 were Messrs. Müller-Ineichen, Morettini, Linn and Vättö, with Mr. Müller-Ineichen serving as the Chairman. Each member of our Audit Committee is independent as defined in regulations adopted by the SEC and NASDAQ listing standards. Our Board of Directors has determined that all members of our Audit Committee are financially literate, possess accounting or related financial management experience that results in the individual's financial sophistication within the meaning of NASDAQ listing standards and qualify as audit committee financial experts as that term is defined in SEC rules. Pursuant to the Company's Corporate Governance Guidelines, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Audit Committee reviews its charter and presents any recommendations for amendments to the Board. The Audit Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Audit Committee in February 2018. The Audit Committee met fourteen (14) times and took action pursuant to written consent two (2) times in 2017. The Audit Committee met in executive session with both the Company's internal and external auditors five (5) times, solely with the Company's internal auditors three (3) times and solely with the Company's external auditors five (5) times in 2017.

Compensation Committee.    The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for compensation and other human resources matters relating to our executive officers. The Compensation Committee reviews with the Chief Executive Officer and the Chief Administration and Risk Officer (except as it relates to their own compensation) and subsequently approves all executive compensation programs, any severance or termination arrangements applicable to executive officers and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof. The Compensation Committee is responsible for reviewing Director compensation and recommending changes, subject to the approval of our shareholders. The Compensation Committee has the authority to administer awards under the 2009 Equity Incentive Plan.

The Compensation Committee may request that any of our Directors, executive officers, employees or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests. The Compensation Committee is also empowered to retain independent compensation consultants, counsel or other advisors as it deems necessary in connection with its responsibilities at the Company's expense. In determining whether a compensation consultant, counsel or other advisor is independent, the Compensation Committee considers all factors set forth in SEC rules and the NASDAQ listing standards with respect to advisor independence, as well as any other factors the Compensation Committee deems relevant. Based on its consideration of the various factors as set forth in SEC rules and NASDAQ listing standards, the Compensation Committee determined that its compensation consultant Exequity LLP ("Exequity") is independent and that the engagement of Exequity by the Company raises no conflict of interest. In 2017, our Compensation Committee engaged Exequity to conduct a peer group analysis, review the compensation levels for Directors and executive officers and review the design of awards granted pursuant to our Long-Term Incentive Plan for our executive officers and other key employees. Please see "Role of Compensation Consultant" in our Compensation Discussion and Analysis for further information.

The members of the Compensation Committee during 2017 were Messrs. Vättö, Müller-Ineichen and Kramer, with Mr. Vättö serving as the Chairman.

Each member of the Compensation Committee is independent as defined by NASDAQ listing standards, as revised in 2013. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience. We believe that their collective achievements and knowledge provide us with extensive diversity in experience, culture and viewpoints.

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Compensation Committee reviews its charter and presents any recommendations for amendments to the Board. The Compensation Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Compensation Committee in February 2018. The Compensation Committee met eight (8) times in 2017.

Compensation Committee Interlocks and Insider Participation.    No current member of the Compensation Committee has ever been an officer or employee of the Company, and no member has nor has ever had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. None of our executive officers has served on the Board of Directors or compensation committee of any other entity that has or had one (1) or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2017 fiscal year.

Compliance Committee.    The Compliance Committee of our Board of Directors provides assistance to the Board with the development, monitoring and evaluation of the Company's compliance function, including its compliance management system, and the Company's compliance with applicable laws, rules and regulations governing its businesses. The Compliance Committee performs such other duties as may be prescribed pursuant to its charter. The members of the Compliance Committee for 2017 were Messrs. Linn, Morettini, Müller-Ineichen and Kramer, with Mr. Linn serving as the Chairman. Each member of the Compliance Committee is independent as defined by NASDAQ listing standards.

Our Compliance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Compliance Committee reviews its charter and presents any recommendations for amendments to the Board. The Compliance Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Compliance Committee in February 2018. The Compliance Committee met five (5) times in 2017.

Nomination/Governance Committee.    The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of individuals qualified to serve as Directors and committee members for our Board of Directors, advises our Board of Directors with respect to Board of Directors composition, procedures and committees, develops and presents our Board of Directors with a set of corporate governance guidelines and oversees the evaluation of our Board of Directors. The Nomination/Governance Committee may retain, at the Company's expense, such independent counsel or other advisors as it deems necessary.

The members of the Nomination/Governance Committee during 2017 were Messrs. Linn, Vättö and Kramer, with Mr. Linn serving as the Chairman. Each member of the Nomination/Governance Committee is independent as defined by NASDAQ listing standards.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Nomination/Governance Committee reviews its charter and presents any recommendations for amendments to the Board. The Nomination/Governance Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Nomination/Governance Committee in February 2018. The Nomination/Governance Committee met five (5) times in 2017.

The Nomination/Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for Director are then identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board of Directors, professional search firms, shareholders or industry sources.

When recommending nominees to the Board, the Nomination/Governance Committee considers candidates based on merit, against objective criteria relating to the candidate's knowledge, experience, skills and expertise, with due regard for the benefits of diversity on the Board. In considering diversity, the Nomination/Governance Committee considers differences that relate to gender, age, ethnicity, race, national origin, cultural background, disability, religion and sexual orientation. In February 2018, the Board of Directors amended our Board Diversity Policy to further emphasize the Company's commitment to diversity in connection with appointments to the Board. The Nomination/Governance Committee assesses the effectiveness of our Board Diversity Policy as part of its annual review of Board composition and considers the results of this assessment when evaluating director nominees. Our Board Diversity Policy is available on our website at www.altisource.com and is available in print to any shareholder who requests it.

In evaluating a particular candidate, the Nomination/Governance Committee will also consider factors other than the candidate's qualifications and background, including (i) the current composition of the Board of Directors and the interplay of the candidate's experience with the background of other members of our Board of Directors, (ii) whether the candidate meets the independence standards set forth under applicable laws, regulations and Nasdaq listing standards, (iii) the balance of management and independent Directors, (iv) the need for Audit Committee expertise and (v) the evaluation of other prospective nominees.

In connection with this evaluation, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines whether the candidates will be nominated and presented to the shareholders for election, after considering the recommendation and report of the Nomination/Governance Committee.

The Nomination/Governance Committee considers director candidates recommended by shareholders. If you want to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. Should you recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other candidate. You should provide each proposed nominee's name, biographical data, qualifications and expertise. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. To date, we have not received any shareholder proposals relating to Director nominees for the Annual Meeting. Please see the "Shareholder Proposals" section for additional information regarding shareholder proposals.

In February 2017, in conducting its annual assessment of the size and makeup of our Board of Directors, our Nomination/Governance Committee determined to add an additional Board member. Therefore, following the recommendation of the Nomination/Governance Committee, the Board of Directors nominated Mr. Joseph L. Morettini for election at the 2017 annual meeting of shareholders. Mr. Morettini was elected to the Board by our shareholders on May 17, 2017 and the size of the Board was increased to six (6) Directors. In selecting Mr. Morettini to serve on our Board, the Board determined that his qualifications, experience and abilities would bring valuable insights to our Board. With two new Directors on-boarding in the last two years, our Board's composition represents a balanced approach to Director tenure, allowing the Board to benefit from the experience of longer-serving Directors combined with fresh perspectives from newer Directors.

In the first quarter of 2018, the Nomination/Governance Committee reviewed the size and makeup of our Board of Directors and determined that the current Board composition was appropriate and that the current Directors should be re-nominated for election at the Annual Meeting.

Executive Committee.    Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board and to otherwise assist the Board in handling matters that, in the opinion of the Chairman of the Board, should not be postponed until the next scheduled meeting of the Board. The members of the Executive Committee during 2017 were Messrs. Vättö and Shepro, with Mr. Vättö serving as the Chairman.

Our Executive Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Board of Directors reviews and approves the charter. The Executive

Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter, except to the extent the Executive Committee has not taken any action during the year. The charter was last reviewed by the Board of Directors in February 2018. The Executive Committee took no formal actions in 2017.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for effective corporate governance and to promote the effective functioning of the Board and its Committees. The Corporate Governance Guidelines cover topics such as Director qualification standards, Board of Directors and committee composition, Director responsibilities, minimum stock ownership requirements for our non-management Directors and Chief Executive Officer, anti-hedging and anti-pledging policies, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance reviews of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to the Corporate Governance Guidelines to our Board of Directors. Our Corporate Governance Guidelines were last reviewed by the Nomination/Governance Committee in February 2018. Our Corporate Governance Guidelines are available on our website at www.altisource.com and are available to any shareholder who requests a copy by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

Shareholder Rights

We are committed to governance policies and practices that serve the interests of the Company and its shareholders in accordance with Luxembourg law. The following table summarizes some of our policies and practices that provide rights to our shareholders:

  •
  Majority Voting:  Directors are elected by the majority of votes cast.
  •
  Annual Elections:  All Directors are elected annually. Altisource does not have a staggered board.
  •
  Shareholder Proposals:  Shareholders representing individually or jointly at least ten percent (10%) of the Company's share capital are authorized to nominate candidates for election to the Altisource Board and make other proposals for inclusion in the proxy statement, subject to completing certain formalities. Please see the "Shareholder Proposals" section for additional information.
  •
  Special Meetings:  A special meeting of shareholders may be called at any time by the holders of at least ten percent (10%) of the outstanding stock entitled to be voted at such meeting.
  •
  No Shareholder Rights Plan:  Altisource does not maintain a shareholder rights plan (sometimes called a "poison pill").

The Board of Directors and its Committees monitor developments in governance best practices to assure that it continues to meet its commitment to represent shareholder interests.

Shareholder Engagement

Engagement with our shareholders helps us gain useful feedback on a wide variety of topics, including corporate governance, compensation practices, Board diversity, capital structure, business performance and the operation of the Company. This feedback is shared regularly with the Company's management and the Board, and may be considered in setting the governance practices and strategic direction for the Company. Shareholder feedback may also help us to better tailor the public information we provide to address the interests and inquiries of our shareholders and other interested parties.

Altisource interacts and communicates with shareholders in a number of forums, including quarterly earnings presentations, SEC filings, investor conferences and press releases. In addition, Altisource has a practice of directly engaging with shareholders by phone or in person throughout the year to obtain their input. Such discussions typically include our Chief Executive Officer, our Chief Financial Officer and/or the Chairman of the Board of Directors. In 2017 and in the early part of 2018, we had discussions with shareholders collectively owning more than a majority of our issued and outstanding shares regarding, among other topics, strategy and financial results.

Shareholder feedback is thoughtfully considered and has led to modifications in our governance practices and disclosures. At the 2017 annual meeting of shareholders, the Board recommended an annual Say-on-Pay vote after considering feedback from shareholders and that an annual Say-on-Pay vote enables our shareholders to provide timely input on executive compensation matters. In February 2018, in line with the Board's longstanding view and based in part on shareholder encouragement, we amended our Board Diversity Policy to further emphasize our commitment to diversity, and disclosed this policy on our website. In addition, the Nomination/Governance Committee has taken steps to establish a more diverse pool of director candidates as part of its ongoing succession planning process.

Shareholders who wish to contact our Board of Directors or any individual Director regarding Altisource, may do so by mail addressed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg or by email to the Office of the Corporate Secretary at corporate.secretary@altisource.lu. Relevant communications received in writing are distributed to our Board of Directors or to individual Directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees as required by NASDAQ listing standards. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, Executive Vice President, Finance and Chief Accounting Officer. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.altisource.com and are available to any shareholder who requests a copy by writing to our Corporate Secretary at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. On an annual basis, the Board of Directors reviews and approves the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers were last reviewed by the Board of Directors in February 2018. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under SEC rules or NASDAQ listing standards, must be approved by our Board of Directors or the Audit Committee and will be posted on our website at www.altisource.com or otherwise disclosed in accordance with such rules.

Risk Management and Oversight Process

Our Board of Directors and its Committees play a key role in the oversight of the Company's risk management.

Through regular reviews with management and internal and external auditors, the Board of Directors and the Audit Committee monitor Altisource's credit risk, liquidity risk, operational risk, legal and regulatory risk and enterprise risk. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit department and, in conjunction with management, considers whether accounting and financial controls are aligned with business risks. In its periodic meetings with the external auditors, the Audit Committee reviews the external audit scope, the external auditors'

responsibilities and independence under the Standards of the Public Company Accounting Oversight Board ("PCAOB"), accounting policies and practices and other required communications.

On an annual basis, the Board of Directors and the Audit Committee perform an enterprise risk assessment with management to review the principal risks and monitor the steps management is taking to map and mitigate these risks. This enterprise risk assessment includes operational, financial, legal and regulatory compliance, reputational, technology, privacy, data security (including cybersecurity), strategic and other risks that could adversely affect our business.

The Board of Directors and the Compliance Committee monitor Altisource's overall compliance function, including the compliance management system, and Altisource's compliance with legal and regulatory requirements and related risks, through regular reviews with both management and internal auditors. At least quarterly, the Compliance Committee reviews and discusses with management the Company's compliance with legal and regulatory requirements and compliance programs.

In addition, working closely with management, the Nomination/Governance Committee assists the Board of Directors in monitoring the Company's governance and succession risks, and the Compensation Committee assists the Board of Directors in monitoring the Company's compensation policies and related risks.

The role of the Board of Directors in risk oversight is consistent with the Company's leadership structure, with the Chief Executive Officer, Chief Administration and Risk Officer and other members of management having responsibility for assessing and managing the Company's risk exposure, and our Chairman, the Board of Directors and its Committees providing oversight of the management of these risks.

Corporate Responsibility and Sustainability

At Altisource, we are dedicated to improving the welfare of the communities in which we operate through social and other responsibility initiatives, such as our continued collaboration with Habitat for Humanity International ("Habitat") to help revitalize homes and communities. We believe that commitment to corporate responsibility and community involvement is not only an expression of good corporate citizenship that aligns with our core value of enriching the communities in which we live and serve, but also strengthens our relationships with our customers and other stakeholders, contributing to the long-term success of our business.

In 2017, Altisource employees dedicated over 4,400 hours to community-service activities, which is approximately twice the number of hours dedicated in 2016. These activities included helping to build or renovate homes in nine U.S. metropolitan areas as part of the Company's alliance with Habitat, participating in the building of homes, schools and sanitation infrastructure in India, helping to create shelter for low-income families in Uruguay and repainting an elementary school in the Philippines. The Company also donated over $700,000 in support of activities including home-building in the U.S., India and Uruguay and assistance in Texas, Florida and the United States Virgin Islands following the 2017 hurricanes that affected those areas.

In addition, in 2017, Altisource's Corporate Responsibility program began studying how to expand the Company's sustainability efforts, including waste reduction and energy efficiency, and developing a framework for reporting on these efforts. We currently anticipate finalizing this framework in 2018.

Our Board of Directors provides oversight of our Corporate Responsibility program and receives regular updates on the effectiveness of this program.

Board of Directors Compensation

Compensation Arrangements for Non-Management Directors

Altisource's director compensation program is designed to attract and retain highly qualified non-management directors. Our Compensation Committee believes that compensation for non-management directors should consist of both equity and cash to compensate members for their service on the Board of Directors and its committees and to align their interests with our shareholders.

In line with our philosophy that the interests of our Directors should align with the interests of our shareholders, and to encourage active membership, non-management Directors who attend at least seventy-five percent (75%) of all meetings of the Board of Directors and Committees on which they serve are entitled to receive an award of shares of our common stock at the end of the applicable service year, based on an award value of $110,000, as approved by our shareholders at our 2016 annual meeting. We determine the number of shares to be granted by dividing the award value by the average of the high and low prices of our common stock as reported on the NASDAQ Global Select Market on the first day of the service year.

For the 2016 to 2017 service year, all of our non-management Directors attended at least seventy-five percent (75%) of all meetings of the Board of Directors and Committees on which they served and all of the non-management Directors who served as Directors during the service year, other than Mr. Kramer, received an award of 4,126 shares of our common stock at the end of the service year based on an award value of $110,000. For the 2016 to 2017 service year, Mr. Kramer, having served on the Board of Directors less than a full service year, received 2,627 shares based on an award value of $81,972 ($110,000 prorated to his election date). Mr. Morettini did not receive a service award for the 2016 to 2017 service year, having been elected to the Board beginning in the 2017 to 2018 service year.

For the 2017 to 2018 service year, our non-management Directors who have served on the Board of Directors for the full service year and have attended at least seventy-five percent (75%) of all meetings of the Board of Directors and Committees on which they serve will receive 5,762 shares of our common stock at the end of the service year, based on an award value of $110,000 divided by the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market on the first day of the 2017 to 2018 service year.

In addition, in line with our philosophy that the interests of our Directors should be aligned with those of our shareholders, new non-management Directors are granted a one-time award of 500 shares of common stock, which are scheduled to vest in four equal installments, with the initial portion vesting on the date of the annual meeting following the award and vesting continuing on the dates of the next three (3) annual meetings. Accordingly, on the date of our 2017 annual meeting, Mr. Morettini received a one-time award of 500 shares of common stock which will vest in four equal installments each year on the date of our annual meeting, subject to his continued service on the Board.

Each non-management member of our Board of Directors also receives the following annual cash compensation, in quarterly installments:

  •
  a retainer of $54,000;
  •
  an additional $100,000 to the Chairman of the Board of Directors;
  •
  an additional $25,000 to the Audit Committee Chairman;
  •
  an additional $17,500 to the Compliance Committee Chairman;
  •
  an additional $15,000 to the Compensation Committee Chairman;
  •
  an additional $12,500 to the Nomination/Governance Committee Chairman;
  •
  an additional $10,000 to all Audit Committee members (other than the Audit Committee Chairman);
  •
  an additional $10,000 to all Compliance Committee members (other than the Compliance Committee chairman);

  •
  an additional $7,500 to all Compensation Committee members (other than the Compensation Committee Chairman); and
  •
  an additional $5,000 to all Nomination/Governance Committee members (other than the Nomination/Governance Committee Chairman)

The Company also pays for, or reimburses our Directors for, their reasonable travel, lodging, food and other expenses related to their attendance at Board, Committee or shareholder meetings or other corporate functions.

Non-Management Director Compensation for 2017

The following table summarizes (i) cash compensation earned by each non-management member of our Board of Directors who served as a Director during 2017, (ii) stock awards made to our non-management Directors in 2017 for their service in the 2016 to 2017 service year and (iii) any other compensation received in 2017. Our management Director does not receive an annual retainer or any other compensation for his service on the Board of Directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)		All Other Compensation	Total
Timo Vättö(3)	$184,000	$81,179		-	$265,179
Orin S. Kramer	$76,500	$51,686		-	$128,186
W. Michael Linn	$94,000	$81,179		-	$175,179
Joseph L. Morettini(4)	$45,945	$9,838	(5)	-	$55,783
Roland Müller-Ineichen(6)	$96,500	$81,179		-	$177,679
(1)
Cash compensation for our non-management directors is established on a "service year" basis running from one annual meeting of shareholders to the next annual meeting of shareholders, and is paid in equal installments at the end of each quarter during which the non-management director served as a member of our Board of Directors. Director compensation may be prorated for a Director serving less than a full one (1) year term, as in the case of a Director joining the Board of Directors after an annual meeting of shareholders but during the service year. This table shows the amounts earned for service in 2017, including amounts earned for service in the fourth quarter of 2017 and paid in the first quarter of 2018.

(2)
Non-management Directors who attended at least seventy-five percent (75%) of all meetings of the Board of Directors and Committees on which they served for the 2016 to 2017 service year were entitled to receive an award of Altisource common stock at the end of such service year. The number of shares of common stock was determined by dividing $110,000 by the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market on the first day of the service year. This table shows the aggregate award date fair value of such shares on the date received in May 2017.

(3)
Mr. Vättö's cash compensation was paid in euros, using the following exchange rates that were in effect on the 15th day of the last month of the quarter for which payment was made: for the first quarter, an exchange rate of 0.94050 euros to the U.S. dollar; for the second quarter, an exchange rate of 0.89415 euros to the U.S. dollar; for the third quarter, an exchange rate of 0.83761 euros to the U.S. dollar and for the fourth quarter, an exchange rate of 0.84894 euros to the U.S. dollar. The amounts reported in the table above are the U.S. dollar amounts prior to conversion to euros.

(4)
Mr. Morettini joined the Board of Directors effective May 18, 2017 and was appointed by the Board of Directors to the Audit Committee and the Compliance Committee, effective May 18, 2017. These amounts reflect compensation for service from those dates.

(5)
On the date of his initial election, Mr. Morettini received a one-time grant of 500 shares of common stock, with an aggregate fair market value of $9,838. This award vests in four (4) equal installments beginning on the date of the Annual Meeting and continuing on the dates of the next three (3) annual meetings of shareholders, subject to his continued service on the Board.

(6)
Mr. Müller-Ineichen's cash compensation was paid in euros for the first and second quarters and in Swiss francs for the third and fourth quarters, using the following exchange rates that were in effect on the 15th day of the last month of the quarter for which payment was made: for the first quarter, an exchange rate of 0.94050 euros to the U.S. dollar; for the second quarter, an exchange rate of 0.89415 euros to the U.S. dollar; for the third quarter, an exchange rate of 0.96090 Swiss francs to the U.S. dollar and for the fourth quarter, an exchange rate of 0.98934 Swiss francs to the U.S. dollar. The amounts reported in the table above are the U.S. dollar amounts prior to conversion to euros or Swiss francs.

Minimum Stock Ownership Requirements

To further align our non-management Directors' interests with those of our shareholders, in February 2018, the Board of Directors adopted minimum stock ownership requirements for non-management Directors. Pursuant to these ownership requirements, each non-management Director is required to attain and maintain stock ownership at a level equal to three times his or her annual cash retainer. Each non-management Director has two years from the effective date of his or her initial appointment or from the date on which he or she first becomes subject to the policy, whichever is later, to comply with these requirements. Each of our Directors either currently meets the applicable minimum stock ownership requirements or is expected to come into compliance with these requirements within the period noted above. For information regarding the minimum stock ownership requirements applicable to our Chief Executive Officer, please see "Minimum Stock Ownership Requirement for the Chief Executive Officer" in our Compensation Discussion and Analysis. The minimum stock ownership requirements for our non-management Directors and Chief Executive Officer are set forth in our Corporate Governance Guidelines, which are available on our website at www.altisource.com.

Proposed Change in Compensation

Under Luxembourg law, Director compensation is subject to review and adjustment by the shareholders.

The Compensation Committee believes it is important to review Director compensation from time to time to help ensure that the compensation levels of our Directors are aligned with those of our peer companies, so that we may attract and retain the best possible candidates to serve on our Board of Directors. The last compensation increase for our non-management Directors was approved by our shareholders at our 2016 annual meeting.

In the fourth quarter of 2017, the Compensation Committee engaged Exequity to assist in conducting a pay study analyzing the competitiveness of the Company's pay levels for non-management Directors. The pay study revealed that the total cash and equity compensation for our management Directors is approximately thirteen percent (13%) below the peer group median, based on a review of publicly available peer group data. Please see "Role of Compensation Consultant" in our Compensation Discussion and Analysis for further information relating to the peer group companies used in the analysis.

Based on the findings of the pay study, the Compensation Committee recommended submitting a proposal to our shareholders to increase the award value of the annual award of shares of common stock to non-management Directors who attend at least seventy-five percent (75%) of Board and committee meetings from $110,000 to $120,000 beginning in the 2018 to 2019 service year. As in prior years, the number of shares of common stock would be determined by dividing the award value by the average of the high and low prices of the common stock to be reported on the NASDAQ Global Select Market on the first day of the service year. No other changes would be made to the current compensation program for our non-management Directors.

The proposed changes to the pay structure would bring overall non-management Director compensation closer to the peer group median and would further align the interests of our non-management Directors with our shareholders through increased equity ownership. Following this change, the equity compensation of our non-management Directors would comprise approximately sixty percent (60%) of total Director compensation, compared to approximately fifty-three percent (53%) for our peer group. In evaluating the appropriate level of non-management Director compensation, the Compensation Committee considered, among other things, the valuable financial, operational and strategic expertise that our existing non-management Directors bring to the Company.

Executive Officers Who Are Not Directors

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers but does not serve on our Board of Directors. Our executive officers are determined annually by our Board of Directors and generally serve at the discretion of our Board of Directors. None of our Directors or executive officers is related to any other Director or executive officer of Altisource by blood, marriage or adoption.

Name	Age(1)	Position
Kevin J. Wilcox	54	Chief Administration and Risk Officer
Indroneel Chatterjee	37	Chief Financial Officer
Joseph A. Davila	48	President, Servicer Solutions
Gregory J. Ritts	49	Chief Legal and Compliance Officer
(1)
As of March 21, 2018

The principal occupation for the last five (5) years, as well as certain other biographical information, for each of our executive officers that is not a Director is set forth below.

Kevin J. Wilcox.    Mr. Wilcox serves as Chief Administration and Risk Officer of Altisource. Mr. Wilcox has served as Chief Administration Officer since August 2009 and as General Counsel from August 2009 through October 2014. Before joining Altisource, he served as Executive Vice President, Chief Administration Officer and Corporate Secretary for Ocwen from May 2008. Mr. Wilcox also served as Senior Vice President of Human Resources and Corporate Services for Ocwen. He joined Ocwen in March 1998 as Senior Manager, Litigation in the Law Department, where he was responsible for the management and resolution of all corporate litigation. He holds a Bachelor of Science in Business Administration from the University of Florida and a Juris Doctor from the Florida State University College of Law.

Indroneel Chatterjee.    Mr. Chatterjee serves as Chief Financial Officer of Altisource. Before joining Altisource in October 2017, he served as Head of Credit Solutions, Global Markets at Nomura Securities, an investment banking firm, from January 2017 to September 2017 and as Executive Director on the fixed income trading desk at Nomura from August 2014. Mr. Chatterjee also held the positions of Investment Analyst, Absolute Return Income Fund for Perry Capital from March 2013 to April 2014, Executive Director for UBS Securities LLC from November 2009 to March 2013 and Vice President, High Yield Research for AIG Global Investment Group from October 2006 to November 2009. He holds a Bachelor of Science in Economics from the Wharton School of Business at the University of Pennsylvania.

Joseph A. Davila.    Mr. Davila serves as President, Servicer Solutions of Altisource. Mr. Davila previously served as President, Mortgage Services from February 2013 to May 2016 and as Senior Vice President, Real Estate Services from July 2011 to February 2013. Before joining Altisource, he served as Vice President of Operations of Capital One Financial Corporation beginning in 2007. Mr. Davila began his career as a consultant with Price Waterhouse and, subsequently, Bain & Company. He holds a Bachelor of Science from Southern Methodist University and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Gregory J. Ritts.    Mr. Ritts serves as Chief Legal and Compliance Officer of Altisource since February 2018 and has served as General Counsel since joining Altisource in October 2014. Before joining Altisource, he served as Senior Vice President, Deputy General Counsel of Publicis Groupe, an advertising and communications group, beginning in June 2010. Mr. Ritts also served as Global Vice President of Business Affairs and Corporate Development at Razorfish LLC, and held various senior legal positions with aQuantive, Inc. and Microsoft Corporation. Mr. Ritts began his career with Nixon Peabody and Perkins Coie as an associate attorney. He holds a Bachelor of Arts from Miami University and a Juris Doctor from the University of Michigan Law School.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock by:

  •
  all persons known by Altisource to beneficially own five percent (5%) or more of the outstanding common stock;
  •
  each Director and Named Executive Officer (as defined in "Compensation Discussion and Analysis") of Altisource; and
  •
  all Directors and executive officers of Altisource as a group.

The table is based upon information supplied to us by Directors, executive officers and principal shareholders and filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and is based on an aggregate of 17,399,792 shares issued and outstanding as of March 21, 2018. Unless otherwise indicated in the footnotes below, the information is provided as of the record date, March 21, 2018.

Unless otherwise noted, the address of all persons below is: Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

Shares Beneficially Owned(1)

Name of Beneficial Owner:	Amount	Percent
William C. Erbey(2)	6,000,709	34.49%
Putnam Investments, LLC(3)	2,867,507	16.48%
Deer Park Road Management Company, LP(4)	2,843,768	16.34%
Leon G. Cooperman(5)	1,279,540	7.35%
The Vanguard Group, Inc.(6)	916,846	5.27%
Directors and Named Executive Officers:
William B. Shepro(7)	690,894	3.90%
Kevin J. Wilcox(8)	364,626	2.08%
Orin S. Kramer(9)	144,985	*
Michelle D. Esterman(10)	76,203	*
Joseph A. Davila(11)	47,544	*
Roland Müller-Ineichen	23,117	*
W. Michael Linn(12)	22,768	*
Gregory J. Ritts(13)	18,948	*
Timo Vättö	18,417	*
Indroneel Chatterjee(14)	1,200	*
Joseph L. Morettini(15)	125	*
All Directors and Executive Officers as a Group (11 persons)	1,408,827	7.83%
*
Less than one percent (1%)

(1)
For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she directly or indirectly has, or shares, voting power or investment power, as defined in the rules promulgated under the Exchange Act, or has the right to acquire such beneficial ownership within 60 days after March 21, 2018. Therefore, the table includes options to acquire shares of our common stock that are currently exercisable or will become exercisable within such 60 day period and restricted shares that vest within 60 days. It does not include restricted shares that do not vest within such 60 day period and under which the holder has no voting rights until vested. With respect to shares, unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. No shares have been pledged as security for indebtedness by the Named Executive Officers or Directors.

(2)
Based on information contained in a Schedule 13D/A filed with the SEC on December 1, 2017. Consists of 5,452,489 shares held by Salt Pond Holdings, LLC ("Salt Pond"), a United States Virgin Islands limited liability company, of which the members are the Christiansted Trust (as defined below), the Frederiksted Trust (as defined below) and Erbey Holding Corporation (as defined below); the Christiansted Trust, a United States Virgin Islands trust, of which Mr. Erbey, John Erbey (Mr. Erbey's brother), Mrs. Erbey and Salt Pond are co-trustees (the "Christiansted Trust"); the Frederiksted Trust, a United States Virgin Islands trust, of which Mr. Erbey, John Erbey and Salt Pond are co-trustees (the "Frederiksted Trust"); and Erbey Holding Corporation, Inc. ("Erbey Holding Corporation"), a Delaware corporation, wholly-owned by Carisma Trust, a Nevada trust, the trustee of which is Venia, LLC, a Nevada limited liability company; and 548,220 shares of common stock held by Mrs. Erbey. Mr. Erbey's business address is P.O. Box 25437, Christiansted, United States Virgin Islands 00824.

(3)
Based on information contained in a Schedule 13G/A filed with the SEC on February 7, 2018, jointly by Putnam Investments, LLC d/b/a Putnam Investments ("PI"); two of its wholly-owned subsidiaries, Putnam Investment Management, LLC ("PIM") and The Putnam Advisory Company, LLC ("PAC"); and Putnam Equity Spectrum Fund and Putnam Capital Spectrum Fund. Consists of 2,867,507 shares held by PIM, as to which sole dispositive power is claimed. The shares held by PIM consist of 1,926,606 shares held by Putnam Equity Spectrum Fund as to which sole dispositive power is claimed, and 940,901 shares held by Putnam Capital Spectrum Fund, as to which sole dispositive power is claimed. The business address of PI, PIM, PAC, Putnam Equity Spectrum Fund and Putnam Capital Spectrum Fund is One Post Office Square, Boston, Massachusetts 02109.

(4)
Based on information contained in a Schedule 13G/A filed with the SEC on March 8, 2018 by Deer Park Road Management Company, LP ("Deer Park"), a limited partnership, on behalf of itself and Deer Park Road Management GP, LLC, Deer Park Road Corporation, Michael David Craig-Scheckman, AgateCreek LLC and Scott Edward Burg (collectively, the "Deer Park Reporting Persons"). Consists of 2,843,768 shares held for the account of the STS Master Fund, Ltd. ("STS Master Fund"). Based on information set forth in the Schedule 13G/A, the Deer Park Reporting Persons share voting and dispositive power. Deer Park serves as investment adviser to STS Master Fund, an exempted company organized under the laws of the Cayman Islands. The business address of Deer Park Reporting Persons is 1195 Bangtail Way, Steamboat Springs, Colorado 80487.

(5)
Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2018. Mr. Cooperman is the ultimate controlling person of Associates, Capital LP, Investors LP, Equity LP, Overseas and Advisors (each as defined below and, collectively, the "Omega Entities"). Mr. Cooperman is the managing member of Omega Associates, L.L.C. ("Associates"), a private investment firm formed to invest in and act as general partner of investment partnerships or similar investment vehicles. Associates is the general partner of limited partnerships known as Omega Capital Partners, L.P. ("Capital LP"), Omega Capital Investors, L.P. ("Investors LP") and Omega Equity Investors, L.P. ("Equity LP"). Mr. Cooperman is the President, Chief Executive Officer, and sole stockholder of Omega Advisors, Inc. ("Advisors"), a corporation engaged in providing investment management services, and Mr. Cooperman controls said entity. Advisors serves as the investment manager to Omega Overseas Partners, Ltd. ("Overseas"), a Cayman Island exempted company, and as a discretionary investment advisor to a limited number of institutional clients (the "Managed Accounts"). Consists of 50,000 shares owned by Mr. Cooperman; 504,101 shares owned by Capital LP as to which sole dispositive and voting power is claimed; 131,385 shares owned by Investors LP as to which sole dispositive and voting power is claimed; 294,489 shares owned by Equity LP as to which sole dispositive and voting power is claimed; 256,700 shares owned by Overseas as to which sole dispositive and voting power is claimed; and 42,865 shares owned by Managed Accounts as to which shared dispositive and voting power is claimed. Mr. Cooperman's address is St. Andrew's Country Club, 7118 Melrose Castle Lane, Boca Raton, Florida 33496. The business address of the Omega Entities is 810 Seventh Avenue, 33rd Floor, New York, New York 10019.

(6)
Based on information contained in a Schedule 13G/A filed with the SEC on February 8, 2018 by The Vanguard Group, Inc. on behalf of itself and of Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. (the "Vanguard Entities"). Includes 21,397 shares as to which sole voting power is claimed; 900 shares as to which shared voting power is claimed; 895,249 shares as to which sole dispositive power is claimed; and 21,597 shares as to which shared dispositive power is claimed. 20,697 shares are beneficially owned by Vanguard Fiduciary Trust Company, and 1,600 shares are beneficially owned by Vanguard Investments Australia, Ltd., each of which is a wholly-owned subsidiary of The Vanguard Group, Inc. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, Pennsylvania 19355.

(7)
Consists of options to acquire 292,400 shares exercisable on or within 60 days after March 21, 2018; 23,175 restricted shares scheduled to vest on or within 60 days after March 21, 2018; and 375,319 shares held by the William B. Shepro Revocable Trust (as to which Mr. and Mrs. Shepro share voting and dispositive power), of which 35,000 were purchased in the open market on April 29, 2015, 7,200 were purchased in the open market on March 22, 2016, 2,300 were purchased in the open market on March 29, 2016, 1,700 were purchased in the open market on May 2, 2016, 21,066 were acquired as a result of a stock option exercise on August 19, 2016, 6,130 were purchased in the open market on November 4, 2016, 5,250 were purchased in the open market on February 21, 2017, 4,608 were purchased in the open market on February 24, 2017, 9,966 were acquired pursuant to the vesting of a restricted share award on April 15, 2017, 56,250 were acquired by the exercise of options on September 1, 2017 and 168,751 were acquired by the exercise of options on February 9, 2018.

(8)
Consists of options to acquire 139,000 shares exercisable on or within 60 days after March 21, 2018; 7,839 restricted shares scheduled to vest on or within 60 days after March 21, 2018 and 217,787 shares, of which 18,000 were purchased in the open market on April 29, 2015, 8,130 were purchased as a result of a stock option exercise on March 30, 2016, 1,700 were purchased in the open market on May 2, 2016, 22,999 were acquired as a result of a stock option exercise on August 19, 2016, 3,610 were acquired pursuant to the vesting of a restricted share award on April 15, 2017, 39,167 were acquired by the exercise of options on September 1, 2017 and 117,501 were acquired by the exercise of options on February 9, 2018.

(9)
Includes 142,108 shares held by Boston Provident Partners, L.P., a private investment fund managed by Mr. Kramer, of which 25,000 were purchased in the open market on February 24, 2017, 20,000 were purchased in the open market on August 30, 2017; 5,000 were purchased in the open market on August 31, 2017; and 125 restricted shares scheduled to vest within 60 days after March 21, 2018.

(10)
Consists of options to acquire 68,213 shares exercisable on or within 60 days after March 21, 2018; 5,437 restricted shares scheduled to vest on or within 60 days after March 21, 2018; and 2,553 shares held jointly by Ms. Esterman and her spouse, Gregory F. Esterman, which were acquired pursuant to the vesting of a restricted share award on April 15, 2017.

(11)
Consists of options to acquire 40,138 shares exercisable on or within 60 days after March 21, 2018; 2,369 restricted shares scheduled to vest on or within 60 days after March 21, 2018; and 5,037 shares, of which 1,100 were acquired as a result of a stock option exercise on September 6, 2017, 2,950 were purchased in the open market on May 11, 2015 and 987 were acquired pursuant to the vesting of a restricted share award on April 15, 2017.

(12)
Includes 2,070 shares held by the W. M. Linn Trust, 580 shares held by S & S Agriculture & Oil, LP, a limited partnership in which Mr. Linn shares voting and dispositive power, 1,500 shares held by the William Michael Linn, Roth IRA and 233 shares held by William M. Linn, Simple IRA.

(13)
Consists of options to acquire 15,092 shares exercisable on or within 60 days after March 21, 2018, 2,369 restricted shares scheduled to vest on or within 60 days after March 21, 2018 and 1,487 shares, of which 500 were purchased in the open market on March 21, 2016 and 987 were acquired pursuant to the vesting of a restricted share award on April 15, 2017.

(14)
Consists of 1,200 shares purchased in the open market by Mr. Chatterjee's spouse, Valeriya Chatterjee, on October 31, 2017.

(15)
Consists of 125 restricted shares scheduled to vest within 60 days after March 21, 2018.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,745,906	$28.20	1,450,799

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than ten percent (10%) of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, Directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon the Company's review of Section 16(a) reports, the Company believes that all Section 16(a) filing requirements applicable to such reporting persons were complied with in 2017.

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis provides information regarding each of the following:

  •
  our compensation philosophy and the overall objectives of our executive compensation program;

  •
  our compensation governance practices;

  •
  our executive compensation review process;

  •
  the elements of our executive compensation program; and

  •
  the decisions made in 2017 and the first quarter of 2018 with respect to the compensation of each of the named executive officers identified below (the "Named Executive Officers").

Our Named Executive Officers for 2017 are:

Name	Position
William B. Shepro	Chief Executive Officer
Kevin J. Wilcox	Chief Administration and Risk Officer
Indroneel Chatterjee	Chief Financial Officer(1)
Michelle D. Esterman	Executive Vice President, Finance (former Chief Financial Officer)(2)
Joseph A. Davila	President, Servicer Solutions
Gregory J. Ritts	Chief Legal and Compliance Officer
(1)
Mr. Chatterjee joined the Company as Chief Financial Officer effective October 5, 2017

(2)
Ms. Esterman held the position of Chief Financial Officer through October 4, 2017 and assumed the position of Executive Vice President, Finance effective October 5, 2017

Executive Compensation Philosophy and Objectives

We believe an effective executive compensation program aligns executives' interests with shareholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to improve shareholder value. We seek to provide our executives with long-term incentive opportunities that promote consistent, high-level financial performance and individual service longevity. The Compensation Committee evaluates both performance and compensation opportunities to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key executives remains competitive relative to the compensation paid to similarly situated executives of our peer companies.

To achieve these objectives, we generally believe executive compensation packages should include both cash and equity-based compensation that rewards performance measured against established goals.

In determining executive compensation for fiscal year 2017, our Compensation Committee considered the overwhelming shareholder support that the "Say-on-Pay" proposal received at our 2017 annual meeting of shareholders, with approximately ninety-two percent (92%) of voted shares supporting the Company's executive compensation structure, and continued to apply the same effective principles and philosophy it has used in previous years, including pay-for-performance and the use of compensation programs designed to motivate the creation of shareholder value. In furtherance of these principles, our Compensation Committee has approved certain compensation changes, including (i) moving toward a more regular annual equity grant practice for our executive officers, (ii) changing the payout methodology of our annual incentive plan beginning in 2018 to reduce the cash component and replace it with an equity component and (iii) granting equity more broadly across our organization to motivate and align employees with the success of the Company.

Compensation Governance Practices

Our compensation program maintains and continues to build upon the Company's compensation governance framework. In evaluating the design of our compensation program, our Compensation Committee considers whether such program discourages behavior that may result in unnecessary or excessive risk.

Key features of our compensation program and practices include:

  •
  Performance-based Compensation.  Pay is highly linked to performance. Our 2017 incentive cash compensation awards make up an important portion of the cash compensation for each of our Named Executive Officers, including the majority of the compensation for our Chief Executive Officer, and are based on financial goals (e.g., service revenue, pre-tax income and/or earnings per share ("EPS") targets), strategic initiatives and individual performance goals. In addition, the 2017 and 2018 awards issued pursuant to our Long Term Incentive Plan have a significant performance component.

  •
  Independent Compensation Consultant.  We use an independent compensation consultant to review, analyze and provide recommendations regarding executive compensation.

  •
  Minimum Stock Ownership Requirement for the Chief Executive Officer.  In February 2018, the Board of Directors instituted a minimum stock ownership requirement for our Chief Executive Officer requiring that he beneficially own Altisource stock equal to at least three times his base salary.

  •
  Claw-Back Policy.  In February 2018, we voluntarily adopted a claw-back policy that provides that, in the event of an accounting restatement, the Company may seek to recoup incentive compensation paid to one or more executive officers to the extent that their fraud or intentional misconduct caused the restatement.

  •
  Restrictive Covenants.  With respect to equity grants made after January 1, 2013, we have the right to cancel outstanding equity awards and recover realized gains if an executive breaches certain restrictive covenants within two years following his or her departure from the Company.

  •
  Golden Parachute Excise Tax Protection.  We do not provide golden parachute excise tax gross-up protection for our executives.

  •
  Anti-Hedging and Anti-Pledging Policies.  Our Corporate Governance Guidelines prohibit our executive officers and directors from pledging or otherwise encumbering shares of the Company's common stock as collateral for indebtedness and from entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company's common stock. We also maintain a management directive detailing our trading window period policy and our insider trading policy, which contains similar prohibitions.

Our Executive Compensation Review Process

Role of Our Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation programs, including base salaries, annual non-equity incentive compensation, equity awards and executive benefits. The Compensation Committee determines the compensation of our Chief Executive Officer and approves the compensation of other executive officers.

The Compensation Committee reviews the compensation of our Chief Executive Officer and other executive officers periodically to determine whether compensation changes are appropriate and may make changes to target total compensation opportunities from time to time. To make decisions that are informed by marketplace practices, the Compensation Committee, in consultation with its independent compensation consultant, conducts benchmarking analyses among peer companies of comparable size, industry and similar attributes that may compete with Altisource for qualified management talent. The Compensation Committee also considers additional factors, such as the executive's performance against pre-set targets for the year, the Company's overall performance against its pre-set targets in the environment in which the Company is operating, the executive's experience and expertise, the executive's scope of responsibility and other factors such as retention.

Role of Executive Officers in Compensation Decisions

Certain executives are involved in the design and implementation of our executive compensation programs. Our Chief Executive Officer and Chief Administration and Risk Officer generally attend Compensation Committee meetings, except that they are not present during any voting or deliberations on their own compensation. These executives actively participate in performance reviews and compensation discussions for other executive officers, including making recommendations to the Compensation Committee as to the amount and form of compensation (other than their own). The Compensation Committee exercises its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations. The Compensation Committee generally delegates executive compensation matters to the Chief Executive Officer and the Chief Administration and Risk Officer for further development and execution following approval by the Committee.

In addition, the Compensation Committee has delegated authority to the Chief Executive Officer and the Chief Administration and Risk Officer to approve equity awards of up to 5,000 stock options, with an exercise price of up to $50 per share, or 5,000 restricted shares (or similar equity instrument) for employees (other than executive officers), with an aggregate amount of up to 75,000 stock options or restricted shares (or similar equity instrument) per year. Awards approved by these executives pursuant to this delegation are reported to the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee periodically engages an independent compensation consultant to provide compensation consulting services. With the consent of the Compensation Committee or Compensation Committee Chairman, the independent compensation consultant coordinates with the Company's human resources function to gather information necessary to provide these services and reviews, validates and provides input on information, programs and recommendations.

Among other services, from time to time the Compensation Committee engages its compensation consultant to review the peer group used to benchmark executive and director pay to ensure the comparisons remain meaningful and relevant. Consistent with this practice and considering the evolution of Altisource's business model, in 2017, the Compensation Committee engaged its compensation consultant, Exequity, to conduct an in-depth review of the companies in its peer group.

As part of this review, Exequity provided research related to potential peer group companies for Altisource, taking into consideration many factors, including known competitors for executive talent, participants within Altisource's industry sectors, as well as companies in adjacent industries, comparability of business models and organizational complexity, geographic footprint and comparability of business scale (primarily focused on revenues and market capitalizations). Exequity worked with Altisource's management and human resources function to identify companies that compete with the Company for executive talent in each of its four strategic businesses, Servicer Solutions, Origination Solutions, Consumer Real Estate Solutions and Real Estate Investor Solutions. Exequity also provided research to identify which existing peer group companies were no longer appropriate benchmarking peers due to tenuous business comparability and/or company scale.

Pursuant to Exequity's recommendations, and to better align our peer group with our current business model, the Compensation Committee determined to remove five companies (Equifax, Inc., PRGX Global, Inc., Sykes Enterprises Incorporated, Syntel, Inc. and Walter Investment Management Corp.) and to add seven companies (CoStar Group, Inc., Ellie Mae, Inc., Marcus & Millichap, Inc., Radian Group, RealPage, Inc., Redfin Corporation and Zillow Group, Inc.) to its peer group.

The resulting group of 19 peer companies consists of:

  •
  Black Knight Financial Services, Inc.
  •
  CoreLogic, Inc.
  •
  CoStar Group, Inc.
  •
  Ellie Mae, Inc.
  •
  Everi Holdings, Inc.
  •
  ExlService Holdings, Inc.
  •
  FleetCor Technologies, Inc.
  •
  Genpact Ltd.
  •
  Jack Henry & Associates Inc.
  •
  Marcus & Millichap, Inc.
  •
  Nationstar Mortgage Holdings, Inc.
  •
  PennyMac Financial Services, Inc.
  •
  Radian Group Inc.
  •
  RealPage, Inc.
  •
  Redfin Corporation
  •
  Stewart Information Services Corp.
  •
  Virtusa Corp.
  •
  WEX, Inc.
  •
  Zillow Group, Inc.

Based on the research provided by Exequity, and the factors noted above, the Compensation Committee determined that the revised peer group is appropriate for use in future director and executive pay studies. This revised peer group was used to conduct benchmarking analyses for the director and executive pay studies described below.

The Compensation Committee also engaged Exequity to conduct a director pay benchmarking study relative to the above-listed companies. The pay study concluded that the total compensation (cash and equity) for our non-management Directors is below the peer group median. Based on these findings and other factors, the Compensation Committee recommended submitting a proposal to our shareholders to increase the value of the annual equity award made to our non-management Directors from $110,000 to $120,000. Please see "Proposed Change in Compensation" in the "Board of Directors Compensation" section above for further information relating to this pay study and the proposed compensation change.

Utilizing a similar analysis, in the first quarter of 2018, Exequity conducted a pay study to analyze the competitiveness of Altisource's executive pay levels relative to the pay levels for the companies in its peer group. In conducting its analysis, Exequity compared Altisource's positions to peer benchmarks in terms of base salary, target annual cash incentive opportunity, total target cash compensation, long-term incentive compensation and total direct compensation (target total cash compensation plus long-term incentives). Following its pay study, Exequity concluded that the total direct compensation for each of Altisource's top five executive officers was below the peer group's median level for comparable roles at peer-group companies, primarily as a result of lower equity compensation. The Compensation Committee considered the results of this pay study in determining the size of the 2018 equity grants awarded to these executives under the Company's 2017 Long-Term Incentive Plan. Please see "2018 Long-Term Incentive Plan Awards" in the "Equity Compensation" section below for further information regarding these grants.

In 2017, the Company also sought input from Exequity with regard to the design of the 2017 and 2018 awards issued under our Long-Term Incentive Plan and the September 2017 compensation increase for the Chief Administration and Risk Officer, which are described further in subsequent sections of this Compensation Discussion and Analysis.

Elements of Executive Compensation

The current annual compensation package for our Named Executive Officers primarily consists of three elements:

  •
  Base salary.  Base salary is intended to attract executives and to provide fixed compensation that is commensurate with the executive's scope of responsibility and effectiveness.

  •
  Annual cash incentive compensation.  Altisource's annual cash incentive is based on the achievement of Company performance targets and an assessment of the executive's individual performance, and is designed to align the executive's compensation with the Company's business goals and increase shareholder value.

  •
  Long-term equity compensation.  Long-term equity compensation focuses on the retention of high-performing executives and incenting the achievement of strategic business objectives designed to increase shareholder value.

We believe that this compensation mix supports our objective of having a large portion of compensation that is "at risk" based on Company performance. These elements of compensation are also designed to be consistent with competitive market practices and to attract and retain highly talented executives. Going forward, we expect to further emphasize the long-term equity compensation element because of (i) the direct link that equity compensation provides between shareholder interests and the interests of our executives, and (ii) the retention characteristics that equity compensation provides considering our industry and business environment.

Base Salary

Base salaries for our Named Executive Officers are established based on individual qualifications and job responsibilities while using a market-based approach that takes into account compensation levels at companies in our peer group for similar positions. The Compensation Committee sets the base salary for the Chief Executive Officer and approves the base salaries for all other Named Executive Officers.

Base salaries for our Named Executive Officers are reviewed periodically with adjustments made based on market information, internal review of the Named Executive Officer's compensation in relation to other executives, individual performance and corporate performance. Salary levels are also considered upon a relocation, a promotion or other change in job responsibility. Please refer to "Other Compensation Decisions for our Named Executive Officers" below for additional information relating to base salary changes approved by the Compensation Committee for our Named Executive Officers in 2017.

In addition, under article L.223-1 of the Luxembourg Labor Code, all compensation owed pursuant to an employment agreement is required to be adapted based upon the cost of living index in the Grand Duchy of Luxembourg. As previously disclosed, effective January 1, 2017, there was a required two and a half percent (2.5%) increase in compensation pursuant to this law. The base salaries for our Named Executive Officers and the incentive compensation targets for the Chief Executive Officer and the Chief Administration and Risk Officer were adjusted accordingly.

Base salaries for our Named Executive Officers are set in U.S. dollars and paid in euros. Please see the Summary Compensation Table under "Executive Compensation" for additional information regarding the base salaries of our Named Executive Officers.

Annual Incentive Compensation

Overview

Pursuant to an annual incentive plan, a participant earns cash incentive compensation as determined by the Compensation Committee. The plan provides the Compensation Committee and our management with the authority to establish incentive award guidelines, which are further discussed below.

In 2017, consistent with prior years, each Named Executive Officer (other than Mr. Chatterjee(1)) had a targeted annual cash incentive award that is expressed as a percentage of his or her annual cash total target compensation. Incentive compensation awards made up a significant portion of the annual cash compensation for each of our Named Executive Officers, including the majority of the compensation for our Chief Executive Officer. In 2017, thirty-four percent (34%) to sixty percent (60%) of total annual cash target compensation of our Named Executive Officers was payable only upon achievement of certain minimum Company and individual performance levels. The appropriate targeted percentage is assigned to our Named Executive Officers based upon the nature and scope of their responsibilities.

The table below reflects the percentage of each executive's target total annual cash compensation that was allocated to each of base salary and annual incentive compensation in 2017 and the percentage of actual total annual cash compensation for each executive that was allocated to each of base salary and annual incentive compensation in 2017:

Name	Base Salary % of Target Total Annual Cash Compensation in 2017	Annual Incentive Compensation % of Target Total Annual Cash Compensation in 2017	Base Salary % of Actual Total Annual Cash Compensation in 2017	Annual Incentive Compensation % of Actual Total Annual Cash Compensation in 2017
William B. Shepro	40%	60%	33%	67%
Kevin J. Wilcox	50%	50%	42%	58%
Michelle D. Esterman	61%	39%	53%	47%
Joseph A. Davila	57%	43%	54%	46%	(2)
Gregory J. Ritts	66%	34%	63%	37%	(3)

(1)
Mr. Chatterjee joined the Company in October 2017 and did not participate in the 2017 annual incentive plan. However, pursuant to the terms of his employment agreement, to compensate for the lost incentive opportunity from his prior employer, Mr. Chatterjee was provided the opportunity to earn an incentive compensation award of $485,000, subject to meeting performance criteria. In November 2017, the Compensation Committee approved the performance criteria for Mr. Chatterjee which pertained to (i) amending our Senior Secured Term Loan ("SSTL"), (ii) continuing to develop shareholder communications and (iii) supporting other corporate initiatives. In the first quarter of 2018, the Committee determined that Mr. Chatterjee met these performance expectations and Mr. Chatterjee received an award of $485,000.

(2)
The executive's Incentive Compensation includes a one-time discretionary award of $31,486 to reflect the executive's efforts and accomplishments leading our Servicer Solutions business and revenue diversification efforts to position it for continued growth, and contribution to the completion of our Cooperative Brokerage Agreement with New Residential Investment Corp. ("NRZ").

(3)
The executive's Incentive Compensation includes a one-time discretionary award of $23,125 to reflect the executive's significant contributions to our strategic initiatives, including the amendment of the SSTL and the completion of the Luxembourg subsidiary restructuring as well as the completion of our Cooperative Brokerage Agreement with NRZ.

Our annual incentive compensation is structured in a manner that is intended to motivate executives to achieve pre-established key performance indicators by rewarding executives for such achievement. As in prior years, this was accomplished in 2017 by utilizing a scorecard methodology which incorporates multiple financial and non-financial performance indicators (with a majority being financial performance indicators) developed through our annual strategic planning process and designed to enhance Company performance and long-term shareholder value. Typically, thirty-five percent (35%) to fifty-five percent (55%) of the total incentive award opportunity for our Named Executive Officers is tied to the achievement of financial objectives.

Consistent with prior years, in 2017, the annual cash incentive award for our Chief Executive Officer and other Named Executive Officers was based on (i) the executive's performance against goals established per their scorecards (eighty percent (80%)) and (ii) a performance appraisal (twenty percent (20%)).

Personal Scorecards of our Named Executive Officers

The corporate scorecard is approved annually by the Board of Directors and is utilized by the Compensation Committee to determine the personal scorecards of our Chief Executive Officer and other Named Executive Officers and, following the end of the performance period, the appropriate amount of incentive compensation awarded to these executives. During the development of the corporate scorecard each year, the Board considers the level of difficulty associated with the attainment of each goal in the corporate scorecard. The intent of the Board is to establish target levels in the scorecard that are ambitious but achievable. Certain amendments/exceptions to the corporate scorecard may be approved at subsequent Board of Directors meetings. Typically, these amendments/exceptions to the corporate scorecard reflect adjustments deemed by the Board of Directors to be appropriate in light of changes to the business or other relevant factors during the year.

The Chief Executive Officer's personal scorecard is based on corporate level goals (comprising financial objectives and strategic initiatives) established in the corporate scorecard, while the scorecards for other Named Executive Officers are generally based on performance within their respective corporate, business unit or support unit.

In 2017, the components in each scorecard of our Named Executive Officers were weighted individually based on relevance to the ultimate financial performance of the Company and the importance of their achievement to the success of our corporate strategy. Within each component of the scorecard, there were three (3) established levels of achievement: threshold, target and outstanding. Each level of achievement was typically tied to a relative point on a percentage scale which indicates the level of goal achievement within each component of the scorecard. Generally, achieving the threshold level of achievement earned the executive fifty percent (50%) of the target incentive compensation tied to such goal; the target level of achievement earned the executive one hundred percent (100%) of the target incentive compensation tied to such goal; and the outstanding level of achievement earned the executive one hundred fifty (150%) of the target incentive compensation tied to such goal. An achievement below the threshold level would generally not entitle the executive to compensation for the associated goal.

In 2017, the corporate scorecard goals were cascaded down through the organization to incentive-eligible employees in their personal scorecards, which are also linked to corporate profitability and the achievement of our strategic initiatives. The scorecards were communicated to all incentive-eligible employees and were made available to them. Performance against such scorecards is generally reviewed with management periodically through business reviews and after the end of each year. This incentive compensation structure is intended to align the goals of our incentive-eligible employees with the overall success of the Company, while establishing clear performance standards within their respective business or support units.

The 2017 corporate scorecard was approved by the Board of Directors at its meeting on November 15, 2016. Certain amendments to the corporate scorecard were approved at subsequent Board of Directors meetings. These amendments to the corporate scorecard reflected adjustments deemed by the Board of Directors to be appropriate in light of changes to the business or other relevant factors during the year. Such factors included, by way of illustration, (i) 2017 industry-wide loan origination volumes, which were significantly lower than anticipated, and (ii) a change in the business strategy of one of our large clients. In evaluating whether to approve an amendment to the corporate scorecard, the Board of Directors considered the effect that such amendment would have on our Named Executive Officers' personal scorecards, and whether the rationale for the amendment was due to factor(s) beyond their control.

Consistent with prior years, the Company's corporate scorecard for 2017 included achieving consolidated service revenue and adjusted diluted EPS(1) targets and achieving growth initiatives or business segment specific service revenue and adjusted pre-tax income(2) targets. In addition, the corporate scorecard provided for execution against our strategic initiatives.

Overall, the Company achieved a majority of its 2017 corporate scorecard goals including those tied to consolidated service revenue, adjusted diluted EPS, compliance, customer experience and other strategic initiatives. With respect to the other strategic initiatives, the Company successfully (i) established a direct relationship with NRZ by entering into a Cooperative Brokerage Agreement and related letter agreement and a non-binding Letter of Intent to enter into a Services Agreement, (ii) completed a restructuring of its Luxembourg subsidiaries to simplify the Company's corporate structure and allow it to operate more efficiently, resulting in a net operating loss carryforward of $300.9 million and (iii) amended its SSTL to allow the Company to make open market share purchases and complete the Luxembourg restructuring. The Company also won several new large customer mandates, expanded key existing relationships and continued to develop the sales pipeline, positioning Altisource to grow non-Ocwen revenue in 2018 and beyond and further diversifying its revenue base.

The Company also made significant progress positioning its Consumer Real Estate Solutions business for long-term success by achieving goals related to improving the conversion of Owners.com leads to showings. Further, the Company achieved its goal related to the advancement of its marketplace strategy.

Among the goals applicable to our Named Executive Officers, the Company did not achieve (i) the company-wide diversified service revenue goal and (ii) the adjusted pretax income goal for certain Servicer Solutions businesses(3). With respect to our diversified service revenue goal, we believe that there was a slowing of our growth primarily due to the decision of some of our current and prospective clients to perform additional due diligence on Altisource following the April 2017 announcements of regulatory actions against Ocwen and the uncertainty associated with NRZ's May 2017 announcement of its agreement in principal to acquire certain mortgage servicing rights from Ocwen. We believe this additional diligence largely affected timing, not wins of new business, as evidenced by our recent successes at winning new business and expanding business with existing customers.

(1)
Adjusted diluted EPS (a non-GAAP measure) is calculated by dividing net income attributable to Altisource plus intangible asset amortization expense (net of tax), and adding or deducting certain income tax related items relating to the Luxembourg subsidiary merger, other income tax rate changes in Luxembourg and the United States and an increase in foreign income tax reserves (and related interest), by the weighted average number of diluted shares.

(2)
Adjusted pre-tax income is calculated by adding intangible assets amortization expense, to, and deducting net income attributable to non-controlling interests from, income before income taxes and non-controlling interests.

(3)
For purposes of this section, references to the "Servicer Solutions" business(es) exclude certain servicer technology businesses and the mortgage charge-off collection business.

Our corporate scorecard for 2017, as amended, and corresponding achievement levels for our Named Executive Officers (other than Mr. Chatterjee who did not participate in the 2017 annual incentive plan) are detailed below:

2017 Corporate Scorecard Elements
Levels of Achievement
Actual Level of Achievement
Element		Threshold		Target		Outstanding
Achieve Service Revenue Targets(1):
i.	Altisource Consolidated (applicable to the Chief Executive Officer ("CEO"), the Chief Administration and Risk Officer ("CARO") and the Executive Vice President, Finance ("EVP Finance"))	i.	$820.4 million	i.	$866.0 million	i.	$957.2 million	i.	$899.6 million Target
ii.	Servicer Solutions business (applicable to the President, Servicer Solutions and the Chief Legal and Compliance Officer ("CLCO"))	ii.	$550.3 million	ii.	$647.4 million	ii.	$744.5 million	ii.	$649.8 million Target
iii.	Origination Solutions business (applicable to the CLCO)	iii.	$45.4 million	iii.	$53.5 million	iii.	$61.5 million	iii.	$49.2 million Threshold
iv.	Consumer Real Estate Solutions business (applicable to the CLCO)	iv.	$4.0 million	iv.	$4.7 million	iv.	$5.3 million	iv.	$4.7 million Target
v.	Real Estate Investor Solutions business (applicable to the CLCO)	v.	$77.7 million	v.	$86.6 million	v.	$95.5 million	v.	$82.1 million Threshold
Achieve Income Targets(1):
i.	Altisource Consolidated: Adjusted Diluted Earnings Per Share ("Adjusted EPS") (applicable to the CEO, the CARO and the EVP Finance)	i.	$2.38	i.	$2.51	i.	$2.78	i.	$2.80 Outstanding
ii.	Servicer Solutions business: Adjusted Pretax Income (applicable to the President, Servicer Solutions)	ii.	$188.7 million	ii.	$222.0 million	ii.	$255.3 million	ii.	$205.9 million Threshold
Successfully complete the key Strategic Initiatives of the Company		See Strategic Initiatives below		See Strategic Initiatives below		See Strategic Initiatives below		See Strategic Initiatives below

(1)
The business segment goals are generally established such that the sum of all business goals is equal to the corresponding goal at the Altisource consolidated corporate level.

The elements of our strategic initiatives and actual levels of achievements of our Named Executive Officers against such initiatives are set forth below. We do not disclose all of our specific performance measures and targets for these initiatives as they contain highly sensitive data related to our business operations and strategy. We believe that the disclosure of such performance measures and targets would result in competitive harm.

2017 Strategic Initiatives
Elements			Actual Level of Achievement(1),(2)
1.	Grow Servicer Solutions business		President, Servicer Solutions—
	a.	Achieve REO liquidation rate Targets	Threshold at 55.0%(3),
	b.	Achieve diversified Service Revenue Target	CLCO—Below Threshold
	c.	Achieve Q4'17 diversified Service Revenue Target
2.	Grow Origination Solutions business—Achieve Q4'17 Service Revenue Target		CLCO—Below Threshold
3.	Grow Consumer Real Estate Solutions business		CLCO—Outstanding at 130.0%(4)
	a.	Achieve Lead to Face to Face ("F2F") Conversion Rate Target
	b.	Achieve F2F to Closing Conversion Rate Target
	c.	Achieve Take Rate Target
4.	Grow Real Estate Investor Solutions business—Achieve Q4'17 Service Revenue Target		CLCO—Below Threshold
5.	Achieve Marketplace-related objectives		CLCO—Target
6.	Performance against corporate-level Strategic Initiatives		CEO, CARO, EVP Finance, CLCO, President, Servicer Solutions—Outstanding
7.	Achieve operations and cost savings initiatives
	a.	Achieve Administration department expense Target	CARO—Outstanding,
	b.	Achieve Finance department expense Target	EVP Finance, CLCO—Target
	c.	Achieve Law department expense Target
8.	Continue to enhance our Compliance Management System		CEO, CARO, EVP Finance, CLCO—Outstanding, President, Servicer Solutions—Outstanding at 125.0%
9.	Improve customer experience		CEO, CARO, President, Servicer Solutions—Target at 116.7%, CLCO—Target at 75.0%

(1)
Unless otherwise noted, achieving below the threshold level of achievement did not earn the executive any incentive compensation; the threshold level of achievement earned the executive fifty percent (50%) of the target incentive compensation tied to such goal; the target level of achievement earned the executive one hundred percent (100%) of the target incentive compensation tied to such goal; and the outstanding level of achievement earned the executive one hundred fifty (150%) of the target incentive compensation tied to such goal.

(2)
Certain strategic initiatives are comprised of multiple sub-goals. In such case, the executives assigned to such initiative may be tied to one or more of these sub-goals as detailed in their personal scorecards below.

(3)
Goal 1.a, with a weight of five percent (5%), was achieved at Outstanding; goal 1.b, with a weight of ten percent (10%), was achieved at thirty-five percent (35%); goal 1.c, with a weight of five percent (5%), was achieved at Below Threshold.

(4)
Goal 3.a, with a weight of three percent (3%), was achieved at Outstanding; goal 3.b, with a weight of one percent (1%), was achieved at Threshold; goal 3.c, with a weight of one percent (1%), was achieved at Outstanding.

The 2017 personal scorecards for our Chief Executive Officer and other Named Executive Officers (other than Mr. Chatterjee who did not participate in the 2017 annual incentive plan) and their corresponding levels of achievement are as follows:

			Levels of Achievement
2017 Personal Scorecards
Name	%	2017 Scorecard Elements	Threshold	Target	Outstanding	Actual Level of Achievement(1)
William B. Shepro, Chief Executive Officer	25.0%	Achieve Altisource Consolidated Service Revenue Target	$820.4 million	$866.0 million	$957.2 million	$899.6 million Target
	30.0%	Achieve Adjusted EPS Target	$2.38	$2.51	$2.78	$2.80 Outstanding
	25.0%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 6,8,9	See Strategic Initiatives 6,8,9	See Strategic Initiatives 6,8,9	143.3%
Kevin J. Wilcox, Chief Administration and Risk Officer	25.0%	Achieve Altisource Consolidated Service Revenue Target	$820.4 million	$866.0 million	$957.2 million	$899.6 million Target
	30.0%	Achieve Adjusted EPS Target	$2.38	$2.51	$2.78	$2.80 Outstanding
	25.0%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 6,7.a,8,9	See Strategic Initiatives 6,7.a,8,9	See Strategic Initiatives 6,7.a,8,9	143.3%
Michelle D. Esterman, Executive Vice President, Finance	25.0%	Achieve Altisource Consolidated Service Revenue Target	$820.4 million	$866.0 million	$957.2 million	$899.6 million Target
	30.0%	Achieve Adjusted EPS Target	$2.38	$2.51	$2.78	$2.80 Outstanding
	25.0%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 6,7.b,8	See Strategic Initiatives 6,7.b,8	See Strategic Initiatives 6,7.b,8	135.0%
Joseph A. Davila, President, Servicer Solutions	15.0%	Achieve Service Revenue Target for Servicer Solutions business	$550.3 million	$647.4 million	$744.5 million	$649.8 million Target
	20.0%	Achieve Adjusted Pretax Income Target for Servicer Solutions business	$188.7 million	$222.0 million	$255.3 million	$205.9 million Threshold
	45.0%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 1.a,1.b,1.c,6,8,9	See Strategic Initiatives 1.a,1.b,1.c,6,8,9	See Strategic Initiatives 1.a,1.b,1.c,6,8,9	101.3%

(1)
Unless otherwise noted, achieving below the threshold level of achievement did not earn the executive any incentive compensation; the threshold level of achievement earned the executive fifty percent (50%) of the target incentive compensation tied to such goal; the target level of achievement earned the executive one hundred percent (100%) of the target incentive compensation tied to such goal; and the outstanding level of achievement earned the executive one hundred fifty (150%) of the target incentive compensation tied to such goal.

Levels of Achievement
		2017 Scorecard Elements				Actual Level of Achievement(1)
Name	%		Threshold	Target	Outstanding
Gregory J. Ritts, Chief Legal and Compliance Officer	4.0%	Achieve Service Revenue Target for Servicer Solutions business	$550.3 million	$647.4 million	$744.5 million	$649.8 million Target
	4.0%	Achieve Service Revenue Target for Origination Solutions business	$45.4 million	$53.5 million	$61.5 million	$49.2 million Threshold
	4.0%	Achieve Service Revenue Target for Real Estate Investor Solutions business	$77.7 million	$86.6 million	$95.5 million	$82.1 million Threshold
	5.5%	Achieve Service Revenue Target for Consumer Real Estate Solutions business	$4.0 million	$4.7 million	$5.3 million	$4.7 million Target
	62.5%	Successfully complete the key strategic initiatives of the Company	See Strategic Initiatives 1.c,2,3.a,3.b,3.c, 4,5,6,7.c,8,9	See Strategic Initiatives 1.c,2,3.a,3.b,3.c, 4,5,6,7.c,8,9	See Strategic Initiatives 1.c,2,3.a,3.b,3.c, 4,5,6,7.c,8,9	89.4%
(1)
The achievements against the strategic initiatives were determined based on the weighted average achievement of the initiatives applicable to each executive.

Performance Appraisals

As noted above, in 2017, twenty percent (20%) of the incentive compensation for the Chief Executive Officer and other Named Executive Officers (other than Mr. Chatterjee) was determined by their performance appraisal for the service year. Performance appraisals for our Named Executive Officers were based on an individual impact rating which measured the Named Executive Officer's effectiveness in planning, executing against financial targets/goals, driving positive business impact for his or her department/business unit and the overall organization, striving for continuous quality improvements and the optimization of his or her organization.

The Compensation Committee assigned an individual impact rating to the Named Executive Officers considering the recommendation of the Chief Executive Officer and the Chief Administration and Risk Officer (except with respect to their own), which was based upon the Named Executive Officer's performance against the above factors. The Compensation Committee also approved a corresponding rating percentage, which was used to calculate the executive's payout for this portion of the executive's incentive.

Consistent with our pay-for-performance philosophy, a lower impact rating would have resulted in a lower individual percentage, such that it would be possible for an executive with a low rating to get less than their target incentive payout, or no incentive payout at all. Conversely, executives with high ratings received a higher rating percentage of up to one hundred and fifty percent (150%).

For 2017, impact rating percentages for our Named Executive Officers who participated in our 2017 annual incentive plan, and related achievements and considerations, were as follows:

William B. Shepro.    Mr. Shepro received an impact rating percentage of one hundred and fifty percent (150%), reflecting his strong leadership and vision in the development and execution of the Company's strategy; the delivery of strong financial results; continued progress against our growth initiatives, including the diversification of our revenue through the completion of our Cooperative Brokerage Agreement with NRZ; and the strengthening of the Company's leadership team through the hiring of a Chief Financial Officer and President, Real Estate Marketplace.

Kevin J. Wilcox.    Mr. Wilcox received an impact rating percentage of one hundred and fifty percent (150%), reflecting his successful leadership of the Law, Compliance, Human Resources, Customer Experience and Risk functions; the significant role he played in developing and executing against key corporate initiatives; the strengthening of the Company's risk management framework, including through the continued enhancement of our Compliance Management System; the further development of our customer experience framework leading to an outstanding improvement of the overall Net Promoter Score; and the optimizing of his organization.

Michelle D. Esterman.    Ms. Esterman received an impact rating percentage of one hundred and fifty percent (150%), reflecting her effective leadership of the Finance, Tax, Facilities and Vendor Management teams to drive continued reduction in overall capital expenditure requirements and the significant role she played in developing and executing against key corporate initiatives, including the amendment of our SSTL and the completion of the Luxembourg subsidiary restructuring.

Joseph A. Davila.    Mr. Davila received an impact rating percentage of one hundred and fifty percent (150%), reflecting his overall leadership of our Servicer Solutions business and his contribution to the procurement of several new clients in support of meaningful revenue diversification and strong sales momentum leading into 2018. Mr. Davila also strengthened his organization, particularly through the building of a new, high-capability relationship management team.

Gregory J. Ritts.    Mr. Ritts received an impact rating percentage of one hundred and fifty percent (150%), reflecting his significant contributions to our corporate initiatives, including the completion of our Cooperative Brokerage Agreement with NRZ, the amendment of our SSTL and the completion of the Luxembourg subsidiary restructuring; his role in the continued enhancement of our Compliance Management System; the successful management of legal and regulatory matters for the Company; and the optimizing of the teams within the Law and Compliance organization.

2017 Annual Incentive Payout Determinations

The Chief Executive Officer's scorecard performance and personal performance appraisal were determined by the Compensation Committee, taking into consideration whether the Company's performance and corresponding incentive results present a fair representation of the Chief Executive Officer's performance.

For our Named Executive Officers other than the Chief Executive Officer, the Chief Executive Officer, in conjunction with the Chief Administration and Risk Officer, presented the personal scorecard performance and the individual impact rating percentages to the Compensation Committee and made recommendations as to the incentive compensation for each executive officer (except for the Chief Administration and Risk Officer, whose performance was reviewed without the presence of such executive). The Compensation Committee evaluated the recommendations in light of the Company's overall performance and the executive's business unit or support unit's performance and made the final compensation award determinations for each executive. Annual incentive compensation was paid to our executives and other incentive-eligible employees following such determinations.

In instances where the Compensation Committee believes an executive's scorecard performance does not result in an incentive compensation amount that is reflective of the executive's efforts and accomplishments, the Compensation Committee may grant the executive a one-time cash award in recognition of his or her exceptional efforts and accomplishments during the period.

Pursuant to our annual incentive plan, we calculated payouts to our Named Executive Officers using the following formula:

(Target Amount for Performance Against Personal Scorecard × Scorecard Performance Achievement %) +
(Target Amount for Performance Appraisal × Individual Impact Rating Percentage) +
Discretionary Bonus (if any)

The following table summarizes the basis for the calculation of the 2017 incentive awards for each of our Named Executive Officers (other than Mr. Chatterjee who did not participate in our 2017 annual incentive plan), using the formula described above:

		Performance Against Personal Scorecard			Individual Impact Rating Percentages
	2017 Target Incentive Opportunity
Name		Target Amount(1)	Achieve- ment %(2)	Earned Amount	Target Amount(3)	Achieve- ment %	Earned Amount	Discre- tionary Award		2017 Incentive Award
William B. Shepro	$1,199,250	$959,400	132%	$1,269,208	$239,850	150%	$359,775	-		$1,628,983
Kevin J. Wilcox	$465,834	$372,667	132%	$493,008	$93,167	150%	$139,750	-		$632,758
Michelle D. Esterman	$280,000	$224,000	130%	$290,500	$56,000	150%	$84,000	-		$374,500
Joseph A. Davila	$316,666	$253,333	88%	$223,514	$63,333	150%	$95,000	$31,486	(4)	$318,514
Gregory J. Ritts	$231,250	$185,000	88%	$162,598	$46,250	150%	$69,375	$23,125	(5)	$231,973
(1)
Represents eighty percent (80%) of the executive's 2017 target incentive opportunity.

(2)
Percentage calculated based on the achievements against goals in the executive's personal scorecard outlined above.

(3)
Represents twenty percent (20%) of the executive's 2017 target incentive opportunity.

(4)
Represents a one-time discretionary award to reflect the executive's efforts and accomplishments leading our Servicer Solutions business and revenue diversification efforts to position it for continued growth, and contribution to the completion of our Cooperative Brokerage Agreement with NRZ.

(5)
Represents a one-time discretionary award to reflect the executive's significant contributions to our strategic initiatives, including the amendment of the SSTL and the completion of the Luxembourg subsidiary restructuring as well as the completion of our Cooperative Brokerage Agreement with NRZ.

Target incentive opportunities are set in U.S. dollars and, at the executive's discretion, may be paid in U.S. dollars and/or in euros converted from U.S. dollars at the exchange rate on or around the date of payment. For 2017, the incentive compensation for Messrs. Shepro and Ritts was paid in euros, in whole or in part, using the exchange rate applicable on March 6, 2018. Please see the Summary Compensation Table under the "Executive Compensation" section below for additional details.

2018 Annual Incentive Compensation

The Company's 2018 key performance indicators have been developed and the corporate scorecard was approved by the Board of Directors at its meeting on February 13, 2018.

The corporate scorecard for 2018 includes (i) consolidated service revenue and adjusted diluted EPS targets and (ii) growth initiative or business segment specific service revenue and adjusted pre-tax income targets. For 2018, the personal scorecards of our Named Executive Officers will be tied to one or both of these financial targets. In addition, the corporate scorecard provides for the successful completion of strategic initiatives established to enhance long-term corporate and shareholder value. These strategic initiatives relate to (i) enhancing our compliance management system, (ii) improving customer experience and (iii) accomplishing other corporate level initiatives.

In the first quarter of 2018, the Compensation Committee also approved the following design changes to our annual incentive plan:

  •
  Simplification of the personal scorecard structure.  Beginning with 2018 annual incentives, a larger percentage of the personal scorecards of our Named Executive Officers and other incentive-eligible employees will be tied to the achievement of financial targets and simplified goals. These financial targets will include business unit specific service revenue targets and adjusted pre-tax income targets as well as Company service revenue and adjusted diluted EPS targets. We expect that financial targets will comprise approximately sixty percent (60%) to ninety percent (90%) of the annual incentive of the target incentive opportunity for incentive-eligible employees in 2018, versus thirty percent (30%) to fifty percent (50%) in 2017.

  •
  Adoption of a new payout methodology that includes a significant equity component.  The Compensation Committee approved changing the payout methodology of our annual incentive plan beginning in 2018 to reduce the cash component and replace it with a longer term equity component (restricted share units ("RSUs")) for our executive officers and other incentive eligible employees. The equity portion of the incentive award payouts will be determined based on allocation elections made by participating employees, subject to certain parameters including a minimum of twenty-five percent (25%) and a maximum of fifty percent (50%) of the annual incentive in RSUs for the 2018 service year and an anticipated minimum of thirty-five percent (35%) and an anticipated maximum of one hundred percent (100%) for the 2019 service year. We anticipate that this new payout methodology will create a greater sense of ownership throughout the organization, motivate employees to create long-term value for shareholders and support retention.

  •
  One hundred percent (100%) of incentive compensation awards will be determined based on scorecard performance. Beginning in 2018, one hundred percent (100%) of our Named Executive Officers' incentive compensation will be tied to the performance targets set forth in their personal scorecards, which will consist of goals tied to consolidated Altisource service revenue, Altisource adjusted diluted EPS (a non-GAAP measure), compliance adherence and an enhanced customer experience. For Mr. Davila (and additional business unit heads that are not Named Executive Officers), it will also include goals related to their respective business' service revenue and adjusted pretax income. This change will serve to reinforce our emphasis on performance against objective financial targets, delivering exceptional customer service and adhering to compliance standards. In addition, our Named Executive Officers' individual impact ratings will measure whether the executives have created long-term shareholder value by collaborating across business units, developing strategic business ideas and implementing operational excellence and process improvements. Unlike the performance appraisal in prior years, this rating will not be tied to a portion of the executive's target incentive opportunity; rather, a positive rating will be a condition of the executive's eligibility to receive the portion of his or her incentive that is tied to overall Altisource corporate performance. We expect that fifteen percent (15%) to ninety percent (90%) of the annual incentive of our Named Executive Officers will be tied to overall Altisource corporate performance, with the Chief Executive Officer and the majority of the other Named Executive Officers having over fifty percent (50%) of their annual incentive tied to those targets.

  •
  Approval of equity awards based on achieving goals tied to 2018 adjusted diluted EPS.  Additionally, in February 2018, the Compensation Committee approved a program pursuant to which a one-time equity award would be issued to each of our Named Executive Officers and certain other key executives upon a determination by the Committee of achievement by the Company of target adjusted diluted EPS (a non-GAAP measure) and the executive's achievement of a designated level of their scorecard performance for 2018. This program is expected to help with the retention of these key executives, provide them with an additional incentive for superior performance and create long-term value for shareholders.

Relocation and Foreign Living Allowances

Since we are a Luxembourg company, our Named Executive Officers are generally based at our corporate headquarters in Luxembourg. This is consistent with our view that daily interaction of our leadership team at our headquarters helps us to efficiently develop and execute our strategic initiatives. Often the executive talent we seek to attract to Luxembourg is based in the United States. To attract and appropriately incent our Named Executive Officers, we provide each with certain relocation and foreign living allowances and other benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation philosophy to attract and retain superior employees for key positions requiring relocation. These relocation and foreign living benefits are provided pursuant to the executive's employment agreement and relocation plan and may include housing allowances, personal use of company car(s), settling-in allowances, education allowances, goods and services allowances, travel allowances, medical benefits and tax-related benefits such as tax preparation and tax normalization. Tax normalization is an expatriate benefit, which provides for the executive to be compensated for the excess income taxes paid relative to the income taxes the executive would be paying in his or her country of origin.

Please see the Summary Compensation Table under the "Executive Compensation" section for details regarding the relocation benefits received by each Named Executive Officer in 2017.

Other Benefits

The Compensation Committee's policy with respect to employee benefit plans is to provide benefits to our employees, including our executive officers, comparable to benefits offered by companies of a similar size and circumstance to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees. Consistent with this policy, our Luxembourg-based employees, including our executive officers, are eligible to participate in the Company's international health and travel plan.

Equity Compensation

2009 Equity Incentive Plan

Altisource provides long-term equity incentive opportunities for eligible employees, including our Named Executive Officers, under our 2009 Equity Incentive Plan. The Compensation Committee administers the 2009 Equity Incentive Plan, which was approved by our shareholders in 2009.

Equity awards are generally provided in the form of restricted shares, RSUs or stock options, with a significant portion of the grants generally tied to market criteria or other financial targets. Through the use of performance-based awards, the Compensation Committee endeavors to ensure that the receipt of significant equity-based compensation is conditioned on the Company's performance exceeding appropriate benchmarks to create shareholder value. The Compensation Committee also grants awards subject to time-based vesting to encourage retention and further align the recipients' interests with those of the shareholders of the Company.

Award agreements include a covenant not to disclose our confidential information. In addition, the award recipient is generally bound by non-competition and non-solicitation covenants for a minimum period of two (2) years following the end of his or her employment with the Company.

To determine the level and type of equity awards for an executive, the Compensation Committee considers various factors, such as the individual's position, feedback from its independent compensation consultant, peer company benchmarking, scope of responsibility, ability to affect profits and shareholder value, individual performance, a review of the executive's existing long-term incentives, retention considerations and/or the value of the equity in relation to other elements of the individual executive's total compensation.

Equity Awards to our Named Executive Officers

In the second quarter of 2017 and first quarter of 2018, equity awards were made to each of our Named Executive Officers, other than Mr. Chatterjee, under the Company's Long-Term Incentive Plan, reflecting the Company's transition towards a more regular annual equity grant practice.

As detailed below, during this period, equity grants were also made from time to time to certain of our Named Executive Officers based on various factors, including attracting new talent, meeting special retention objectives or other reasons our Compensation Committee deemed appropriate.

2017 Long-Term Incentive Plan Awards

On April 7, 2017, the Compensation Committee approved a Long-term Incentive Plan (the "LTI") for key executives and employees of the Company, including the Company's then Named Executive Officers. The LTI was developed in consultation with the Compensation Committee's independent executive compensation consultant, Exequity, and is designed to provide these executives and employees with market-competitive long-term incentive opportunities that align their performance with the interests of our shareholders and assist in their retention. The Compensation Committee's approval of the plan reflects the Compensation Committee's intent to transition towards a more regular annual equity grant practice, in line with prevailing market practice and the advice of its independent compensation consultant.

Equity awards for the calendar year 2017 were made to our Named Executive Officers (other than Mr. Chatterjee who had not joined the Company) on April 7, 2017. These awards consist of a mix of stock options with performance-based vesting requirements and restricted shares with both performance-based and service-based vesting requirements.

The 2017 LTI equity awards were approved for these executives as follows:

	2017 Performance- Based Restricted Shares(1)		2017 Performance- Based Stock Options(1)
					Service Revenue Stock Options(2)(3)	Service- Based Restricted Shares
Name	Adjusted Pre-Tax Income	Diversified Revenue	Adjusted Pre-Tax Income	Diversified Revenue
William B. Shepro	6,463	6,463	10,594	10,593	20,303	12,927
Kevin J. Wilcox	1,508	1,508	3,461	3,460	2,842	3,016
Michelle D. Esterman	904	905	2,076	2,076	1,706	1,810
Joseph A. Davila	754	754	1,731	1,730	1,421	1,508
Gregory J. Ritts	754	754	1,731	1,730	1,421	1,508
(1)
Represents awards that were cancelled and forfeited in their entirety in February 2018, following the Compensation Committee's confirmation that the performance criteria were not met. Each participant had the opportunity to vest from zero percent (0%) up to one hundred and fifty percent (150%) of the target amount based on pre-determined performance levels.

(2)
Represents the target amounts of stock options granted. Each participant has the opportunity to vest from zero percent (0%) up to one hundred and fifty percent (150%) of the target amount based on pre-determined performance levels. The exercise price for the stock options is $39.13, the closing price of our common stock on the April 7, 2017 grant date.

(3)
Represents stock options vesting based upon on attaining a service revenue threshold in a calendar year during the period from 2017 through 2021, as further described below.

The vesting schedule for the 2017 performance-based restricted shares and the 2017 performance-based stock options was based upon the Company's achievement against (i) Company adjusted pre-tax income for 2017 and (ii) diversified revenue for 2017 (each as defined in the applicable award agreement and hereafter collectively referred to as the "2017 Performance Criteria"). In February 2018, the Compensation Committee confirmed that the 2017 Performance Criteria were below a threshold level, and the 2017 performance-based restricted shares and 2017 performance-based stock options granted to each of the Named Executive Officers were cancelled and forfeited.

The service revenue stock options are scheduled to vest based on attaining a Company service revenue threshold in a calendar year during the period from 2017 through 2021. If the Company achieves $1.5 billion in service revenue in a calendar year prior to 2021, one hundred and fifty percent (150%) of the target amount of service revenue stock options shall vest on the anniversary of the grant date that immediately follows the calendar year in which such target amount was achieved. To the extent the Company does not achieve $1.5 billion of service revenue in a calendar year prior to 2021, the Committee will determine the percentage of service revenue stock options eligible for vesting based on the Company's 2021 levels of performance defined in the applicable award agreement. If the Company's performance is below a threshold level, no service revenue stock options shall be eligible to vest. If the Company's performance falls between pre-determined levels of performance, the percentage of service revenue stock options eligible for vesting will be determined using a linear interpolation for performance that falls between such pre-determined levels. Service revenue stock options that are eligible for vesting based on 2021 pre-determined levels of performance will then vest on the fifth anniversary of the grant date (April 7, 2022), subject to continued employment except upon certain employment termination events. Service revenue stock options that are determined not to be eligible for vesting will be cancelled and forfeited.

The service-based restricted shares are scheduled to vest in three installments on the first, second and third anniversaries of the April 7, 2017 grant date. Vesting is subject to continued employment, except that certain awards may accelerate upon certain employment termination events.

2018 Long-Term Incentive Plan Awards

In February 2018, the Compensation Committee enhanced and simplified the design of our LTI, which is now comprised of a mix of performance-based stock options and time-based RSUs.

The number of performance-based stock options that vest will be based on the degree of achievement of pre-established goals tied to 2018 adjusted diluted EPS (a non-GAAP measure). Depending on performance versus the adjusted diluted EPS goals, the performance-based stock options will vest in zero percent (0%) up to two hundred percent (200%) of the initial target levels through a linear interpolation. Performance-based stock options that are eligible to vest based on the achievement of these performance goals will vest in four equal increments on the first four anniversaries of the grant date. Vesting is subject to continued employment, except that certain awards may accelerate upon certain employment termination events. The RSUs will vest in four equal increments on the first four anniversaries of the grant date and will be settled in shares or, at the Company's option, cash. Vesting is subject to continued employment, except that certain awards may accelerate upon certain employment termination events.

The Compensation Committee chose this mix of awards because it believes that it strikes an appropriate balance between performance and retention and is consistent with our independent compensation consultant's guidance on market practices. The performance-based stock options align award recipients' interests with the interests of our shareholders because they vest based upon the achievement of performance targets and because the value of the awards is directly linked to our stock price appreciation.

Time-based RSUs vest over four years, which also aligns the award recipient's interests with the interests of our shareholders and creates a retention incentive.

The 2018 LTI equity awards were approved for the following Named Executive Officers, as follows:

Name	Performance-Based Stock Options(1)	Time-Based Restricted Share Units
William B. Shepro	100,000	100,000
Kevin J. Wilcox	50,000	50,000
Michelle D. Esterman	8,658	4,957
Joseph A. Davila	10,823	6,196
Gregory J. Ritts	7,421	4,249
(1)
Represents the target amounts of performance-based options granted. Each executive will vest in zero percent (0%) up to two hundred percent (200%) of the target amount based on pre-determined performance levels. The exercise price for the stock options is $24.82, the closing price of our common stock on the February 12, 2018 grant date.

For the Chief Executive Officer and the Chief Administration and Risk Officer, the size of the awards was determined based on the results of the executive pay study conducted by the Compensation Committee's independent executive compensation consultant, Exequity, which determined that the overall compensation of these executives was significantly below that of the median of the companies of its peer group, primarily as a result of lower equity compensation. These awards, together with the Company's anticipated transition to a more regular equity grant practice, are designed to make the overall compensation of these executives more consistent with competitive market practices and support their retention. Following these awards, the overall compensation for these executives continues to be below the peer group median.

For our other Named Executive Officers, the Compensation Committee also relied on the recent pay study to determine that their equity compensation was generally below the median and that awards consistent with our anticipated regular grant practice were appropriate. The Compensation Committee provided for these executives to receive (i) a number of performance-based stock options equal to fifty percent (50%) of a determined award value based on the Black-Scholes option pricing model valuation on the grant date and (ii) a number of RSUs equal to fifty percent (50%) of such determined award value based on the average closing price of Altisource common stock over a period of 30 trading days preceding the grant date.

Other Equity Awards

In addition to the grants made under the Long-Term Incentive Plan, the following grants were made to certain of our Named Executive Officers in 2017:

  •
  Joseph A. Davila.  On July 27, 2017, Mr. Davila was granted (i) 5,000 time-based restricted shares scheduled to vest over three years and (ii) 5,000 market-based stock options, with two-thirds of the options vesting over three years if the stock price realizes a compounded annual gain of at least twenty percent (20%) over the exercise price, so long as the stock price is at least double the exercise price and the remaining third vesting over three years if the stock price realizes a twenty-five percent (25%) compounded annual gain, so long as it is at least triple the exercise price. In addition, on November 13, 2017, Mr. Davila received a grant of 15,000 time-based restricted shares scheduled to vest over four years, subject to continued employment. These awards were intended to serve as a retention tool and to further align Mr. Davila's interests with the success of the Company, considering his performance and criticality to the organization.

  •
  Gregory J. Ritts.  On July 27, 2017, Mr. Ritts was granted (i) 5,000 time-based restricted shares scheduled to vest over three years and (ii) 5,000 market-based stock options, with two-thirds of the options vesting over three years if the stock price realizes a compounded annual gain of at least twenty percent (20%) over the exercise price, so long as the stock price is at least double the exercise price and the remaining third vesting over three years if the stock price realizes a twenty-five percent (25%) compounded annual gain, so long as it is at least triple the exercise price. In addition, on November 13, 2017, Mr. Ritts received a grant of 15,000 time-based restricted shares scheduled to vest over four years, subject to continued employment. These awards were intended to serve as a retention tool and to further align Mr. Ritts' interests with the success of the Company, considering his performance and criticality to the organization.

  •
  Indroneel Chatterjee.  On October 5, 2017, in connection with his appointment as Chief Financial Officer, Mr. Chatterjee was granted (i) 20,000 market-based stock options, with two-thirds of the options vesting over three years if the stock price realizes a compounded annual gain of at least twenty percent (20%) over the exercise price, so long as the stock price is at least double the exercise price and the remaining third vesting over three years if the stock price realizes a twenty-five percent (25%) compounded annual gain, so long as it is at least triple the exercise price and (ii) 19,533 time-based restricted shares vesting over four years. Pursuant to his employment agreement, on February 12, 2018, Mr. Chatterjee also received a grant of 22,186 restricted shares scheduled to vest over four years, subject to continued employment. These awards are further described in the "Chief Financial Officer Compensation" section below.

Additionally, in February 2018, the Compensation Committee approved a program pursuant to which a one-time equity award would be issued to each of our Named Executive Officers upon a determination by the Committee of achievement by the Company of target adjusted diluted EPS (a non-GAAP measure) and the executive's achievement of a designated level of scorecard performance for 2018. If these performance objectives are achieved, our Named Executive Officers would receive a grant of RSUs with an award value equal to twenty percent (20%) of the executive's 2018 earned incentive compensation, and vesting in two equal increments on the first two anniversaries of the grant date (expected in March 2019). This program is designed to help with the retention of these key executives and incent them to achieve the Company's ambitious adjusted diluted EPS target, as the Company transitions from primarily providing services to Ocwen/NRZ to providing services to a more diversified client base.

Minimum Stock Ownership Requirement for the Chief Executive Officer

The Compensation Committee has adopted a minimum stock ownership requirement applicable to our Chief Executive Officer, in line with its belief that the Chief Executive Officer should own particular amounts of stock to align his interests with the interests of our shareholders.

Pursuant to this requirement, the Chief Executive Officer is required to attain and maintain stock ownership at a level equal to three times his base salary, with vested options and restricted stock grants counting toward the satisfaction of this requirement. The Chief Executive Officer has two years from the effective date of his initial appointment as Chief Executive Officer or from the date on which he first becomes subject to the policy, whichever is later, to comply with this requirement. Our Chief Executive Officer currently meets the applicable minimum stock ownership requirement.

The minimum stock ownership requirements for our non-management directors and Chief Executive Officer are set forth in our Corporate Governance Guidelines, which are available on our website at www.altisource.com.

Other Compensation Decisions for our Named Executive Officers

Chief Financial Officer Compensation

Mr. Chatterjee was appointed Chief Financial Officer of the Company on October 5, 2017. In determining annual and long-term compensation for Mr. Chatterjee, the Compensation Committee followed the same compensation philosophy and objectives described in this Compensation Discussion and Analysis and also took into consideration the value of the compensation that Mr. Chatterjee would have been eligible to receive had he remained employed by his prior employer.

As part of Mr. Chatterjee's employment agreement, the Compensation Committee approved an annual base salary of $475,000 and, beginning in the 2018 service year, a target incentive opportunity of $475,000 under our annual incentive plan, with a minimum amount of $475,000 for the 2018 service year, subject to meeting performance expectations and continued employment through the payment date. At the time of hire, Mr. Chatterjee was also granted (i) 20,000 stock options tied to market-based criteria, with two-thirds of the market-based options vesting over three years if the stock price realizes a compounded annual gain of at least twenty percent (20%) over the exercise price, so long as the stock price is at least double the exercise price, and the remaining third vesting over three years if the stock price realizes a twenty-five percent (25%) compounded annual gain, so long as it is at least triple the exercise price and (ii) 19,533 time-based restricted shares of ASPS common stock ("Restricted Shares") scheduled to vest over four years, in each case subject to continued employment.

As an incentive to become our Chief Financial Officer and to offset accrued compensation he would have received from his former employer, the Compensation Committee also approved providing Mr. Chatterjee with a cash incentive payment of $485,000 in March of 2018 for calendar year 2017, subject to meeting performance expectations and continued employment through the payment date. In addition, the Compensation Committee approved a onetime cash bonus of $34,464, payable following the satisfactory completion of Mr. Chatterjee's first one (1) year of employment.

In November 2017, the Committee approved the following objective criteria to measure Mr. Chatterjee's performance for purposes of receiving his 2017 cash incentive payment, which were to (i) amend the Company's SSTL, (ii) continue to develop shareholder communications and (iii) support certain other corporate initiatives. In March 2018, the Committee determined that Mr. Chatterjee met these performance expectations and Mr. Chatterjee received an award of $485,000, which is reflected in the Summary Compensation Table in the "Bonus" column.

In addition, pursuant to his employment agreement, on February 12, 2018, Mr. Chatterjee received a grant of 22,186 restricted shares with an award value of $540,000, scheduled to vest over four years. This award is intended to make him whole for certain equity awards that were granted by his former employer and that he forfeited by joining Altisource.

In connection with his relocation from New York to Luxembourg, Mr. Chatterjee also receives certain relocation benefits and foreign living allowances, consistent with those provided to other Luxembourg-based executive officers.

The payments that Mr. Chatterjee will be eligible to receive in connection with certain terminations of employment are described in further detail below under the heading "Potential Payments Upon Termination or Change in Control."

Annual Cash Compensation Increase Determinations

In 2017, the Compensation Committee reviewed recommendations and determined to increase the annual compensation for Messrs. Wilcox, Davila and Ritts based on the performance of these executives, the expected value of their performance going forward and, in the case of Mr. Wilcox, earlier benchmarking analyses conducted by the Company's independent compensation consultant.

The Compensation Committee approved the following increases to the base salaries of the following Named Executive Officers, effective as of September 1, 2017:

Name	Previous Base Salary ($)	New Base Salary ($)	Resulting Base Salary Increase (%)
Kevin J. Wilcox	$461,250	$475,000	2.98%
Joseph A. Davila	$405,730	$425,000	4.75%

The Compensation Committee further approved the following increases to the target incentive compensation for the following executives, effective August 1, 2017 for Mr. Ritts and September 1, 2017 for Messrs. Wilcox and Davila:

Name	Previous Target Incentive Compensation ($)	New Target Incentive Compensation ($)	Resulting Target Incentive Compensation Increase (%)
Kevin J. Wilcox	$461,250	$475,000	2.98%
Joseph A. Davila	$300,000	$350,000	16.67%
Gregory J. Ritts	$225,000	$240,000	6.67%

For Mr. Wilcox, the Compensation Committee determined that the ratio of the base compensation and the incentive compensation to the total compensation should remain the same. For Messrs. Davila and Ritts, the Compensation Committee determined that it was appropriate that the ratio of the incentive compensation to the total compensation be increased.

Exchange Rate Adjustment

As further detailed in the Summary Compensation Table below, base salaries for our Named Executive Officers are set in U.S. dollars and paid in euros. Effective August 1, 2017, the Compensation Committee approved adjusting the exchange rate used to convert Mr. Ritts' base salary to euros from 0.80 to 0.83 euros to the U.S. dollar to account for the strengthening of the U.S. dollar since the last adjustment to his exchange rate and to align his exchange rate with the exchange rate of other executive officers. This exchange rate adjustment resulted in an increase in his annual base salary of 13,069 euros. His base salary remained set at $435,625.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included on pages 30 through 51 of this proxy statement.

Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Timo Vättö, Chairman Orin S. Kramer, Director Roland Müller-Ineichen, Director
April 3, 2018

Executive Compensation

Summary Compensation Table

The following table discloses compensation of our Named Executive Officers for fiscal years 2015, 2016 and 2017.

Name and Principal Position	Year	Salary(1)		Bonus		Stock Awards(2)		Option Awards(3)		Non-Equity Incentive Plan Compensation(4)		All Other Compensation(5)		Total
William B. Shepro	2015	$780,000		-		$1,044,270		$524,689		$1,158,300		$1,253,780		$4,761,039
Chief Executive	2016	$780,000		-		-		-		$819,000		$908,488		$2,507,488
Officer	2017	$799,500	(6)	$1,500,000	(7)	$1,004,131	(8)	$1,010,405	(9)	$1,628,983	(10)	$711,582	(11)	$6,654,601	(12)
Kevin J. Wilcox	2015	$450,000		-		$378,225		$190,250		$460,688		$294,894		$1,774,057
Chief Administration	2016	$450,000		-		-		-		$323,438		$362,435		$1,135,873
and Risk Officer	2017	$465,833	(13)	$750,000	(7)	$234,283	(14)	$236,032	(15)	$632,758	(16)	$382,129	(17)	$2,701,035	(18)
Indroneel Chatterjee	2015	-		-		-		-		-		-		-
Chief Financial	2016	-		-		-		-		-		-		-
Officer(19)	2017	$113,944	(20)	$485,000	(21)	$529,344		$325,734		-		$28,438	(22)	$1,482,460
Michelle D. Esterman	2015	$415,833		-		$267,525		$423,141		$322,725		$169,232		$1,598,456
Executive Vice President,	2016	$420,000		-		-		-		$210,000		$246,575		$876,575
Finance (former Chief	2017	$430,306	(24)	$500,000	(7)	$140,562	(25)	$141,625	(26)	$374,500		$219,916	(27)	$1,806,909	(28)
Financial Officer)(23)
Joseph A. Davila	2015	$394,124		$72,000		$103,320		$78,103		$243,000		$134,345		$1,024,892
President, Servicer	2016	$395,863		$9,375		-		-		$290,625		$143,285		$839,148
Solutions	2017	$412,261	(29)	$31,486	(30)	$635,041	(31)	$200,196	(32)	$318,514	(33)	$174,310	(34)	$1,771,808	(35)
Gregory J. Ritts	2015	$425,000		-		$103,320		$78,103		$309,375		$135,673		$1,051,471
Chief Legal and	2016	$425,000		$3,938		-		$188,241		$266,063		$133,422		$1,016,664
Compliance Officer	2017	$442,432	(36)	$23,125	(37)	$635,041	(38)	$200,196	(39)	$231,973	(40)	$148,581	(41)	$1,681,348	(42)
(1)
Represents amounts earned in corresponding year.

(2)
Represents the grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 of the restricted share awards granted during each year presented. The value was determined by using the weighted average expense per award multiplied by the shares granted, as per the grant date.

(3)
For awards of options, the amount disclosed represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. We estimated the grant date fair value of stock option awards in 2017 using a Black-Scholes option-pricing model and a binomial option pricing model utilizing the following assumptions:

Service-Based and Performance-Based Awards - Black-Scholes Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Expected Term in Years
2015	55% 57%	- -	$21.89 $18.79	1.67% 1.50%	6.25 6.00
2016	62%	-	$32.64	1.31%	6.00
2017	61% 67%	- -	$39.13 $39.13	2.29% 2.06%	7.50 6.00

Market-Based Awards - Binomial Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Expected Term in Years
2015	55% 57%	- -	$21.89 $18.79	0.02% - 2.01% 0.02% - 1.91%	4.45 - 4.92 4.10 - 4.41
2016	62%	-	$32.64	0.25% - 1.57%	4.04 - 4.36
2017	71% 72%	- -	$27.65 $27.29	1.01% - 2.32% 1.02% - 2.35%	2.55 - 4.32 2.55 - 4.32
(4)
Consists of the cash portion of annual incentive compensation related to performance measures satisfied in the year indicated and awarded in the first quarter of the following year.

(5)
Consists of payments made by Altisource to each Named Executive Officer pursuant to their respective employment agreements and relocation plans, including housing allowances, personal use of company car(s), settling-in allowances, education allowances, goods and services allowances, travel allowances, medical benefits and tax-related allowances as detailed in the footnotes below and in the "Relocation and Foreign Living Allowances" section of the Compensation Discussion and Analysis.

(6)
Mr. Shepro's base salary was increased from $780,000 to $799,500 effective January 1, 2017, due to a required Luxembourg statutory compensation increase of two and a half percent (2.5%), as described in our Compensation Discussion and Analysis. Mr. Shepro's base salary is set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.83 euros to the U.S. dollar, the exchange rate applicable to his salary since April 2015. The number reported on the table above is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(7)
Represents a payment made to the executive on March 31, 2017 in settlement of a target cash award granted on April 15, 2015. The target cash awards were payable on March 31, 2017, subject to the employee's continued employment through that date.

(8)
Includes April 7, 2017 awards of performance-based restricted shares with a grant date value of $502,046, which were scheduled to vest based upon the Company's achievement against 2017 Performance Criteria. In February 2018, the Compensation Committee confirmed that the 2017 Performance Criteria were below a threshold level and the 2017 performance-based restricted shares granted to the executive were cancelled and forfeited.

(9)
Includes April 7, 2017 awards of performance-based options with a grant date value of $506,720, which were scheduled to vest based upon the Company's achievement against 2017 Performance Criteria. In February 2018, the Compensation Committee confirmed that the 2017 Performance Criteria were below a threshold level and the 2017 performance-based stock options granted to the executive were cancelled and forfeited.

(10)
Mr. Shepro's target incentive opportunity was increased from $1,170,000 to $1,199,250 effective January 1, 2017, due to a required Luxembourg statutory compensation increase of two and a half percent (2.5%), as described in our Compensation Discussion and Analysis. Ninety percent (90%) of Mr. Shepro's incentive compensation for 2017 was paid in U.S. dollars and the remaining ten percent (10%) was paid in euros. For purposes of the table, the portion of his incentive compensation paid in euros was converted to U.S. dollars at an exchange rate of 0.8106 euros to the U.S. dollar, the exchange rate on March 6, 2018.

(11)
Includes $157,632 for housing allowance, $36,664 for personal use of two company cars, $69,756 for education allowance, $20,068 for goods and services allowance, $22,820 for travel allowance, $40,868 for medical benefits, $352,635 for tax normalization allowance for 2016 earnings, and $11,139 for tax preparation services. Mr. Shepro's other compensation is paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2017, 0.8867 euros to the U.S. dollar.

(12)
When excluding the grant date value of the April 7, 2017 awards of performance-based restricted shares and performance-based options that were cancelled and forfeited in February 2018, the executive's total compensation is $5,645,835.

(13)
Mr. Wilcox's base salary was increased from $450,000 to $461,250 effective January 1, 2017, due to a required Luxembourg statutory compensation increase of two and a half percent (2.5%), and from $461,250 to $475,000 effective September 1, 2017 pursuant to a Compensation Committee determination, as described in our Compensation Discussion and Analysis. Mr. Wilcox's base salary is set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.83 euros to the U.S. dollar, the exchange rate applicable to his salary since April 2015. The number reported on the table above is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(14)
Includes April 7, 2017 awards of performance-based restricted shares with a grant date value of $117,141, which were scheduled to vest based upon the Company's achievement against 2017 Performance Criteria. In February 2018, the Compensation Committee confirmed that the 2017 Performance Criteria were below a threshold level and the 2017 performance-based restricted shares granted to the executive were cancelled and forfeited.

(15)
Includes April 7, 2017 awards of performance-based options with a grant date value of $165,527, which were scheduled to vest based upon the Company's achievement against 2017 Performance Criteria. In February 2018, the Compensation Committee confirmed that the 2017 Performance Criteria were below a threshold level and the 2017 performance-based stock options granted to the executive were cancelled and forfeited.

(16)
Mr. Wilcox's target incentive opportunity was increased from $450,000 to $461,250 effective January 1, 2017, due to a required Luxembourg statutory compensation increase of two and a half percent (2.5%), and from $461,250 to $475,000 effective September 1, 2017 pursuant to a Compensation Committee determination, as described in our Compensation Discussion and Analysis.

(17)
Includes $123,462 for housing allowance, $12,007 for personal use of a company car, $20,068 for goods and services allowance, $759 for travel allowance, $13,190 for medical benefits, $201,504 for tax normalization allowance for 2016 earnings, and $11,139 for tax preparation services. Mr. Wilcox's other compensation is paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2017, 0.8867 euros to the U.S. dollar.

(18)
When excluding the grant date value of the April 7, 2017 awards of performance-based restricted shares and performance-based options that were cancelled and forfeited in February 2018, the executive's total compensation is $2,418,367.

(19)
Mr. Chatterjee joined the Company on October 5, 2017.

(20)
Mr. Chatterjee's base salary is set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.89 euros to the U.S. dollar, the exchange rate applicable to his salary pursuant to his employment agreement. The number reported on the table above is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(21)
Represents an incentive payment awarded pursuant to the terms of Mr. Chatterjee's employment agreement, as a result of meeting certain established performance criteria. Please see the "Chief Financial Officer Compensation" section of our Compensation Discussion and Analysis.

(22)
Includes $6,767 for housing allowance, $2,868 for personal use of a company car, $1,818 for travel allowance, $5,707 for medical benefits and a one-time goods and services allowance of $11,278. Mr. Chatterjee's other compensation is paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2017, 0.8867 euros to the U.S. dollar.

(23)
Ms. Esterman served as the Company's Chief Financial Officer and was an "executive officer" for purposes of Rule 16a-1(f) under the Exchange Act until October 4, 2017. The compensation provided in this Summary Compensation table reflects her compensation through December 31, 2017, including compensation in her capacity as Executive Vice President, Finance.

(24)
Ms. Esterman's base salary was increased from $420,000 to $430,500 effective January 1, 2017, due to a required Luxembourg statutory compensation increase of two and a half percent (2.5%), as described in our Compensation Discussion and Analysis. Ms. Esterman's base salary is set in U.S. dollars and was paid in euros from January 1, 2017 to October 4, 2017 and in U.S. dollars from October 5, 2017 to December 31, 2017. For the period from January 1, 2017 to October 4, 2017, her base salary was converted to euros using an exchange rate of 0.83 euros to the U.S. dollar, the exchange rate applicable to her salary since April 2015. The number reported on the table above is the U.S. dollar base salary prior to conversion to euros.

(25)
Includes April 7, 2017 awards of performance-based restricted shares with a grant date value of $70,262, which were scheduled to vest based upon the Company's achievement against 2017 Performance Criteria. In February 2018, the Compensation Committee confirmed that the 2017 Performance Criteria were below a threshold level and the 2017 performance-based restricted shares granted to the executive were cancelled and forfeited.

(26)
Includes April 7, 2017 awards of performance-based options with a grant date value of $99,302, which were scheduled to vest based upon the Company's achievement against 2017 Performance Criteria. In February 2018, the Compensation Committee confirmed that the 2017 Performance Criteria were below a threshold level and the 2017 performance-based stock options granted to the executive were cancelled and forfeited.

(27)
Includes $20,300 for housing allowance, $7,356 for personal use of a company car, $9,079 for education allowance, $16,286 for travel allowance, $25,473 for medical benefits, $129,483 for tax equalization allowances for 2016 earnings, and $11,939 for tax preparation services. Ms. Esterman's other compensation was paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2017, 0.8867 euros to the U.S. dollar.

(28)
When excluding the grant date value of the April 7, 2017 awards of performance-based restricted shares and performance-based options that were cancelled and forfeited in February 2018, the executive's total compensation is $1,637,345.

(29)
Mr. Davila's base salary was increased from $395,863 to $405,730 effective January 1, 2007, due to a required Luxembourg statutory compensation increase of two and a half percent (2.5%), and from $405,730 to $425,000 effective September 1, 2017 pursuant to a Compensation Committee determination, as described in our Compensation Discussion and Analysis. Mr. Davila's base salary is set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.786 euros to the U.S. dollar, the exchange rate applicable to his salary since April 2015. The number reported on the table above is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(30)
Represents a one-time discretionary award to reflect Mr. Davila's efforts and accomplishments leading our Servicer Solutions business and diversifying its revenue to position it for continued growth, and contribution to the completion of our Cooperative Brokerage Agreement with NRZ.

(31)
Includes April 7, 2017 awards of performance-based restricted shares with a grant date value of $58,571, which were scheduled to vest based upon the Company's achievement against 2017 Performance Criteria. In February 2018, the Compensation Committee confirmed that the 2017 Performance Criteria were below a threshold level and the 2017 performance-based restricted shares granted to the executive were cancelled and forfeited.

(32)
Includes April 7, 2017 awards of performance-based options with a grant date value of $82,775, which were scheduled to vest based upon the Company's achievement against 2017 Performance Criteria. In February 2018, the Compensation Committee confirmed that the 2017 Performance Criteria were below a threshold level and the 2017 performance-based stock options granted to the executive were cancelled and forfeited.

(33)
Mr. Davila's target incentive opportunity was increased from $300,000 to $350,000 effective September 1, 2017 pursuant to a Compensation Committee determination, as described in our Compensation Discussion and Analysis.

(34)
Includes $27,067 for housing allowance, $20,515 for education allowance, $18,226 for travel allowance, $103,028 for tax equalization allowance for 2015 earnings, and $5,474 for tax preparation services. Mr. Davila's other compensation is paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2017, 0.8867 euros to the U.S. dollar.

(35)
When excluding the grant date value of the April 7, 2017 awards of performance-based restricted shares and performance-based options that were cancelled and forfeited in February 2018, the executive's total compensation is $1,630,462.

(36)
Mr. Ritts' base salary was increased from $425,000 to $435,625 effective January 1, 2017, due to a required Luxembourg statutory compensation increase of two and a half percent (2.5%), as described in our Compensation Discussion and Analysis. Mr. Ritts' base salary is set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.80 to the U.S. dollars for the period from January 1, 2017 to July 30, 2017 and 0.83 euros to the U.S. dollar from August 1, 2017 to December 31, 2017, following an adjustment of his exchange rate to address the significant and expected long-term strengthening of the U.S. dollar relative to the euro. The number reported on the table above is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(37)
Represents a one-time discretionary award to reflect the executive's significant contributions to our corporate initiatives, including the amendment of our SSTL and the completion of the Luxembourg subsidiary restructuring, as well as the completion of our Cooperative Brokerage Agreement with NRZ.

(38)
Includes April 7, 2017 awards of performance-based restricted shares with a grant date value of $58,571, which were scheduled to vest based upon the Company's achievement against 2017 Performance Criteria. In February 2018, the Compensation Committee confirmed that the 2017 Performance Criteria were below a threshold level and the 2017 performance-based restricted shares granted to the executive were cancelled and forfeited.

(39)
Includes April 7, 2017 awards of performance-based options with a grant date value of $82,775, which were scheduled to vest based upon the Company's achievement against 2017 Performance Criteria. In February 2018, the Compensation Committee confirmed that the 2017 Performance Criteria were below a threshold level and the 2017 performance-based stock options granted to the executive were cancelled and forfeited.

(40)
Mr. Ritts' target incentive opportunity was increased from $225,000 to $240,000 effective August 1, 2017 pursuant to a Compensation Committee determination, as described in our Compensation Discussion and Analysis. Mr. Ritts' incentive compensation for 2017 was paid in euros. For purposes of the table, his incentive compensation was converted to U.S. dollars at an exchange rate of 0.8106 euros to the U.S. dollar, the exchange rate on March 6, 2018.

(41)
Includes $27,067 for housing allowance, $38,529 for education allowance, $13,969 for travel allowance, $24,195 for medical benefits, $38,501 for tax equalization allowance for 2014 and 2015 earnings, and $6,320 for tax preparation services. Mr. Ritts' other compensation is paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2017, 0.8867 euros to the U.S. dollar.

(42)
When excluding the grant date value of the April 7, 2017 awards of performance-based restricted shares and performance-based options that were cancelled and forfeited in February 2018, the executive's total compensation is $1,540,002.

For more information regarding the elements of compensation paid to our Named Executive Officers, see "Compensation Discussion and Analysis" above.

CEO Pay Ratio Disclosure

As mandated by the Dodd-Frank Act and Item 402(u) of Regulation S-K, we must disclose the annual total compensation of our median employee, the annual total compensation of our Chief Executive Officer William B. Shepro, and the ratio of these two amounts.

Altisource is geographically diverse, with a large majority of our employees located in jurisdictions other than the Company's Luxembourg headquarters, where our Chief Executive Officer is based. We identified our median employee using our global employee population as of December 31, 2017, which consisted of 7,428 employees, of which 5,114 employees (sixty-nine percent (69%) of our total employees) were based in India, 1,477 were based in the United States, 678 were based in the Philippines, 138 were based in Uruguay and 21 were based in Luxembourg. This population consisted of our full-time and part-time employees, and excludes temporary employees.

To identify our median employee, our consistently applied compensation measure included the following elements, as permitted by SEC rules: base salary, stock awards, actual cash incentive paid, transportation, term life insurance, accidental insurance and medical insurance. We believe this measure reasonably reflects the annual compensation of our employees. Non-U.S. compensation was converted to U.S dollars using exchange rates of 0.83 euros to the U.S. dollar for Luxembourg, 63.87 Indian rupees to the U.S. dollar for India and 49.85 Philippine pesos for the Philippines, the applicable exchange rates on December 29, 2017 (the last working day before December 31, 2017) as disclosed by www.bloomberg.com.

In addition, we used a publicly available cost of living adjustment (available here: www.numbeo.com/cost-of-living/) to adjust the compensation of employees in jurisdictions other than Luxembourg. After application of this cost of living adjustment, we have estimated that the annual compensation for 2017 of our median employee (who is based in India) was $29,983. Without the cost of living adjustment, the median employee had total compensation of $9,486.

The total compensation of our Chief Executive Officer in 2017, as reported in the Summary Compensation Table above was $6,654,601. This amount includes (i) a one-time special retention cash award of $1,500,000 awarded in 2015 and paid in 2017, which is not an element of his annual compensation, and (ii) April 7, 2017 awards of performance-based restricted shares and performance-based options (the "2017 Performance Awards") with a grant date value of $1,008,766, which were scheduled to vest based upon the Company's achievement against 2017 Performance Criteria. In February 2018, the Compensation Committee confirmed that the 2017 Performance Criteria were below a threshold level and the 2017 performance-based stock options and restricted shares granted to the Chief Executive Officer were cancelled and forfeited.

Based on the methodology described above, we estimated our CEO Pay Ratio for 2017 to be 222:1 (702:1 without the cost of living adjustment) as calculated according to the regulations based on the 2017 total compensation reported in the Summary Compensation Table, including the $1,500,000 special retention cash award and the 2017 Performance Awards that were subsequently cancelled and forfeited. When excluding the special retention cash award and the 2017 Performance Awards, our Chief Executive Officer to median employee pay ratio is estimated at 138:1, including the cost of living adjustment. Due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, and our unique employee distribution, the ratio may or may not be comparable to CEO pay ratios presented by other companies.

Grants of Plan Based Awards for 2017

The following table provides information related to non-equity incentive plan compensation and equity incentive plan awards pursuant to our annual incentive compensation plan and our 2009 Equity Incentive Plan for the individuals named in the Summary Compensation Table.

												All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Stock and Option Awards
														Exercise or Base Price of Option Awards
Name	Grant Date		Threshold		Target		Maximum		Threshold	Target	Maximum
William B. Shepro	-		$599,625		$1,199,250		$1,798,875		-	-	-	-	-	-	-
	4/7/17	(2)	-		-		-		10,341	12,926	19,389	12,927	-	-	$1,004,131
	4/7/17	(3)	-		-		-		31,162	41,490	62,235	-	-	$39.13	$1,010,405
Kevin J. Wilcox	-		$232,917		$465,834		$698,751		-	-	-	-	-	-	-
	4/7/17	(2)	-		-		-		2,413	3,016	4,524	3,016	-	-	$234,283
	4/7/17	(3)	-		-		-		7,810	9,763	14,645	-	-	$39.13	$236,032
Indroneel Chatterjee	-		-	(4)	-	(4)	-	(4)	-	-	-	-	-	-	-
	10/5/17	(5)	-		-		-		-	-	-	19,533	-	-	$529,344
	10/5/17	(6)	-		-		-		-	-	-	-	20,000	$27.29	$325,734
Michelle D. Esterman	-		$140,000		$280,000		$420,000		-	-	-	-	-	-	-
	4/7/17	(2)	-		-		-		1,447	1,809	2,714	1,810	-	-	$140,562
	4/7/17	(3)	-		-		-		4,686	5,858	8,787	-	-	$39.13	$141,625
Joseph A. Davila	-		$158,333		$316,666		$474,999		-	-	-	-	-	-	-
	4/7/17	(2)	-		-		-		1,206	1,508	2,262	1,508	-	-	$117,141
	4/7/17	(3)	-		-		-		3,906	4,882	7,323	-	-	$39.13	$118,028
	7/27/17	(7)	-		-		-		-	-	-	5,000	-	-	$136,375
	7/27/17	(6)	-		-		-		-	-	-	-	5,000	$27.65	$82,168
	11/13/17	(5)	-		-		-		-	-	-	15,000	-	-	$381,525
Gregory J. Ritts	-		$115,625		$231,250		$346,875		-	-	-	-	-	-	-
	4/7/17	(2)	-		-		-		1,206	1,508	2,262	1,508	-	-	$117,141
	4/7/17	(3)	-		-		-		3,906	4,882	7,323	-	-	$39.13	$118,028
	7/27/17	(7)	-		-		-		-	-	-	5,000	-	-	$136,375
	7/27/17	(6)	-		-		-		-	-	-	-	5,000	$27.65	$82,168
	11/13/17	(5)	-		-		-		-	-	-	15,000	-	-	$381,525
(1)
These amounts represent the possible non-equity compensation that may have been earned by each respective executive officer in 2017 under the different achievement levels presented on their personal scorecards which are more fully discussed in our Compensation Discussion and Analysis. Performance that is below the threshold level generally results in no payout.

(2)
Granted pursuant to our 2009 Equity Incentive Plan. The time-based restricted share awards are scheduled to vest in three annual installments on the first, second and third anniversaries of the grant date. The performance-based restricted shares were scheduled to vest based upon the Company's achievement against the 2017 Performance Criteria. In February 2018, the Compensation Committee confirmed that the 2017 Performance Criteria were below a threshold level and the 2017 performance-based restricted shares granted to each of the Named Executive Officers were cancelled and forfeited.

(3)
Granted pursuant to our 2009 Equity Incentive Plan. The 2017 performance-based stock options were scheduled to vest based upon the Company's achievement against the 2017 Performance Criteria. In February 2018, the Compensation Committee confirmed that the 2017 Performance Criteria were below a threshold level, and the 2017 performance-based stock options granted to each of the Named Executive Officers were cancelled and forfeited. The service revenue stock options are scheduled to vest based on attaining a Company service revenue threshold in a calendar year during the period from 2017 through 2021. If the Company achieves $1.5 billion in service revenue in a calendar year prior to 2021, one hundred and fifty percent (150%) of the target amount of service revenue stock options shall vest on the anniversary of the grant date that immediately follows the calendar year in which such target amount was achieved. To the extent the Company does not achieve $1.5 billion of service revenue in a calendar year prior to 2021, the Committee will determine the percentage of service revenue stock options eligible for vesting based on the Company's 2021 levels of performance defined in the applicable award agreement. If the Company's performance is below a threshold level, no service revenue stock options shall be eligible to vest. If the Company's performance falls between pre-determined levels of performance, the percentage of service revenue stock options eligible for vesting will be determined using linear interpolation for performance that falls between such pre-determined levels. Service revenue stock options that are eligible for vesting based on 2021 pre-determined levels of performance will then vest on the fifth anniversary of the grant date (April 7, 2022), subject to continued employment except as otherwise set forth in the award agreements. Service revenue stock options that are determined not to be eligible for vesting will be cancelled and forfeited.

(4)
Mr. Chatterjee joined the Company in October 2017 and, therefore, did not participate in the Company's 2017 annual non-equity incentive plan. However, pursuant to the terms of his employment agreement, Mr. Chatterjee was provided the opportunity to earn an incentive compensation award of $485,000, subject to meeting performance expectations. Please see the "Chief Financial Officer Compensation" section of our Compensation Discussion and Analysis.

(5)
Granted pursuant to our 2009 Equity Incentive Plan. Time-based restricted share awards are scheduled to vest in four annual installments on the first, second, third and fourth anniversaries of the grant date.

(6)
Granted pursuant to our 2009 Equity Incentive Plan. Market-based stock options which vest in equal increments, with one-third vesting immediately upon the achievement of certain performance criteria related to the Company's stock price and its annualized rate of return and the remaining two-thirds vesting over the next two (2) years. Two-thirds of the market-based options would commence vesting if the stock price realizes a compounded annual gain of at least twenty percent (20%) over the exercise price, so long as the stock price is at least double the exercise price. The remaining third of the market-based options would commence vesting if the stock price realizes a twenty-five percent (25%) compounded annual gain, so long as it is at least triple the exercise price.

(7)
Granted pursuant to our 2009 Equity Incentive Plan. Time-based restricted share awards are scheduled to vest in three annual installments on the first, second and third anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards as of December 31, 2017 for the individuals named in the Summary Compensation Table.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)		Option Exercise Price(3)	Option Expiration Date		Number of Securities That Have Not Vested(4)		Market Value of Securities That Have Not Vested	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Shares(5)		Market Value of Unearned Shares That Have Not Vested
William B. Shepro	34,375	-		-		$9.14	7/14/2018	(6)	-		-	-		-
	82,814	-		-		$9.14	7/14/2018	(6)	-		-	-		-
	51,562	-		-		$9.14	7/14/2018	(6)	-		-	-		-
	60,000	-		-		$23.80	5/19/2020		-		-	-		-
	120,000	-		-		$23.80	5/19/2020		-		-	-		-
	60,000	-		-		$23.80	5/19/2020		-		-	-		-
	34,933	17,467	(7)	-		$18.79	4/15/2025		-		-	-		-
	-	-		10,594	(8)	$39.13	4/7/2027		-		-	-		-
	-	-		10,593	(8)	$39.13	4/7/2027		-		-	-		-
	-	-		20,303	(9)	$39.13	4/7/2027		-		-	-		-
	-	-		-		-	-		37,733	(10)	$1,056,524	-		-
	-	-		-		-	-		12,927	(11)	$361,956	12,926	(12)	$361,928
Kevin J. Wilcox	25,833	-		-		$9.14	7/14/2018	(6)	-		-	-		-
	52,918	-		-		$9.14	7/14/2018	(6)	-		-	-		-
	38,750	-		-		$9.14	7/14/2018	(6)	-		-	-		-
	30,000	-		-		$23.80	5/19/2020		-		-	-		-
	60,000	-		-		$23.80	5/19/2020		-		-	-		-
	30,000	-		-		$23.80	5/19/2020		-		-	-		-
	12,667	6,333	(7)	-		$18.79	4/15/2025		-		-	-		-
	-	-		3,461	(8)	$39.13	4/7/2027		-		-	-		-
	-	-		3,460	(8)	$39.13	4/7/2027		-		-	-		-
	-	-		2,842	(9)	$39.13	4/7/2027		-		-	-		-
	-	-		-		-	-		13,667	(10)	$382,676	-		-
	-	-		-		-	-		3,016	(11)	$84,448	3,016	(12)	$84,448
Indroneel Chatterjee	-	-		13,333	(13)	$27.29	10/5/2027		-		-	-		-
	-	-		6,667	(14)	$27.29	10/5/2027		-		-	-		-
	-	-		-		-	-		19,533	(15)	$546,924	-		-
Michelle D. Esterman	14,625	-		-		$60.76	3/12/2022		-		-	-		-
	29,250	-		-		$60.76	3/12/2022		-		-	-		-
	-	-		14,625	(16)	$60.76	3/12/2022		-		-	-		-
	3,125	3,125	(17)	-		$21.89	2/10/2025		-		-	-		-
	3,125	9,375	(18)	-		$21.89	2/10/2025		-		-	-		-
	-	-		6,250	(19)	$21.89	2/10/2025		-		-	-		-
	8,933	4,467	(7)	-		$18.79	4/15/2025		-		-	-		-
	-	-		2,076	(8)	$39.13	4/7/2027		-		-	-		-
	-	-		2,076	(8)	$39.13	4/7/2027		-		-	-		-
	-	-		1,706	(9)	$39.13	4/7/2027		-		-	-		-
	-	-		-		-	-		9,667	(10)	$270,676	-		-
	-	-		-		-	-		1,810	(11)	$50,680	1,809	(12)	$50,652

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)		Option Exercise Price(3)	Option Expiration Date	Number of Securities That Have Not Vested(4)		Market Value of Securities That Have Not Vested	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Shares(5)		Market Value of Unearned Shares That Have Not Vested
Joseph A. Davila	6,250	-		-		$32.55	7/28/2021	-		-	-		-
	12,500	-		-		$32.55	7/28/2021	-		-	-		-
	6,250	-		-		$32.55	7/28/2021	-		-	-		-
	1,875	-		-		$95.12	5/15/2023	-		-	-		-
	1,406	469	(20)	-		$105.11	5/15/2024	-		-	-		-
	4,688	1,562	(21)	-		$72.78	11/11/2024	-		-	-		-
	-	-		12,500	(22)	$72.78	11/11/2024	-		-	-		-
	-	-		6,250	(23)	$72.78	11/11/2024	-		-	-		-
	4,100	2,600	(7)	-		$18.79	4/15/2025	-		-	-		-
	-	-		1,731	(8)	$39.13	4/7/2027	-		-	-		-
	-	-		1,730	(8)	$39.13	4/7/2027	-		-	-		-
	-	-		1,421	(9)	$39.13	4/7/2027	-		-	-		-
	-	-		3,333	(24)	$27.65	7/27/2027	-		-	-		-
	-	-		1,667	(25)	$27.65	7/27/2027	-		-	-		-
	-	-		-		-	-	3,733	(10)	$104,524	-		-
	-	-		-		-	-	1,508	(11)	$42,224	1,508	(12)	$42,224
	-	-		-		-	-	5,000	(26)	$140,000	-		-
	-	-		-		-	-	15,000	(27)	$420,000	-		-
Gregory J. Ritts	5,625	1,875	(28)	-		$96.87	10/1/2024	-		-	-		-
	-	-		15,000	(29)	$96.87	10/1/2024	-		-	-		-
	-	-		7,500	(30)	$96.87	10/1/2024	-		-	-		-
	1,667	3,333	(31)	-		$32.64	8/29/2026	-		-	-		-
	-	-		3,333	(32)	$32.64	8/29/2026	-		-	-		-
	-	-		1,667	(33)	$32.64	8/29/2026	-		-	-		-
	5,200	2,600	(7)	-		$18.79	4/15/2025	-		-	-		-
	-	-		1,731	(8)	$39.13	4/7/2027	-		-	-		-
	-	-		1,730	(8)	$39.13	4/7/2027	-		-	-		-
	-	-		1,421	(9)	$39.13	4/7/2027	-		-	-		-
	-	-		3,333	(24)	$27.65	7/27/2027	-		-	-		-
	-	-		1,667	(25)	$27.65	7/27/2027	-		-	-		-
	-	-		-		-	-	3,733	(10)	$104,524	-		-
	-	-		-		-	-	1,508	(11)	$42,224	1,508	(12)	$42,224
	-	-		-		-	-	5,000	(26)	$140,000	-		-
	-	-		-		-	-	15,000	(27)	$420,000	-		-
(1)
Options awarded for which the performance hurdles have been achieved but remain subject to additional service-based criteria.

(2)
Options awarded for which the performance hurdles have not been achieved.

(3)
The exercise price of each outstanding stock option of Altisource was adjusted to reflect the value of Altisource Asset Management Corporation and Front Yard Residential Corporation (formerly Altisource Residential Corporation) common stock distributed to Altisource shareholders in connection with the spin-off transactions completed on December 21, 2012.

(4)
Restricted shares awarded but remain subject to additional service-based criteria.

(5)
Restricted shares awarded for which the performance hurdles have not been achieved.

(6)
These options were exercised on February 9, 2018.

(7)
Options vest on April 15, 2018.

(8)
The 2017 performance-based stock options were scheduled to vest based upon the Company's achievement against the 2017 Performance Criteria. In February 2018, the Compensation Committee confirmed that the 2017 Performance Criteria were below a threshold level and the 2017 performance-based stock options granted to each of the Named Executive Officers were cancelled and forfeited.

(9)
The service revenue stock options are scheduled to vest based on attaining a Company service revenue threshold in a calendar year during the period from 2017 through 2021. If the Company achieves $1.5 billion in service revenue in a calendar year prior to 2021, one hundred and fifty percent (150%) of the target amount of service revenue stock options shall vest on the anniversary of the grant date that immediately follows the calendar year in which such target amount was achieved. To the extent the Company does not achieve $1.5 billion of service revenue in a calendar year prior to 2021, the Committee will determine the percentage of service revenue stock options eligible for vesting based on the Company's 2021 levels of performance defined in the applicable award agreement. If the Company's performance is below a threshold level, no service revenue stock options shall be eligible to vest. If the Company's performance falls between pre-determined levels of performance, the percentage of service revenue stock options eligible for vesting will be determined using linear interpolation for performance that falls between such pre-determined levels. Service revenue stock options that are eligible for vesting based on 2021 pre-determined levels of performance will then vest on the fifth anniversary of the grant date (April 7, 2022), subject to continued employment except as otherwise set forth in the award agreements. Service revenue stock options that are determined not to be eligible for vesting will be cancelled and forfeited.

(10)
Restricted shares vest in two (2) equal installments on April 15, 2018 and April 15, 2019.

(11)
Restricted shares vest in three (3) equal installments on April 7, 2018, April 7, 2019 and April 7, 2020.

(12)
Performance-based restricted shares are scheduled to vest based upon the Company's achievement against the 2017 Performance Criteria. In February 2018, the Compensation Committee confirmed that the 2017 Performance Criteria were below a threshold level and the 2017 performance-based restricted shares granted to each of the Named Executive Officers were cancelled and forfeited.

(13)
One-third of options vest upon Altisource achieving a stock price of $54.58 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(14)
One-third of options vest upon Altisource achieving a stock price of $81.87 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(15)
Restricted shares vest in four (4) equal installments on October 5, 2018, October 5, 2019, October 5, 2020 and October 5, 2021.

(16)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $182.28 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(17)
Options vest in two (2) equal installments on February 10, 2018 and February 10, 2019.

(18)
Options vest in three (3) equal installments on April 12, 2018, April 12, 2019 and April 12, 2020.

(19)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $65.67 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(20)
Options vest on May 15, 2018.

(21)
Options vest on November 11, 2018.

(22)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $145.56 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(23)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $218.34 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(24)
One-third of options vest upon Altisource achieving a stock price of $55.30 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(25)
One-third of options vest upon Altisource achieving a stock price of $82.95 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(26)
Restricted shares vest in three (3) equal installments on July 27, 2018, July 27, 2019 and July 27, 2020.

(27)
Restricted shares vest in four (4) equal installments on November 13, 2018, November 13, 2019, November 13, 2020 and November 13, 2021.

(28)
Options vest on October 1, 2018.

(29)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $193.74 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(30)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $290.61 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(31)
Options vest in two (2) equal installments on August 29, 2018 and August 29, 2019.

(32)
One-third of options vest upon Altisource achieving a stock price of $65.28 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(33)
One-third of options vest upon Altisource achieving a stock price of $97.92 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

Option Exercises and Stock Vested during 2017

The following table provides information regarding the exercise of stock options and vesting of restricted stock awards during the fiscal year ended December 31, 2017 for our Named Executive Officers:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise(1)	Number of Shares Acquired on Vesting		Value Realized on Vesting(2)
William B. Shepro	56,250	(3)	$767,250	18,867	(4)	$807,130
Kevin J. Wilcox	39,167	(5)	$534,238	6,833	(6)	$292,316
Indroneel Chatterjee	-		-	-		-
Michelle D. Esterman	-		-	4,833	(7)	$206,756
Joseph A. Davila	1,100	(8)	$4,356	1,867	(9)	$79,870
Gregory J. Ritts	-		-	1,867	(10)	$79,870
(1)
Based on the actual market price of the Company's common stock at the time the stock options were exercised. The shares of the Company's common stock received in connection with the stock option exercises were acquired and held.

(2)
Based on the actual market price of the Company's common stock at the time the stock awards vested.

(3)
56,250 shares were acquired as a result of the exercise of 56,250 stock options awarded as part of the July 14, 2008 stock option grant that expires on July 14, 2018. Mr. Shepro elected to pay the exercise price and taxes associated with all 56,250 exercised options and retain the resulting 56,250 shares.

(4)
18,867 shares were acquired as a result of the vesting of 18,867 restricted shares awarded as part of the April 15, 2015 restricted share award, of which 8,901 shares were surrendered to pay for tax withholdings.

(5)
39,167 shares were acquired as a result of the exercise of 39,167 stock options awarded as part of the July 14, 2008 stock option grant that expires on July 14, 2018. Mr. Wilcox elected to pay the exercise price and taxes associated with all 39,167 exercised options and retain the resulting 39,167 shares.

(6)
6,833 shares were acquired as a result of the vesting of 6,833 restricted shares awarded as part of the April 15, 2015 restricted share award, of which 3,223 shares were surrendered to pay for tax withholdings.

(7)
4,833 shares were acquired as a result of the vesting of 4,833 restricted shares awarded as part of the April 15, 2015 restricted share award, of which 2,280 shares were surrendered to pay for tax withholdings.

(8)
1,100 shares were acquired as a result of the exercise of 1,100 stock options awarded as part of the April 15, 2015 stock option grant that expires on April 15, 2025. Mr. Davila elected to pay the exercise price and taxes associated with all 1,100 exercised options and retain the resulting 1,100 shares.

(9)
1,867 shares were acquired as a result of the vesting of 1,867 restricted shares awarded as part of the April 15, 2015 restricted share award, of which 880 shares were surrendered to pay for tax withholdings.

(10)
1,867 shares were acquired as a result of the vesting of 1,867 restricted shares awarded as part of the April 15, 2015 restricted share award, of which 880 shares were surrendered to pay for tax withholdings.

Employment Agreements

As required by Luxembourg law, Altisource has entered into employment agreements with each of our Named Executive Officers, other than Ms. Esterman whose Luxembourg employment agreement ended following her relocation to the United States. The employment terms of each agreement continue indefinitely until the executive's separation from the Company or their relocation outside of Luxembourg. The agreements provide for a base salary and annual incentive compensation based on the satisfaction of relevant performance criteria. In addition, the executives may receive relocation and foreign living allowances, as well as benefits such as health insurance. Please see the "Relocation and Foreign Living Allowances" section and the Summary Compensation Table under the "Executive Compensation" section below for additional details.

In order to terminate the employment agreement, each party must provide notice in accordance with the time periods set forth in article L.124-1 of the Luxembourg Labor Code. In the event of termination by the Company for "Cause" ("motifs graves," as defined in article L.124-10 of the Luxembourg Labor Code), no notice period is required. In addition, in the event of termination by the Company without "Cause" or, in some instances, resignation by the executive for "Good Reason," the executive will receive severance benefits. Furthermore, the executive may be entitled to receive additional payments in accordance with article L.124-7 of the Luxembourg Labor Code if executive has been employed for more than five (5) years.

The agreements also include a covenant not to disclose our confidential information and to enter into an intellectual property agreement. In addition, the executive is bound by non-competition and non-solicitation covenants for a minimum period of one (1) year following the termination of the agreement. The agreements are governed, interpreted and performed pursuant to, and in accordance with, the laws of the Grand Duchy of Luxembourg.

Potential Payments upon Termination or Change of Control

Below is a description of the amounts payable to each Named Executive Officer assuming the executive's employment had terminated under various scenarios, or a change of control had occurred, on December 31, 2017. Due to the number of factors that affect the nature and amount of any benefits under the various scenarios, actual amounts paid or distributed may be different.

As discussed in our Compensation Discussion and Analysis, our Chief Executive Officer and other Named Executive Officers have entered into employment agreements with the Company. Under these agreements, if employment is terminated as a result of the executive officer's retirement or disability or termination without cause, as defined therein, the Company will pay all standard relocation costs to relocate the executive officer to the United States. If the Company terminates the employment of the executive officer other than for "Cause" ("motifs graves," as defined in L.124-10 of the Luxembourg Labor Code) and, in some instances, where employment is terminated for "good reason" (as defined in the applicable employment agreement) by the executive officer, the Company shall make a cash payment of between four (4) and twelve (12) months' base salary in addition to certain notice and additional payments required under articles L.124-1 and L.124-7 of the Luxembourg Labor Code. In the case of the Chief Executive Officer and Chief Administration and Risk Officer, the Company shall also pay at least one (1) year's target incentive compensation in such instance. Additionally, in the event that the Company terminates the employment of such executive officers other than for "Cause" after October 1 of the service year and before incentives are paid for the respective service year, these executive officers will be entitled to receive incentive compensation for such service year. If an executive officer is terminated by the Company for "Cause," the Company may terminate without notice and with no liability to make any further payment to the executive, other than amounts accrued and unpaid at the date of termination.

With respect to stock options, typically, upon termination of a Named Executive Officer's employment other than for "Cause," as defined by the applicable stock option agreement, or by reason of resignation, the executive officer will be entitled to retain any vested portion of prior awards granted and any unvested market-based options for which the vesting hurdles have already been achieved. Typically, the executive officer's right to retain any options following termination of employment is subject to the requirement that he or she has been employed with the Company for a period of at least two (2) years. Upon termination of employment for "Cause," all vested and unvested stock options awarded pursuant to such agreement will be forfeited.

In addition, certain of the stock option agreements provide for accelerated vesting of service-based options. Typically, upon a Named Executive Officer's death, disability or, in some instances, Retirement (as defined in the applicable stock option agreement), service-based options will immediately vest; provided however that, typically, the executive officer's right to the acceleration of options following termination of employment is subject to the requirement that he or she has been employed with the Company for a period of at least three (3) years in the case of retirement and two (2) years in other instances. Additionally, pursuant to certain of these agreements, if there is a corporate restructuring or a change of control transaction ("Transaction"), the Compensation Committee may, inter alia, adjust the vesting conditions of the options in its discretion, which could result in the immediate vesting of some or all of the options. Under the terms of the stock option awards granted to our executive officers on and after April 15, 2015, in the event of a Transaction, a buyer will have the option to cancel the stock options in exchange for the stock options' intrinsic value or allow them to remain in place. Generally, for termination not due to death, disability or retirement, the executive officer has six (6) months within which to exercise vested stock options pursuant to our stock option agreements.

With respect to restricted shares granted to our Named Executive Officers, in some instances, if the executive officer's employment is terminated due to death or disability, unvested restricted shares shall immediately vest, subject to the requirement that the executive officer has been employed with the Company for a period of at least two (2) years on the date of death or disability. If the executive officer voluntarily resigns or his or her employment is terminated for "Cause," any unvested restricted shares will be forfeited. In some cases, if the Company terminates the executive officer's employment for reasons other than "Cause," as defined by the applicable award agreement, unvested restricted shares will vest within thirty (30) days of such termination. In addition, certain restricted share awards provide for the vesting of unvested restricted shares in the event of a Transaction.

Except as specified above, any portion of an equity award not vested will generally be forfeited unless alternate arrangements are made at the discretion of the Compensation Committee.

The following table estimates and summarizes the potential payments and benefits that each of our Named Executive Officers would have received if their employment had been terminated on December 31, 2017 under each of the circumstances described below, excluding benefits ordinarily available to all employees

(such as benefits mandated by Luxembourg law) and any relocation benefits that may be provided in connection with such termination.

	William B. Shepro		Kevin J. Wilcox		Indroneel Chatterjee		Michelle D. Esterman		Joseph A. Davila		Gregory J. Ritts
Death or Disability
Accelerated vesting of options and restricted shares	$1,579,351	(1)	$525,451	(1)	$546,924	(1)	$381,591	(1)	$730,694	(1)	$730,694	(1)
Retirement by the Named Executive Officer
Accelerated vesting of options	$281,523	(1),(2)	$86,467	(1),(2)	$136,724	(1),(2)	$77,119	(1),(2)	$189,706	(1),(2)	$189,706	(1),(2)
Termination by the Company other than for "Cause"
Severance payment	$3,627,733	(3)	$1,582,758	(3)	$158,333	(4)	-		$141,667	(4)	$145,208	(4)
Accelerated vesting of restricted shares	$1,177,176	(1),(2)	$410,816	(1),(2)	$136,724	(1)	$287,560	(1),(2)	$270,284	(1),(2)	$270,284	(1) ,(2)
Termination by the Named Executive Officer for "Good Reason" with ninety (90) days' notice, and failure by the Company to correct such "Good Reason" within ninety (90) days
Severance payment	$3,627,733	(3)	$1,582,758	(3)	-		-		-		-
Change of Control
Accelerated vesting of options and restricted shares	$1,418,480	(5)	$467,124		$546,924	(5)	$435,919	(5)	$706,748	(5)	$706,748	(5)
(1)
Represents amounts that would have been received in connection with the accelerated vesting of Altisource restricted shares and/or service-based options upon the occurrence of death, disability, retirement or termination by the Company other than for "Cause." For Mr. Chatterjee, the amount assumes the Compensation Committee authorizes accelerated vesting despite having less than two (2) years of service as of December 31, 2017.

(2)
The awards for the April 7, 2017 performance-based restricted shares and 2017 performance-based stock options granted to these executives provide for accelerated vesting of awards following certain termination events, but only following a determination that the performance criteria were met for the relevant period. In February 2018, the Compensation Committee confirmed that the relevant performance criteria for 2017 were below a threshold level, and therefore these restricted shares and options were cancelled and forfeited. As a result, these restricted shares and options are not included.

(3)
Represents one (1) year of base salary, plus one (1) year of target incentive compensation, plus actual incentive compensation that would have been earned for the 2017 service year. Pursuant to their employment agreements, Messrs. Shepro and Wilcox are only entitled to receive actual incentive compensation earned in the event employment is terminated after October for the service year and before incentives are paid for such service year.

(4)
Represents four (4) months' base salary as provided under the executive's employment agreement, the receipt of which is contingent upon the executive's execution of a Separation Agreement with the Company.

(5)
Represents amounts that would have been received in connection with the accelerated vesting of all Altisource restricted shares and options in the event the Compensation Committee authorizes the accelerated vesting of all options following a change of control or a restructuring.

Proposal Two: Appointment of Independent Registered Certified Public Accounting Firm and Certified Auditor

The Audit Committee of our Board of Directors has recommended the appointment of Mayer Hoffman McCann P.C. ("Mayer Hoffman") to be our independent registered certified public accounting firm for the year ending December 31, 2018 and Atwell S.à r.l. ("Atwell") to be our certified auditor (Réviseur d'Entreprises) for the same period.

As previously disclosed in our proxy statements for our 2016 and 2017 Annual Meetings of Shareholders and our Current Report on Form 8-K filed with the SEC on March 28, 2016, management and the Audit Committee of our Board of Directors completed a competitive process to review the appointment of the Company's independent registered public accounting firm for the year ended December 31, 2016. The Audit Committee invited several firms to participate in this process, including Deloitte & Touche LLP, the Company's independent registered public accounting firm since September 22, 2009.

As a result of this process and following careful deliberation, on March 24, 2016, the Audit Committee approved the engagement of Mayer Hoffman as the Company's independent registered public accounting firm, conditioned and effective upon completion of their client acceptance process, subject to approval by our shareholders for the year ending December 31, 2016. On March 25, 2016, Mayer Hoffman advised the Company that it had successfully completed its client acceptance procedures and the Company dismissed Deloitte from its role as the Company's independent registered public accounting firm.

Deloitte's audit reports on the Company's consolidated financial statements as of and for the years ended December 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. Such reports included an explanatory paragraph related to the concentration of revenue with Ocwen and an emphasis of a matter paragraph related to uncertainties faced by Ocwen.

During the years ended December 31, 2015 and 2014, and the subsequent interim period through March 24, 2016, there were (i) no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreements in its reports on the financial statements for such years, and (ii) no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K except that the Company's internal control over financial reporting was not effective as of December 31, 2015 due to the existence of a material weakness in the Company's internal control over financial reporting related to the review of impairment indicators of long-lived assets, including premises and equipment and intangible assets, and the impairment analysis of indefinite-lived assets, primarily goodwill. Deloitte discussed this matter with the Audit Committee. As a result of the material weakness, Deloitte's audit report dated March 15, 2016 on the effectiveness of the Company's internal control over financial reporting as of December 31, 2015 expressed an adverse opinion. The Company authorized Deloitte to fully respond to the inquiries of Mayer Hoffman, the successor independent registered public accounting firm, concerning this matter.

The Company provided Deloitte with a copy of its Current Report on Form 8-K prior to its filing with the SEC. The Company requested that Deloitte furnish the Company with a letter addressed to the SEC stating whether or not Deloitte agreed with the above statements that are related to Deloitte. A copy of Deloitte's letter, dated March 28, 2016, was attached as Exhibit 16.1 to the Company's Current Report on Form 8-K filed on March 28, 2016.

During the year ended December 31, 2015 and through March 24, 2016, neither the Company nor anyone on its behalf consulted with Mayer Hoffman with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and no written report or oral advice was provided by Mayer Hoffman to the Company that Mayer Hoffman concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Our shareholders previously approved the appointment of Mayer Hoffman as our independent registered certified public accounting firm for the years ended December 31, 2016 and December 31, 2017, and the appointment of Atwell as our certified auditor for the same periods.

In February 2018, the Audit Committee approved recommending that Mayer Hoffman and Atwell be re-appointed to serve in such capacities for the year ending December 31, 2018, and that such appointments be submitted for approval by our shareholders at our Annual Meeting.

Representatives of Mayer Hoffman and Atwell will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE
APPOINTMENT OF MAYER HOFFMAN MCCANN P.C. AS OUR INDEPENDENT REGISTERED CERTIFIED
PUBLIC ACCOUNTING FIRM FOR 2018 AND ATWELL S.À R.L. AS OUR CERTIFIED
AUDITOR FOR THE SAME PERIOD

Report of the Audit Committee

As described more fully in our charter, the Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. The Company's management is responsible for the preparation and presentation of the Company's financial statements, the effectiveness of internal control over financial reporting and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and of the effectiveness of its internal control over financial reporting in accordance with the Standards of the PCAOB.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2017 audited consolidated financial statements and the effectiveness of the internal control over financial reporting. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has also received written disclosures from the Company's independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and discussed with the independent registered public accounting firm that firm's independence.

Based upon the Audit Committee's discussions with management and the independent registered public accounting firm referred to above, and the Audit Committee's review of the representations of management, the Audit Committee recommended that the Board of Directors include the December 31, 2017 audited consolidated financial statements in Altisource's Annual Report on Form 10-K for the year ended December 31, 2017.

Audit Committee: Roland Müller-Ineichen, Chairman W. Michael Linn, Director Joseph L. Morettini, Director Timo Vättö, Director

April 3, 2018

External Auditor Fees

The following table shows the aggregate fees billed to Altisource for professional services by Mayer Hoffman, Atwell, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in fiscal years 2016 and 2017:

Category	2016	2017
Audit Fees	$2,336,043	$1,298,615
Audit-Related Fees	—	—
Tax Fees	$127,494	$102,840
All Other Fees	$76,290	$2,695

Total	$2,539,827	$1,404,150	(1)
(1)
Represents $1,097,443 billed by Mayer Hoffman ($1,089,943 for audit fees and $7,500 for tax fees); $122,672 billed by Atwell (for audit fees); and $184,035 billed by Deloitte ($86,000 primarily related to 2017 audit fees billed in 2017 and 2018, $95,340 for tax fees and $2,695 for other fees).

Audit Fees

This category includes the aggregate fees and expenses billed for professional services rendered for the audits of Altisource's consolidated financial statements for fiscal years 2016 and 2017, for the reviews of the financial statements included in Altisource's quarterly reports on Form 10-Q during fiscal years 2016 and 2017 and for services that are normally provided by the independent registered certified public accounting firm and affiliates in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees

This category includes the aggregate fees billed by the independent registered certified public accounting firm for fiscal years 2016 and 2017 for audit-related services that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under "Audit Fees" and generally consist of fees for other attest engagements under professional auditing standards, internal control-related matters, audits of employee benefit plans and due diligence.

Tax Fees

This category includes the aggregate fees billed for fiscal years 2016 and 2017 for professional services rendered by the independent registered certified public accounting firm for tax compliance, tax planning and tax advice.

All Other Fees

This category includes the aggregate fees billed for fiscal years 2016 and 2017 for products and services provided by the independent registered certified public accounting firm that are not reported above under "Audit Fees," "Audit-Related Fees" or "Tax Fees."

The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Deloitte & Touche LLP and Mayer Hoffman in fiscal years 2016 and 2017, as applicable, and determined that such services and fees are compatible with their independence.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the independent registered certified public accounting firm's independence. In fiscal years 2016 and 2017, all services associated with the independent registered certified public accounting firm were pre-approved by the Audit Committee or by the Chairman of the Audit Committee pursuant to authority delegated to him as described below.

Mayer Hoffman utilizes substantially all of its personnel, who work under the control of Mayer Hoffman shareholders, from wholly-owned subsidiaries of CBIZ, Inc.

Audit Committee Pre-Approval Policy

The Audit Committee has pre-approved certain audit services, audit-related services and non-audit services to be performed by the independent auditors in its Pre-Approval Policy. Except for the services pre-approved pursuant to this policy, all permissible audit, audit-related and non-audit services must be separately pre-approved by the Audit Committee or any member of the Audit Committee to whom such authority is delegated. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve all such services, except services related to the independent auditor's annual audit of the Company, which is subject to the specific pre-approval of the Audit Committee. The Chairman reports any pre-approval decisions to the Audit Committee for their ratification.

The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditor.

Proposal Three: Approval of the Company's 2017 Statutory Accounts

Pursuant to Luxembourg law, the Luxembourg Annual Accounts and the Consolidated Accounts (the "Luxembourg Statutory Accounts") must be submitted each year to shareholders for approval at the Annual Meeting.

The Luxembourg Annual Accounts are prepared in accordance with Luxembourg GAAP and consist of a balance sheet, a profit and loss account and the notes for the unconsolidated Altisource Portfolio Solutions S.A. entity. There is no statement of movements in equity or statement of cash flows included in the Luxembourg Annual Accounts under Luxembourg GAAP. Profits earned by the subsidiaries of Altisource Portfolio Solutions S.A. are not included in the Luxembourg Annual Accounts unless such amounts are distributed to Altisource Portfolio Solutions S.A. The Luxembourg Annual Accounts as of and for the year ended December 31, 2017 reflect total assets of $1,119.7 million and a loss for the year then ended of $1,327.6 million.

The Consolidated Accounts are prepared in accordance with U.S. GAAP, including a footnote reconciliation of equity and net income to IFRS, and consist of a balance sheet, statement of operations, statement of changes in stockholders' equity, statement of cash flows and the accompanying notes. The Consolidated Accounts present the financial position and results of operations for Altisource and all of its subsidiaries as if the individual entities were a single company. As of December 31, 2017, the Consolidated Accounts reflect IFRS total equity of $341.6 million and IFRS net income for the year then ended of $308.7 million.

Pursuant to Luxembourg law, following shareholder approval of the Luxembourg Statutory Accounts, such accounts must be filed with the Luxembourg trade registry as public documents. If Altisource does not receive shareholder approval of the Luxembourg Statutory Accounts, we cannot make this filing.

Altisource's Luxembourg Statutory Accounts will be available to shareholders at Altisource's registered office from May 5, 2018 until the conclusion of the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE APPROVAL OF THE LUXEMBOURG STATUTORY ACCOUNTS

Proposal Four: Receipt and Approval of the Directors' Reports for the Luxembourg Statutory Accounts and Receipt of the Supervisory Auditor's Report for the Luxembourg Annual Accounts

Under Luxembourg law, the Board of Directors is required to prepare annual Directors' reports for the Luxembourg Statutory Accounts (the "Directors' Reports"). The Directors' Reports present the Luxembourg Statutory Accounts for the relevant fiscal year, provide an explanation as to the results and certain other required Company matters and propose the allocation of such results to the shareholders.

Luxembourg law also requires the Company's supervisory auditor (Commissaire aux Comptes) to provide an annual report confirming that the Company's Luxembourg Annual Accounts agree with the accounting records and documents of the Company.

The Directors' Reports for the year ended December 31, 2017 and the report of the supervisory auditor for the Luxembourg Annual Accounts for the same period will be available to shareholders from May 5, 2018 until the conclusion of the Annual Meeting at Altisource's registered office. Following shareholder approval of the Luxembourg Statutory Accounts, these reports will be filed with the Luxembourg trade registry as public documents.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE RECEIPT AND APPROVAL OF THE DIRECTORS' REPORTS FOR THE LUXEMBOURG STATUTORY ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2017 AND OF THE RECEIPT OF THE REPORT OF THE SUPERVISORY AUDITOR (COMMISSAIRE AUX COMPTES) FOR THE LUXEMBOURG ANNUAL ACCOUNTS FOR THE SAME PERIOD

Proposal Five: Allocation of the Results in the Luxembourg Annual Accounts

Each year, the shareholders of Altisource are required to approve the allocation of the results of the unconsolidated Altisource Portfolio Solutions S.A. entity, as determined by the Luxembourg Annual Accounts.

Luxembourg law requires that at least five percent (5%) of the net profits, if any, for the Luxembourg Annual Accounts be allocated to a legal reserve; provided, however that an allocation ceases to be compulsory when the legal reserve reaches ten percent (10%) of the share capital of Altisource, but again becomes compulsory when the reserve amount falls below this threshold. As the Company had a net loss pursuant to its Luxembourg Annual Accounts for the year ended December 31, 2017, no such allocation is required.

As of December 31, 2017, the Luxembourg Annual Accounts for Altisource reflect total assets of $1,119.7 million and a loss for the year then ended of $1,327.6 million. As noted in Proposal Three, profits earned by subsidiaries of Altisource are not included in the calculation of net profits for Altisource's Luxembourg Annual Accounts unless such profits have been distributed to Altisource.

The Board of Directors proposes to allocate the loss of $1,327.6 million reflected in the Luxembourg Annual Accounts to reduce profit brought forward.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE ALLOCATION OF THE RESULTS IN THE LUXEMBOURG
ANNUAL ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2017

Proposal Six: Discharge of the Directors and the Supervisory Auditor

Pursuant to Luxembourg law, after the approval of the Luxembourg Statutory Accounts (as discussed in Proposal Three above), shareholders must vote on whether to discharge Altisource's Directors for the performance of their mandate for the year ended December 31, 2017 and the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate, for the same period. If the shareholders grant the discharge for the relevant fiscal year(s), shareholders will not be able to initiate a liability claim against such Directors and/or supervisory auditor in connection with the performance of their mandates for such fiscal year(s). However, such discharge will not be valid in certain instances as specified in article 461-7 (formerly article 74) of the Luxembourg Company Law. For fiscal year 2017, Altisource believes no such instances have occurred.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE DISCHARGE OF EACH OF THE DIRECTORS OF ALTISOURCE PORTFOLIO SOLUTIONS S.A. FOR THE PERFORMANCE OF THEIR MANDATE FOR THE YEAR ENDED DECEMBER 31, 2017 AND THE DISCHARGE OF THE SUPERVISORY AUDITOR (COMMISSAIRE AUX COMPTES) FOR THE PERFORMANCE OF HER MANDATE FOR THE SAME PERIOD

Proposal Seven: Renewal of our Share Repurchase Program

At our 2017 annual meeting of shareholders, our shareholders approved renewing our share repurchase program (approved at our 2016 annual meeting of shareholders) authorizing the repurchase of up to twenty-five percent (25%) of the outstanding shares of the Company's common stock as of the close of business on the date of shareholder approval (the "Share Repurchase Program"). Under that program, shares are eligible for repurchase at a minimum price of one dollar ($1) per share and a maximum price of five hundred dollars ($500) per share. As of March 21, 2018, 3,118,819 shares of common stock remain available for repurchase under our Share Repurchase Program. The Board of Directors has approved renewing our Share Repurchase Program such that the Board of Directors is empowered to continue to purchase outstanding shares of the Company's stock within the following limits.

Our Share Repurchase Program will continue to be subject to Luxembourg law and provides for the equal treatment of shareholders. The term of authorization for repurchases will be five (5) years from the date of the Annual Meeting. The maximum number of shares authorized to be repurchased will be twenty-five percent (25%) of shares outstanding as of the close of business on the date of the Annual Meeting. Shares will be eligible for repurchase at a minimum price of one dollar ($1) per share and a maximum price of five hundred dollars ($500) per share, with the maximum price to be adjusted for any stock splits and reverse stock splits. The purchase volumes will be subject to daily volume restrictions per SEC regulations. The Board of Directors shall be empowered to authorize the Company's Management Committee, with power of substitution, to decide, within the limits of the authorization set out above, the timing and conditions of the share repurchases under the Share Repurchase Program. The authority granted under the Share Repurchase Program shall apply to all classes of shares authorized pursuant to our Articles of Incorporation.

Altisource has historically demonstrated strong operating cash flow after capital expenditures. The Board of Directors believes the Share Repurchase Program could be an effective use of Altisource's cash earnings and provide flexibility for Altisource to be opportunistic in repurchasing shares. Additionally, the Board of Directors believes the Share Repurchase Program will assist in offsetting shareholder dilution resulting from periodic grants of equity incentive awards.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE RENEWAL OF OUR SHARE REPURCHASE PROGRAM SUCH THAT ALTISOURCE IS AUTHORIZED, FOR A PERIOD OF FIVE YEARS FROM THE DATE OF THE ANNUAL MEETING, TO REPURCHASE UP TO TWENTY-FIVE PERCENT (25%) OF THE OUTSTANDING SHARES OF ITS COMMON STOCK (AS OF THE CLOSE OF BUSINESS ON THE DATE OF THE ANNUAL MEETING) AT A MINIMUM PRICE OF ONE DOLLAR ($1) PER SHARE AND A MAXIMUM PRICE OF FIVE
HUNDRED DOLLARS ($500) PER SHARE, WITH THE MAXIMUM PRICE TO BE ADJUSTED FOR ANY STOCK SPLITS AND REVERSE STOCK SPLITS

Proposal Eight: Approval of Changes to Non-Management Directors' Compensation

Luxembourg law requires the Company to submit changes in non-management Directors' compensation to our shareholders for approval.

As discussed in the "Board of Directors Compensation" section of this proxy statement, the Compensation Committee believes it is important to establish non-management Director pay levels that are competitive with those of our peer group companies in order to attract and retain highly qualified candidates for our Board of Directors. Consistent with this policy, the Compensation Committee evaluates our director compensation program periodically and may recommend adjustments to director compensation from time to time. The last compensation increase for our non-management Directors was approved by our shareholders at our 2016 annual meeting.

In the fourth quarter of 2017, the Compensation Committee engaged its independent compensation consultant, Exequity, to conduct a pay study analyzing the competitiveness of the Company's pay levels for non-management Directors. The pay study concluded that the total cash and equity compensation for our non-management Directors is approximately thirteen percent (13%) below the peer group median, based on a review of publicly available peer group data.

Based on the results of Exequity's pay study and other relevant factors including those noted below, the Compensation Committee is recommending to our shareholders that the award value of the annual award of shares of common stock to non-management Directors who attend at least seventy-five percent (75%) of Board and Committee meetings be increased from $110,000 to $120,000 beginning in the 2018 to 2019 service year. Consistent with prior years, the number of shares of common stock would be determined on the first day of the service year by dividing this value by the average of the high and low prices of the common stock to be reported on the NASDAQ Global Select Market. If a Director meets the attendance requirements, he or she will receive the shares at the end of the service year.

In making its recommendation, the Compensation Committee considered the results of the pay study, the valuable financial, operational and strategic expertise that our existing non-management Directors bring to the Company, the importance of active board membership and the benefits of further aligning our non-management Directors' interests with the interests of our shareholders through increased equity ownership. The proposed increase would bring Directors' compensation closer to the peer group median, although it would still be approximately eight percent (8%) lower than the median.

The Compensation Committee is not recommending any changes to the cash compensation of our non-management Directors at this time.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE
APPROVAL OF CHANGES TO NON-MANAGEMENT DIRECTORS' COMPENSATION

Proposal Nine: Advisory Vote on Executive Compensation ("Say-on-Pay")

At our 2017 annual meeting of shareholders, our shareholders voted in favor of an annual frequency for advisory votes with respect to our executive compensation.

In light of this vote, and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting this proposal, which gives shareholders the opportunity to approve or not approve, on an advisory (non-binding) basis, our pay program for Named Executive Officers as discussed in our Compensation Discussion and Analysis above.

As described in our Compensation Discussion and Analysis above, our executive compensation programs are designed to attract, incent and retain our Named Executive Officers, who are critical to our success. Pursuant to these programs, the Company seeks to reward the Named Executive Officers for achieving strategic business goals designed to deliver long-term shareholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the fiscal year 2017 compensation of our Named Executive Officers.

While our Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

You may vote for or against the approval of the compensation of the Company's Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and accompanying compensation tables and related information contained in the proxy statement.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPANY'S PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE SUMMARY COMPENSATION TABLE AND ACCOMPANYING COMPENSATION TABLES AND RELATED INFORMATION

Business Relationships and Related Person Transactions

The Board of Directors has adopted, as set forth within our written Code of Business Conduct and Ethics, certain policies and procedures for the review and approval of transactions in which a conflict of interest may arise. The Code of Business Conduct and Ethics is available at www.altisource.com. Any situation that potentially qualifies as a conflict of interest is to be immediately disclosed to the head of the internal audit function and/or the Chief Legal and Compliance Officer to assess the nature and extent of any concern as well as the appropriate next steps. The head of the internal audit function or the Chief Legal and Compliance Officer will notify the Chairman of the Board of Directors or the Chairman of the Audit Committee, as appropriate, if any such situation requires Board of Directors or Audit Committee review.

The Audit Committee of the Board of Directors has adopted written policies and procedures to govern the review and approval of transactions involving Altisource and a Related Person. A "Related Person," as defined by SEC Regulation S-K, includes (i) any executive officers, directors and nominees for election as director of the Company or any of its subsidiaries; (ii) shareholders beneficially owning five percent (5%) or greater of the Company's outstanding stock or other equity securities; (iii) an immediate family member of any of the foregoing persons or (iv) an entity in which an individual identified in (i) or (ii) has a direct or indirect material interest. Pursuant to these policies, transactions with a Related Person that meet the threshold for disclosure under the relevant SEC rules ("Related Person Transactions") must be approved by the Audit Committee. In considering a Related Person Transaction, the Audit Committee will consider relevant factors which may include (i) the reasons for the transaction; (ii) whether the transaction was initiated by the Company or the Related Person (iii) the expected benefits to the Company; (iv) alternatives to the transaction; (v) whether the transaction is on terms comparable to those available to non-related third parties; (vi) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards in place to prevent such actual or apparent conflicts; (vii) whether the transaction includes appropriate contractual protections; (viii) whether the transaction was undertaken in the ordinary course of business of the Company; (ix) the overall fairness of the transaction to Altisource; (x) and any other information regarding the Related Person Transaction that would be material to investors in light of the circumstances of the transaction. The Audit Committee may also follow these procedures for transactions with Related Persons that do not meet the threshold for disclosure under the relevant SEC rules, where such transactions may present actual or potential conflicts of interests, or for transactions with related parties as defined by Financial Accounting Standards Board's Accounting Standards Codification Topic 850, Related Party Disclosure.

We have significant business relationships with and provide services to Ocwen and Front Yard Residential Corporation (formerly Altisource Residential Corporation) ("RESI"). We also provide certain services to Altisource Asset Management Corporation ("AAMC"). Our largest shareholder William C. Erbey, owns or controls common stock in each of these companies. As of December 31, 2017, based on public filings, Mr. Erbey reported beneficially owning or controlling approximately thirty-four percent (34%) of the common stock of Altisource, approximately fifteen percent (15%) of the common stock of Ocwen, approximately forty-six percent (46%) of the common stock of AAMC and less than five percent (5%) of the common stock of RESI. Based on public filings through March 21, 2018, Mr. Erbey reported beneficially owning or controlling approximately eight percent (8%) of the common stock of Ocwen. As a result of his ownership interests in Ocwen and AAMC, we currently disclose our transactions with these entities. Because AAMC is RESI's external manager, we currently also disclose Altisource's transactions with RESI.

Ocwen

For the year ended December 31, 2017, the Company generated segment revenue from Ocwen of $535.2 million for the Mortgage Market, $0.6 million for the Real Estate Market and $6.2 million for Other Businesses, Corporate and Eliminations. Services provided to Ocwen during such period and reported in the Mortgage Market segment included real estate asset management and sales, residential property valuation, trustee management services, property preservation and inspection services, insurance services, mortgage charge-off collections and certain software applications. Services provided to Ocwen during such period and reported in the Real Estate Market included rental property management. Services provided to Ocwen during such period and reported in Other Businesses, Corporate and Eliminations included information technology infrastructure management. Altisource derived fifty-eight percent (58%) of its revenues in 2017 directly from Ocwen and revenue earned from loans serviced by Ocwen when Ocwen designates us as the service provider.

The Company earns additional revenue related to the portfolios serviced by Ocwen when a party other than Ocwen or the mortgage servicing rights ("MSR") owner selects Altisource as the service provider. For the year ended December 31, 2017, the Company recognized revenue of $148.5 million related to the portfolios serviced by Ocwen when a party other than Ocwen or the MSR owner selects Altisource as the service provider.

At times, we have used Ocwen's contractors and/or employees to support Altisource-related services. Ocwen also provides certain valuation services to Altisource. Ocwen generally bills us for these contractors and/or employees based on their fully-allocated cost. For the year ended December 31, 2017, Ocwen billed us $0.2 million for these items.

In 2017, we provided certain other services to Ocwen and Ocwen provided certain other services to us in connection with support services agreements. These services related to office facilities and related services. Billings for these services were generally based on the office rent per square foot and other facility-related costs. For the year ended December 31, 2017, we billed Ocwen $0.3 million for these items and Ocwen billed us $0.1 million for these items.

AAMC

We have an agreement with AAMC pursuant to which we may provide services such as finance, human resources, facilities, technology and insurance risk management. Further, we have separate agreements for certain services related to income tax matters, trademark licenses and technology products and services.

For the year ended December 31, 2017, we billed AAMC $0.1 million under the services agreements which is reflected in revenue in the consolidated statements of operations.

RESI

We have service agreements, which extend through 2027, to provide RESI with renovation and construction management, rental property management, real estate owned asset management, title insurance, settlement and valuation services.

For the year ended December 31, 2017, we generated revenue from RESI of $43.2 million for services provided under these services agreements.

Directors and Executive Officers

In 2017, the Company entered into one Related Person Transaction requiring disclosure involving our directors or executive officers. The Company previously engaged the law firm of Jones Day to provide tax-related legal services to the Company and to represent the Company, our Chief Executive Officer and our then-Chief Financial Officer in the West Palm Beach Firefighters' Pension Fund v. Altisource Portfolio Solutions S.A., William C. Erbey, William B. Shepro, and Michelle D. Esterman litigation. Geoffrey Ritts, an equity partner at Jones Day, is the brother of Mr. Ritts, our Chief Legal and Compliance Officer, and was involved in the representation of the Company in the litigation. The total billings by Jones Day in 2017 were $352,973.

Shareholder Proposals

Pursuant to SEC rules, any proposal that a shareholder desires to have included in our proxy materials relating to our 2019 annual meeting of shareholders must be received at our registered office no later than December 4, 2018. In addition to any shareholders' rights under the Luxembourg Company Law and the Company's Articles of Incorporation, for any proposal that is not submitted for inclusion in the proxy statement for the 2019 annual meeting of shareholders, but is instead sought to be presented directly at the 2019 annual meeting of shareholders, SEC rules permit the persons appointed as proxies to vote shares represented by valid proxies in their discretion if we (i) receive the proposal no later than February 17, 2019 and advise shareholders in the 2019 proxy statement about the nature of the matter and how the persons appointed as proxies intend to vote on such matter or (ii) receive notice of the proposal after February 17, 2019.

Notice of intent to present a proposal at the 2019 annual meeting of shareholders should be directed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. Any shareholder proposal must be sent by certified mail, return-receipt requested.

We did not receive notice of any shareholder proposals relating to the Annual Meeting.

Annual Reports

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2017 was made available to shareholders on February 22, 2018. The annual report can be found on our website www.altisource.com under Investor Relations. We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote at the Annual Meeting, on written request, a copy of our annual report on Form 10-K for the year ended December 31, 2017, required to be filed by us with the SEC under the Exchange Act. Such requests should be directed to Investor Relations, Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

Other Matters

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of the annual report for 2017 and this proxy statement will be made available to banks or brokers, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional cost.

The shares represented by all valid proxies will be voted in the manner specified. Where specific choices are not indicated, except with respect to "broker non-votes," each proxy received for the Annual Meeting will be voted "FOR" each of the nominees for Director named in this proxy statement and "FOR" Proposal Two through Proposal Nine. Should any matter not described above be properly presented at either meeting, the persons appointed as proxies will vote according to their discretion.

If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your bank or broker may only deliver one (1) copy of this proxy statement and our 2017 annual report to multiple shareholders who share an address unless the bank or broker has received contrary instructions from one (1) or more of the shareholders. Shareholders at an address to which a single copy of this proxy statement and our 2017 annual report was sent may request a separate copy by contacting the Office of the Corporate Secretary by mail at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg, or by email at corporate.secretary@altisource.lu. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their bank or broker to request that only a single copy of each document be mailed to all shareholders at the shared address.

This proxy statement and our 2017 annual report are available on our website under Investor Relations-Financial Information at http://ir.altisource.com/financials.cfm. In addition, this proxy statement and our 2017 annual report are available at www.proxyvote.com. If you are a shareholder of record, you can elect to access future proxy statements and annual reports electronically by following the instructions on your proxy cards. If you choose this option, you will receive a notice by mail listing the website locations, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank or broker, please refer to the information provided by that entity for instructions on how to elect this option.

VOTE BY INTERNET - www.proxyvote.com Use the lnternet to transmit your voting instructions and for electronic delivery of information up until 3:59 p.m. Eastern Time on May 14, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ALTISOURCE PORTFOLIO SOLUTIONS S.A. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Altisource Portfolio Solutions S.A. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 3:59 p.m. Eastern Time on May 14, 2018. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E42888-P01840 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ALTISOURCE PORTFOLIO SOLUTIONS S.A. 1. Election of Directors For Against Abstain The Board of Directors recommends that you vote FOR the following nominees: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Timo Vättö For Against Abstain 1b. Orin S. Kramer 4. Proposal to receive and approve the Directors’ reports for the Luxembourg Statutory Accounts for the year ended December 31, 2017 and to receive the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts for the same period Proposal to allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2017 Proposal to discharge each of the Directors of Altisource Portfolio Solutions S.A. for the performance of their mandates for the year ended December 31, 2017 ! ! ! ! ! ! ! ! ! 1c. W. Michael Linn 1d. Joseph L. Morettini 5. 6. 1e. Roland Müller-Ineichen and the supervisory auditor ( Commissaire aux Comptes) for the performance of her mandate for the same period 1f. William B. Shepro 7. Proposal to renew our share repurchase program such that Altisource Portfolio Solutions S.A. is authorized, for a period of five years from the date of the Annual Meeting, to repurchase up to twenty-five percent (25%) of the outstanding shares of its common stock (as of the close of business on the date of the Annual Meeting) at a minimum price of one dollar ($1) per share and a maximum price of five hundred dollars ($500) per share, with the maximum price to be adjusted for any stock splits and reverse stock splits ! ! ! The Board of Directors recommends that you vote FOR the following proposals: 2. Proposal to approve the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2018 and the appointment of Atwell S.à r.l. to be our certified auditor (Réviseur d’Entreprises) for the same period ! ! ! ! ! ! ! ! ! 8. Proposal to approve changes to non-management Directors' compensation as disclosed in the proxy statement 3. Proposal to approve Altisource Portfolio Solutions S.A.'s unconsolidated annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (the "Luxembourg Annual Accounts") for the year ended December 31, 2017 and Altisource Portfolio Solutions S.A.'s consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States including a footnote reconciliation of equity and net income to International Financial Reporting Standards (the "Consolidated Accounts" and, together with the Luxembourg Annual Accounts, the "Luxembourg Statutory Accounts") as of and for the year ended December 31, 2017 ! ! ! 9. Proposal to approve, on an advisory (non-binding) basis, the compensation of Altisource’s named executive officers as disclosed in the proxy statement ("Say-on-Pay") NOTE: Proxies will vote in their discretion upon such other matters that may properly come before the Annual Meeting and any adjournment or postponement thereof. ! For address changes and/or comments, please check this box and write them on the back where indicated. YesNo ! ! Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement are available at www.proxyvote.com. E42889-P01840 ALTISOURCE PORTFOLIO SOLUTIONS S.A. 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg REVOCABLE PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALTISOURCE PORTFOLIO SOLUTIONS S.A. FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2018, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned shareholder(s) hereby appoint(s), as proxy, William B. Shepro and Kevin J. Wilcox, or either of them (the "Proxies"), with full powers of substitution, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of Altisource Portfolio Solutions S.A. (the "Company") that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of the Company located at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg on Tuesday, May 15, 2018, at 9:00 a.m. Central European Time and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of each of the nominees to the Board of Directors; FOR the approval of the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2018 and the appointment of Atwell S.à r.l. to be our certified auditor (Réviseur d’Entreprises) for the same period; FOR the approval of Altisource Portfolio Solutions S.A.'s unconsolidated annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (the "Luxembourg Annual Accounts") for the year ended December 31, 2017 and Altisource Portfolio Solutions S.A.'s consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States including a footnote reconciliation of equity and net income to International Financial Reporting Standards (the "Consolidated Accounts" and, together with the Luxembourg Annual Accounts, the "Luxembourg Statutory Accounts") as of and for the year ended December 31, 2017; FOR the receipt and approval of the Directors’ reports for the Luxembourg Statutory Accounts for the year ended December 31, 2017 and to receive the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts for the same period; FOR the allocation of the results in the Luxembourg Annual Accounts for the year ended December 31, 2017; FOR the discharge of each of the Directors of Altisource Portfolio Solutions S.A. for the performance of their mandates for the year ended December 31, 2017 and the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period; FOR the renewal of our share repurchase program such that Altisource Portfolio Solutions S.A. is authorized, for a period of five years from the date of the Annual Meeting, to repurchase up to twenty-five percent (25%) of the outstanding shares of its common stock (as of the close of business on the date of the Annual Meeting) at a minimum price of one dollar ($1) per share and a maximum price of five hundred dollars ($500) per share, with the maximum price to be adjusted for any stock splits and reverse stock splits; FOR the approval of changes to non-management Directors' compensation as disclosed in the proxy statement; FOR the approval, on an advisory (non-binding) basis, of the compensation of Altisource’s named executive officers as disclosed in the proxy statement ("Say-on-Pay"); and in the discretion of the Proxies on any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof. This proxy may be revoked at any time prior to the time it is voted at the Annual Meeting. The undersigned shareholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. to be held on May 15, 2018, or any adjournment or postponement thereof, and a Proxy Statement for the Annual Meeting prior to the signing of this proxy. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be dated and signed on the reverse side Address Changes/Comments: